SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                  SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934
Check the appropriate box:

/X/ Preliminary information statement   / / Confidential, for use of the
                                            Commission only (as permitted
                                            by Rule 14c - 5(d)(2))
/ / Definitive information statement
                                   REXEL, INC.
                (Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):
   [  ]   No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:
          Common Stock, Par Value $1 per Share

(2)  Aggregate number of securities to which transaction applies:
          12,893,809 shares of Common Stock plus 628,000 shares of Common Stock subject to options outstanding as of October 16, 1997

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          $22.50 (offering price per share; fee determined by multiplying $22.50 by 13,521,809)

(4)  Proposed maximum aggregate value of transaction:
          $304,245,000

(5)  Total fee paid:
          $60,849

[  ] Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
          $60,849

(2)  Form, Schedule or Registration Statement No.:
          Schedule 14D-1/Schedule 13D (Amendment No. 12)

(3)  Filing Party:
          S.C.A. Financiere Pinault, Rexel S.A. and International Technical Distributors, Inc.

(4)  Date Filed:
          October 23, 1997
                 SUBJECT TO COMPLETION, DATED NOVEMBER 14, 1997

                                   REXEL, INC.
                               150 Alhambra Circle
                          Coral Gables, Florida  33134
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 30, 1997

TO THE SHAREHOLDERS OF REXEL, INC.:

     NOTICE IS HEREBY GIVEN THAT A SPECIAL MEETING OF SHAREHOLDERS OF REXEL, INC. (THE "COMPANY") WILL BE HELD AT 150 ALHAMBRA CIRCLE, CORAL GABLES, FLORIDA 33134, ON DECEMBER 30, 1997, AT 9:00 A.M., LOCAL TIME (THE "SPECIAL MEETING"), FOR THE FOLLOWING PURPOSE:

     TO CONSIDER AND VOTE UPON A PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN AND MERGER, DATED AS OF OCTOBER 17, 1997 (THE "MERGER AGREEMENT"), AMONG REXEL S.A., A SOCIETE ANONYME ORGANIZED UNDER THE LAWS OF THE REPUBLIC OF FRANCE ("PARENT"), INTERNATIONAL TECHNICAL DISTRIBUTORS, INC., A NEW YORK CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT ("ITD"), AND THE COMPANY, PURSUANT TO WHICH ITD WILL BE MERGED WITH AND INTO THE COMPANY (THE "MERGER"). THE COMPANY WILL BE THE SURVIVING CORPORATION IN THE MERGER, AND IMMEDIATELY FOLLOWING THE MERGER THE ENTIRE EQUITY INTEREST IN THE COMPANY WILL BE OWNED BENEFICIALLY BY PARENT. AS A RESULT OF THE MERGER, EACH OUTSTANDING COMMON SHARE, PAR VALUE $1.00 PER SHARE, OF THE COMPANY (THE "SHARES"), EXCEPT THOSE SHARES OWNED DIRECTLY OR INDIRECTLY BY PARENT OR ITD OR HELD BY DISSENTING SHAREHOLDERS WHO PERFECT APPRAISAL RIGHTS IN ACCORDANCE WITH THE NEW YORK BUSINESS CORPORATION LAW (THE "NYBCL"), WILL BE CONVERTED INTO THE RIGHT TO RECEIVE $22.50 IN CASH, WITHOUT INTEREST, ALL AS MORE FULLY DESCRIBED IN THE ACCOMPANYING INFORMATION STATEMENT. EACH SHARE OWNED BY THE COMPANY AND HELD BY IT AS A TREASURY SHARE WILL BE CANCELLED, AND NO CONSIDERATION WILL BE DELIVERED WITH RESPECT TO SUCH SHARES. A COPY OF THE MERGER AGREEMENT IS INCLUDED AS EXHIBIT D TO THE ACCOMPANYING INFORMATION STATEMENT.

     ONLY HOLDERS OF SHARES OF RECORD AT THE CLOSE OF BUSINESS ON NOVEMBER 25, 1997 ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE SPECIAL MEETING. EACH SHARE OUTSTANDING ON SUCH DATE IS ENTITLED TO ONE VOTE AT THE SPECIAL MEETING. A LIST OF SHAREHOLDERS ENTITLED TO NOTICE OF AND TO VOTE AT THE SPECIAL MEETING WILL BE AVAILABLE FOR INSPECTION DURING ORDINARY BUSINESS HOURS AT THE PRINCIPAL PLACE OF BUSINESS OF THE COMPANY, 150 ALHAMBRA CIRCLE, CORAL GABLES, FLORIDA 33134, FOR THE 10-DAY PERIOD PRIOR TO THE SPECIAL MEETING. THE BY-LAWS OF THE COMPANY REQUIRE THAT THE HOLDERS OF A MAJORITY OF THE SHARES ENTITLED TO VOTE BE PRESENT IN PERSON OR BY PROXY AT THE SPECIAL MEETING IN ORDER TO CONSTITUTE A QUORUM FOR THE TRANSACTION OF BUSINESS.

     PURSUANT TO THE NYBCL, THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT.
PARENT AND ITD, WHICH COLLECTIVELY OWN APPROXIMATELY _____% OF THE OUTSTANDING SHARES, HAVE ADVISED THE COMPANY THAT THEY WILL VOTE SUCH SHARES IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. ACCORDINGLY, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT IS ASSURED REGARDLESS OF THE VOTE OF ANY OTHER SHAREHOLDER OF THE COMPANY.

     IF THE MERGER IS CONSUMMATED, THE SHAREHOLDERS OF THE COMPANY WHO DO NOT WISH TO ACCEPT THE $22.50 PER SHARE CASH PAYMENT IN THE MERGER AND WHO FULLY COMPLY WITH THE STATUTORY PROCEDURES FOR ASSERTING DISSENTERS RIGHTS SET FORTH IN SECTION 623 OF THE NYBCL WILL HAVE THE RIGHT TO RECEIVE, IN CONNECTION WITH THE MERGER, PAYMENT IN CASH OF THE FAIR VALUE OF THEIR SHARES AS DETERMIND PUSUANT TO THE PROCEDURES PRESCRIBED IN THE NYBCL. SEE "SPECIAL FACTORS-RIGHTS OF SHAREHOLDERS IN THE MERGER; APPRAISAL RIGHTS" IN THE ACCOMPANYING INFORMATION STATEMENT AND EXHIBIT C THERETO FOR A STATEMENT OF THE RIGHTS OF DISSENTING SHAREHOLDERS AND A DESCRIPTION OF THE PROCEDURES REQUIRED TO BE FOLLOWED TO OBTAIN THE FAIR VALUE OF THE SHARES.

     WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                                             BY ORDER OF THE BOARD OF DIRECTORS,

                                             Jon O. Fullerton
                                             SECRETARY
Coral Gables, Florida
November 28, 1997


                 SUBJECT TO COMPLETION, DATED NOVEMBER 14, 1997

                              INFORMATION STATEMENT

                                   REXEL, INC.
                               150 ALHAMBRA CIRCLE
                          CORAL GABLES, FLORIDA  33134

                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 30, 1997

   WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY


     THIS INFORMATION STATEMENT IS BEING FURNISHED TO THE SHAREHOLDERS OF REXEL, INC., A NEW YORK CORPORATION (THE "COMPANY"), IN CONNECTION WITH THE SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD ON DECEMBER 30, 1997 AT 9:00 A.M., LOCAL TIME, AT 150 ALHAMBRA CIRCLE, CORAL GABLES, FLORIDA 33134, AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF (THE "SPECIAL MEETING"). THIS INFORMATION STATEMENT IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT NOVEMBER __, 1997.

     AT THE SPECIAL MEETING, HOLDERS OF THE OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF THE COMPANY (THE "SHARES") AT THE CLOSE OF BUSINESS ON NOVEMBER 25, 1997, THE RECORD DATE FOR SHAREHOLDERS ENTITLED TO NOTICE OF AND TO VOTE AT THE SPECIAL MEETING, WILL CONSIDER AND VOTE UPON A PROPOSAL TO APPROVE AND ADOPT AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 17, 1997 (THE "MERGER AGREEMENT"), AMONG REXEL S.A., A SOCIETE ANONYME ("PARENT"), INTERNATIONAL TECHNICAL DISTRIBUTORS, INC., A NEW YORK CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT ("ITD"), AND THE COMPANY, PURSUANT TO
WHICH: (A) ITD WILL BE MERGED WITH AND INTO THE COMPANY (THE "MERGER"), AND IMMEDIATELY FOLLOWING THE MERGER, THE ENTIRE EQUITY INTEREST IN THE COMPANY, AS THE SURVIVING CORPORATION IN THE MERGER, WILL BE OWNED BENEFICIALLY BY PARENT; AND (B) EACH SHARE THAT IS OUTSTANDING AT THE EFFECTIVE TIME OF THE MERGER OWNED BY SHAREHOLDERS OTHER THAN PARENT OR ITD OR SHARES IN RESPECT OF WHICH APPRAISAL RIGHTS HAVE BEEN PERFECTED IN ACCORDANCE WITH THE NEW YORK BUSINESS CORPORATION LAW ("NYBCL"), WILL BE CONVERTED INTO THE RIGHT TO RECEIVE $22.50 IN CASH, WITHOUT INTEREST (THE "MERGER CONSIDERATION"). AS A RESULT OF THE MERGER, SHAREHOLDERS OF THE COMPANY (OTHER THAN PARENT OR ITD) WILL NO LONGER HAVE ANY EQUITY INTEREST IN THE COMPANY. EACH SHARE OWNED BY THE COMPANY AND HELD BY IT AS A TREASURY SHARE WILL BE CANCELLED, AND NO CONSIDERATION WILL BE DELIVERED WITH RESPECT TO SUCH SHARES. THE SHARES OWNED BY SHAREHOLDERS OF THE COMPANY OTHER THAN PARENT OR ITD ARE HEREIN REFERRED TO AS THE "PUBLIC SHARES" AND THE HOLDERS OF THE PUBLIC SHARES ARE HEREIN REFERRED TO AS THE "PUBLIC SHAREHOLDERS." PURSUANT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, NO OTHER BUSINESS MAY BE CONDUCTED AT THE SPECIAL MEETING.

     THE MERGER AGREEMENT IS ATTACHED AS EXHIBIT D TO THIS INFORMATION STATE-MENT. THE MERGER IS THE SECOND AND FINAL STEP IN THE ACQUISITION OF THE OUTSTANDING SHARES OF THE COMPANY BY PARENT AND ITD PURSUANT TO THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE FIRST STEP WAS A TENDER OFFER BY ITD PURSUANT TO WHICH ITD OFFERED TO PURCHASE ALL ISSUED AND OUTSTANDING SHARES, NOT ALREADY OWNED BY PARENT OR ITD, FOR $22.50 PER SHARE, NET TO THE SELLER IN CASH, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE OFFER TO PURCHASE DATED OCTOBER 23, 1997 (THE "OFFER TO PURCHASE") AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH THE OFFER TO PURCHASE, EACH AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME, CONSTITUTE THE "OFFER"). THE OFFER EXPIRED AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER __, 1997, AT WHICH TIME ITD AC-QUIRED _____ SHARES. AS A RESULT OF SUCH PURCHASE AND PRIOR ACQUISITIONS OF SHARES, ITD AND PARENT OWN ____ SHARES, REPRESENTING APPROXIMATELY __% OF THE ISSUED AND OUTSTANDING SHARES BASED ON THE NUMBER OF SHARES ISSUED AND OUTSTAND-ING ON ________, 1997.

     PURSUANT TO THE NYBCL, THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT. PARENT AND ITD, WHICH COLLECTIVELY OWN APPROXIMATELY ____% OF THE OUTSTANDING SHARES, HAVE ADVISED THE COMPANY THAT THEY WILL VOTE SUCH SHARES IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. ACCORDINGLY, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT IS ASSURED REGARDLESS OF THE VOTE OF ANY OTHER SHAREHOLDER OF THE COMPANY. FOR ADDITIONAL INFORMATION CONCERNING THE TERMS AND CONDITIONS OF THE MERGER, SEE "THE MERGER - AGREEMENT."

     EACH SHARE OUTSTANDING ON THE RECORD DATE IS ENTITLED TO ONE VOTE AT THE SPECIAL MEETING. UNDER THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS AND UNDER NEW YORK LAW, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF VOTES IN OPPOSITION TO THE MERGER.

     THE BOARD OF DIRECTORS, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     ON NOVEMBER _____, 1997, THE CLOSING SALES PRICE OF THE SHARES AS REPORTED ON THE NEW YORK STOCK EXCHANGE ("NYSE") WAS $ __________ PER SHARE. ON AUGUST 28, 1997, ONE DAY PRIOR TO THE ANNOUNCEMENT THAT THE PARENT PROPOSED TO ACQUIRE SHARES NOT OWNED BY PARENT OR ITD, THE CLOSING PRICE OF THE SHARES AS REPORTED ON THE NYSE WAS $18.88 PER SHARE.

     IF THE MERGER IS CONSUMMATED, SHAREHOLDERS WHO FULLY COMPLY WITH THE STATUTORY PROCEDURES FOR ASSERTING DISSENTERS RIGHTS SET FORTH IN SECTION 623 OF THE NYBCL, THE RELEVANT PORTIONS OF WHICH ARE ATTACHED TO THIS INFORMATION STATEMENT AS EXHIBIT C, WILL BE ENTITLED TO RECEIVE CASH FOR THE FAIR VALUE OF THEIR SHARES AS DETERMINED PURSUANT TO THE PROCEDURES PRESCRIBED BY THE NYBCL. MERELY VOTING AGAINST THE MERGER AGREEMENT WILL NOT PERFECT A SHAREHOLDER'S DISSENTERS RIGHTS. SHAREHOLDERS ARE URGED TO REVIEW CAREFULLY THE DISSENTING SHAREHOLDERS' RIGHTS PROVISIONS OF THE NYBCL, A DESCRIPTION OF WHICH IS PROVIDED IN THIS INFORMATION STATEMENT UNDER "SPECIAL FACTORS-RIGHTS OF SHAREHOLDERS IN THE MERGER; APPRAISAL RIGHTS" AND THE FULL TEXT OF WHICH IS ATTACHED TO THIS INFORMATION STATEMENT AS EXHIBIT C AND INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS WHO FAIL TO COMPLY STRICTLY WITH THE APPLICABLE PROCEDURES WILL FORFEIT THEIR DISSENTERS RIGHTS IN CONNECTION WITH THE MERGER. SEE "SPECIAL FACTORS-RIGHTS OF SHAREHOLDERS IN THE MERGER; APPRAISAL RIGHTS" AND EXHIBIT C TO THIS INFORMATION STATEMENT.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THE DELIVERY OF THIS INFORMATION STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR IN ANY DOCUMENT INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATE OF SUCH DOCUMENT, AS THE CASE MAY BE, OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THE DATE OF SUCH DOCUMENT, AS THE CASE MAY BE. THIS INFORMATION STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY FROM ANY PERSON IN ANY JURISDICTION.

     ALL INFORMATION CONTAINED IN THIS INFORMATION STATEMENT RELATING TO PARENT, ITD AND THEIR AFFILIATES (OTHER THAN THE COMPANY) HAS BEEN SUPPLIED BY PARENT FOR INCLUSION HEREIN AND HAS NOT BEEN INDEPENDENTLY VERIFIED BY THE COMPANY.
THE COMPANY MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY SUCH INFORMATION.

                          _____________________________

          THE DATE OF THIS INFORMATION STATEMENT IS NOVEMBER __, 1997.




                                TABLE OF CONTENTS

                                                             PAGE
INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . .      1
SPECIAL FACTORS . . . . . . . . . . . . . . . . . . . . .      3
 Background of the Merger   . . . . . . . . . . . . . . .      3
   Business of the Company and Arrangements between Parent,    3
     ITD and the Company  . . . . . . . . . . . . . . . .
   Contacts of Parent with the Company  . . . . . . . . .      4
 Position of Parent and ITD Regarding Fairness of the Merger   9
   Position of Parent and ITD . . . . . . . . . . . . . .      9
   J.P. Morgan Report . . . . . . . . . . . . . . . . . .      9
 Recommendation of the Company Board; Fairness of the Offer   12
   and the Merger   . . . . . . . . . . . . . . . . . . .
   Recommendation of the Special Committee and the Company    12
     Board
   Opinion of WP&Co.  . . . . . . . . . . . . . . . . . .     14
   WP&Co. Engagement Agreement  . . . . . . . . . . . . .     18
 Certain Financial Projections (Unaudited)  . . . . . . .     18
 Cautionary Statement Concerning Forward-Looking Statements   22
 Purpose and Structure of the Merger; Reasons of Parent and   22
   ITD for the Merger   . . . . . . . . . . . . . . . . .
 Plans for the Company; Certain Effects of the Merger   .     22
 Rights of Shareholders in the Merger; Appraisal Rights       23
 The Merger Agreement   . . . . . . . . . . . . . . . . .     25
   Agreements of Parent, ITD and the Company  . . . . . .     26
   Representations and Warranties . . . . . . . . . . . .     27
   Conditions to the Merger . . . . . . . . . . . . . . .     27
   Termination  . . . . . . . . . . . . . . . . . . . . .     28
   Amendment and Waiver . . . . . . . . . . . . . . . . .     28
 Accounting Treatment   . . . . . . . . . . . . . . . . .     28
 Payment for Shares of Common Stock   . . . . . . . . . .     28
 Interests of Certain Persons in the Offer and the Merger     28
   Related Party Transactions . . . . . . . . . . . . . .  .  28
   Beneficial Ownership of Shares . . . . . . . . . . . .   . 29
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES  . . . . . .  .  31
PRICE RANGE OF SHARES; DIVIDENDS  . . . . . . . . . . . .  .  32
CERTAIN INFORMATION CONCERNING THE COMPANY  . . . . . . .  .  32
FIVE YEAR SELECTED FINANCIAL DATA . . . . . . . . . . . .     37
CERTAIN INFORMATION CONCERNING PARENT AND ITD . . . . . .  .  39
FINANCING OF THE MERGER . . . . . . . . . . . . . . . . .  .  41
EFFECT OF THE MERGER ON THE MARKET FOR THE SHARES; THE NEW
YORK STOCK EXCHANGE, THE PACIFIC STOCK EXCHANGE AND EXCHANGE  41
ACT REGISTRATION  . . . . . . . . . . . . . . . . . . . .  .
CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS  . . . . .  .  42
FEES AND EXPENSES . . . . . . . . . . . . . . . . . . . .  .  45
INDEPENDENT PUBLIC ACCOUNTANTS  . . . . . . . . . . . . .     45
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . .     45
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . .     46
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .  .  46



EXHIBIT A   LIST OF DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, ITD
            AND S.C.A. FINANCIERE PINAULT

EXHIBIT B   OPINION OF WASSERSTEIN PERELLA & CO., INC., FINANCIAL ADVISOR OF
            THE SPECIAL COMMITTEE OF THE COMPANY

EXHIBIT C   NEW YORK BUSINESS CORPORATION LAW SECTION 623 REGARDING
            DISSENTERS' RIGHTS

EXHIBIT D   AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 17, 1997,
            AMONG PARENT, ITD AND THE COMPANY


                                  INTRODUCTION

     A special meeting of Shareholders of Rexel, Inc., a New York Corporation (the "Company"), will be held on December 30, 1997 at 9:00 a.m., Local Time, at 150 Alhambra Circle, Coral Gables, Florida 33134 (the "Special Meeting"). The Special Meeting is being held to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 17, 1997 (the "Merger Agreement"), among the Company, Rexel S.A., a French societe anonyme ("Parent"), and International Technical Distributors, Inc., a New York corporation and a wholly owned subsidiary of Parent ("ITD"). The Merger Agreement provides, among other things, that upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the New York Business Corporation Law (the "NYBCL"), ITD will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation of the Merger (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), the shares of Common Stock, par value $1.00 per share, of the Company (the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by ITD or Parent, Shares held in the treasury of the Company or Shares, if any, held by dissenting shareholders who perfect appraisal rights under Section 623 of the NYBCL) will be converted into the right to receive $22.50 per Share, in cash, without interest.

   The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company. See "SPECIAL FACTORS-The Merger Agreement." Under the NYBCL, except as otherwise described below, the Merger contemplated by the Merger Agreement must be approved by the affirmative vote of 66-2/3% of the Shares entitled to vote on a proposal to approve the Merger at a duly convened meeting of the shareholders of the Company.

   THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION AND APPROVAL OF A COMMITTEE OF THE BOARD OF DIRECTORS (THE "SPECIAL COMMITTEE") COMPRISED OF THREE INDEPENDENT DIRECTORS, HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY (OTHER THAN ITD AND PARENT) AND HAS APPROVED THE MERGER AND THE MERGER AGREEMENT. SEE "SPECIAL FACTORS-RECOMMENDATION OF THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER-RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE COMPANY BOARD."

     The Merger is the second and final step in the acquisition of the outstanding Shares of the Company by Parent and ITD pursuant to the transactions contemplated by the Merger Agreement. The first step was a tender offer by ITD pursuant to which ITD offered to purchase all issued and outstanding Shares, not already owned by Parent or ITD, for $22.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 23, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with the Offer to Purchase, each as amended or supplemented from time to time, constitute the "Offer"). The Offer expired at 12:00 Midnight, New York City Time, on November [__], 1997.

   As of November_______, 1997, the authorized capital stock of the Company was 47,000,000 shares, consisting of 45,000,000 Shares and 2,000,000 shares of preferred stock ("Preferred Stock"), par value $1.00 per share. No shares of Preferred Stock have been issued. As of November_______, 1997, __________ Shares were issued and outstanding and held by approximately ________ shareholders of record.

   As of November __, 1997, _______ Shares were reserved for issuance pursuant to the Company's stock incentive plan and options to acquire _______ Shares were outstanding thereunder (the "Stock Options").

   Parent currently directly holds _________ Shares (the "Parent Shares"), equal to approximately ____% of the total number of Shares issued and outstanding. ITD directly holds _________ Shares, equal to approximately ____% of the issued and outstanding Shares. Parent, by virtue of its control of ITD, and through ITD, holds directly and indirectly __________ Shares, equal to approximately ____% of the Shares currently issued and outstanding.

   Only holders of Shares of record at the close of business on November
25,1997 are entitled to notice of and to vote at the Special Meeting. A list of shareholders entitled to notice of and to vote at the Special Meeting will be available for inspection during ordinary business hours at the principal place of business of the Company, 150 Alhambra Circle, Coral Gables, Florida 33134, for the 10-day period prior to the Special Meeting.

   Each Share outstanding on the record date is entitled to one vote at the Special Meeting. Under the Company's Certificate of Incorporation and By-Laws and under New York law, abstentions and broker non-votes will have the effect of votes in opposition to the Merger.

   Parent and ITD have advised the Company that they will vote their Shares in favor of the approval and adoption of the Merger Agreement. Accordingly, approval and adoption of the Merger Agreement is assured regardless of the vote of any other shareholder of the Company.

   The purpose of the Merger is to facilitate the acquisition of all of the remaining Shares for cash and thereby enable Parent to own 100% of the equity of the Company.

   Parent and ITD believe that the consideration to be received by the Company's shareholders (other than Parent and ITD) pursuant to the Merger is fair to such shareholders. See "SPECIAL FACTORS-Position of Parent and ITD Regarding Fairness of the Offer and the Merger-Position of Parent and ITD."

   Wasserstein Perella & Co., Inc. ("WP&Co."), the Special Committee's financial advisor, has delivered a written opinion to the Special Committee, dated October 17, 1997, to the effect that, subject to the various assumptions and limitations set forth therein, as of the date thereof, the $22.50 per Share cash consideration to be received by holders of Shares (other than Parent or any of its wholly owned subsidiaries, including ITD) in the Offer and the Merger pursuant to the Merger Agreement is fair to such holders from a financial point of view. See "SPECIAL FACTORS-Recommendation of the Company Board; Fairness of the Offer and the Merger-Opinion of WP&Co." for further information concerning the opinion of WP&Co.

   It is the present intention of Parent and ITD to seek to cause the Company to make an application for the termination of the registration of Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as soon as possible after the consummation of the Merger. See "Effect of the Merger on the Market for the Shares; the New York Stock Exchange, the Pacific Stock Exchange and Exchange Act Registration."

   Parent (formerly known as Compagnie de Distribution de Material Electrique) is a societe anonyme organized under the laws of the Republic of France. Its registered office address is 25, Rue de Clichy, 75009 Paris, France. Its telephone number is 011 33 1 42 85 85 00. Based on 1996 sales, management of the Company believes that Parent, operating through its affiliated companies including the Company (the "Parent Group"), is the largest electrical parts and supplies distributor in the world, with operations in 17 countries.

   ITD is a New York corporation established on December 5, 1986, and has not carried on any activities since 1992 other than the acquisition and ownership of Shares and the execution of the Merger Agreement. ITD is a direct, wholly owned subsidiary of Parent. Its mailing address is c/o McDermott, Will & Emery, 50 Rockefeller Plaza, New York, New York 10020-1605, Attention: Joel A. Adler, Esq.; telephone (212) 547-5579.

   The Company is a New York corporation that was incorporated in 1866 with its principal executive offices located at 150 Alhambra Circle, Coral Gables, Florida 33134. The telephone number of the Company at such offices is (305) 446-8000. In 1995, the Company changed its name from Willcox & Gibbs, Inc. to Rexel, Inc. Based on 1996 sales, management of the Company believes that the Company is the fifth largest distributor of electrical parts and supplies in the United States.

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Rule 13e-3 Transaction Statement on
Schedule 13E-3 filed by Parent and ITD in connection with the Offer (as may be amended from time to time, the "Schedule 13E-3"), the Tender Offer Statement on
Schedule 14D-1 filed by S.C.A. Financiere Pinault, Parent and ITD in connection with the Offer (as may be amended from time to time, the "Schedule 14D-1") and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company in connection with the Offer, as well as such reports, proxy statement and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at Judiciary Plaza, 450 Street, N.W., Washington, D.C. 20549.
The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission. In addition, reports, proxy statements and other information concerning the Company may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER

 Business of the Company and Arrangements between Parent, ITD and the Company

   In 1992, in connection with the Company's restructuring (including the spinoff of the Company's operations related to the manufacture of covered elastic yarn and the disposition of its data communications equipment distribution, apparel parts and supplies and knitting equipment distribution businesses collectively referred to as "Apparel"), the Company, Parent, ITD and Southern Electric Supply Company, Inc. (then a subsidiary of ITD engaged in the distribution of electrical materials, "SES"), entered into a purchase agreement (the "Purchase Agreement"), pursuant to which Parent purchased 1,647,307 Shares at a purchase price of $6.00 per Share and ITD exchanged all of the issued and outstanding shares of the common stock of SES for 4,008,564 Shares and later received an additional 628,430 Shares. Prior to such transaction, neither Parent, ITD nor SES owned any Shares. In connection with the Purchase Agreement, the Company, Parent and ITD entered into an investment agreement dated November 12, 1992 (the "Investment Agreement") providing for the grant to Parent of the right to nominate three of the ten members of the Company Board, and pursuant to which Parent and ITD were permitted to acquire additional Shares and other voting securities of the Company, subject to certain restrictions which became less restrictive with the passage of time, and Parent and ITD were to be granted additional representation on the Company Board with an increase in their ownership of Shares. Also in connection therewith, the Company transferred to its subsidiary, Worldtex, Inc. ("Worldtex"), all of the stock of the Company's subsidiaries engaged in the manufacture of covered elastic yarn and declared a dividend consisting of one share of common stock of Worldtex for each Share outstanding on November 23, 1992. Parent did not receive any shares of common stock of Worldtex.

   In 1993, the Company acquired Sacks Electrical Supply Co. and Summers Group Inc., distributors of electrical parts and supplies, and in 1994, the Company realigned the management and operations of its electrical distribution business along geographic lines into the Eastern Region and the Western Region.

   In 1994, pursuant to an additional purchase agreement dated December 10, 1993 among Parent, ITD and the Company (the "Additional Purchase Agreement"), Parent acquired 3,491,280 additional Shares from the Company for consideration of $9.00 per Share. In connection with the Additional Purchase Agreement, the Company, Parent and ITD entered into Amendment No. 1 to the Investment Agreement (the "Amendment to the Investment Agreement"), which permitted the purchase of additional securities of the Company by Parent, ITD and certain of their affiliates. Additionally, the Amendment to the Investment Agreement provided for Parent to have the power to appoint a majority of the members of the Company Board. The Investment Agreement, as amended, expired December 31, 1994 (except for the obligations of the Company to maintain directors' and officers' insurance for an additional period).

   In 1996, the Company acquired Utility Products Supply of Denver, Colorado, a distributor of electrical products to the utility industry, and Cable & Connector Warehouse, Inc. of Dallas, Texas, a distributor of electronic wire, cable, connectors and related apparatus for manufacturers of data and telecommunication products, and in 1997, the Company acquired the assets of Southland Electrical Supply and the common stock of Chemco Electric Supply, Inc., both distributors of electrical parts and supplies. On September 22, 1997, the Company agreed to acquire, in two separate transactions, Pacific Electrical Supply, Inc. ("Pacific"), and Taylor Electric Supply, Inc. ("Taylor"), distributors of electrical parts and supplies, and to sell its Utility Products Division. The sale of the Utility Product Division closed on October 15, 1997, the Pacific acquisition closed on November 3, 1997 and the Taylor acquisition closed on November 14, 1997.

   Between June 1994 and June 1997, Parent, through a series of open-market purchases, has acquired 3,385,900 additional Shares. As a result of its open-market acquisitions since 1994, and Shares purchased pursuant to the Offer, Parent is the direct and indirect beneficial owner of __________ Shares or approximately ____% of the outstanding Shares. See "INTRODUCTION" and "- Interests of Certain Persons in the Offer and the Merger-Beneficial Ownership of Shares."

   Parent has periodically reviewed its investment in the Company, its position and the position of the Company in the markets in which they compete, and how best to position itself to compete and grow in the mid- and long-term. Parent has determined that the increasingly competitive nature of the electric supplies distribution market sector as well as the potential for industry-wide consolidation make the acquisition by Parent of the Shares it does not currently own attractive at the present time. Parent believes that the combined businesses of Parent and the Company will enable the combined entity to continue to grow, which Parent believes is essential to compete in the rapidly changing environment that their industry has become. The simplification of the ownership structure in the United States will, in addition to the greater size of the combined entity, enhance Parent's strategic flexibility to pursue acquisitions and other growth opportunities and enable it to move more quickly in exploiting opportunities in the United States electric supplies distribution sector.


 Contacts of Parent with the Company

   On August 8, 1997, Mr. Alain Redheuil, Chairman and Chief Executive Officer of Parent, met with Mr. Gilles Guinchard, President and Chief Executive Officer of the Company, to advise Mr. Guinchard of Parent's desire to rationalize its investment in the Company and in connection therewith Parent's potential interest in possibly pursuing an acquisition of the Shares of the Company that it did not already own.

   On August 28, 1997, Messrs. Redheuil and Nicolas Sokolow, outside counsel to Parent and a director of the Company, met with Mr. Eric Lomas, the Chairman of the Board of Directors of the Company, to advise Mr. Lomas of Parent's interest in a possible acquisition. Also on August 28, 1997, a meeting was held among Messrs. Redheuil, Sokolow and Pierre Chareyre, Chief Financial Officer of Parent, and Mr. Guinchard to discuss timing and other issues regarding proceeding with a possible acquisition.

   Following the August 28, 1997 meetings, Messrs. Redheuil and Lomas met to discuss the possible acquisition and the process to be implemented.

   On August 29, 1997, a special meeting of the Company Board was held at the offices of McDermott, Will & Emery ("MW&E"), United States counsel to Parent, in New York City, at which the Company Board received the proposal of Parent to acquire all of the outstanding common shares of the Company not currently owned by Parent or ITD at a price of $19.50 per share in cash (the "Proposal"). At the meeting, Mr. Redheuil, at the request of Mr. Lomas, outlined the Proposal to the Company Board. Mr. Redheuil then outlined the view of Parent that acquiring the balance of the outstanding stock of the Company would be beneficial to the employees of the Company and to the shareholders of the Company, who would receive a premium over recent market trading prices for their Shares. Mr. Redheuil, among other things, stated that the transaction would promote a more unified posture with suppliers and customers on a worldwide basis. Mr. Redheuil informed the Company Board that Parent had retained J.P. Morgan Securities, Inc. ("J.P. Morgan") to act as its financial advisor in connection with the Proposal and provided the Company Board with a letter documenting its proposal (the "Proposal Letter"). Following the comments of Mr. Redheuil, the Company Board established the Special Committee, comprised of Messrs. Gerald E. Morris, John
B. Fraser and Austin List, with Mr. Morris to act as chairman. The Special Committee constitutes a majority of the independent directors. The Special Committee was granted the authority of the Company Board with respect to the Proposal and authorized to retain, at the expense of the Company, financial and legal advisors. The Company Board then reviewed and approved a press release announcing that the Proposal had been received and that the Special Committee had been appointed to consider the Proposal, which press release was issued later that day (the "August 29 Announcement"). A copy of the press release is filed as Exhibit (a)(11) to the Schedule 14D-1 and is incorporated herein by reference.

   The text of the Proposal Letter to the Company Board is as follows:

                                 August 29, 1997

      Dear Gentlemen,

        As you are aware, the investment by Rexel, S.A. and International Technical Distributors Inc. (collectively, "Rexel S.A. Group") in Rexel, Inc. ("Rexel") over the past five years has been rewarding for Rexel, Rexel S.A. Group, and the public shareholders of Rexel. However, Rexel S.A. Group and Rexel are facing, among other challenges, an increasingly competitive environment and the prospect of industry-wide consolidation. Accordingly, we believe that Rexel S.A. Group and Rexel must continue to grow, by acquisition or otherwise, to compete effectively in this rapidly changing environment and moreover, that this growth can be achieved much more effectively if Rexel becomes a wholly owned subsidiary of Rexel, S.A.

        Given the strategic benefits we see from such a business combination, we have decided that the best way to proceed is to submit this proposal to the Board of Directors of Rexel for its consideration. Accordingly, I am pleased to make the following proposal (the "Transaction") on behalf of Rexel S.A. to acquire all of the outstanding common shares of Rexel not currently owned by Rexel S.A. Group, including shares issuable upon exercise of outstanding options (the "Public Shares"). The principal terms of our proposal are as follows:

        1. The Transaction would be structured to result in the holders of Public Shares receiving $19.50 per share. The Transaction would represent an aggregate payment of approximately $265 million to the holders of Public Shares based on the number of Public Shares stated in the 10-K as of December 31, 1996.

        2. Consummation of the Transaction would be subject to, among other things, approval by the Board of Directors of Rexel, including the approval of the unaffiliated directors, and other conditions customary in transactions of this type. Moreover, this proposal is subject to the completion of satisfactory due diligence by Rexel S.A.

        3. Consummation of the Transaction is not conditioned upon any financing.

        We believe that our proposal is fair to, and in the best interests of Rexel and the holders of Public Shares. The proposed acquisition price represents a premium of approximately 10% and close to 18% over the average closing price of Rexel common stock on the New York Stock Exchange over the past 30 trading days and the one year ended August 27, 1997, respectively.

        We would like to make it clear that Rexel S.A. Group is not interested, under any circumstances, in selling its interest in Rexel and thus there is no realistic prospect of sale of a controlling interest in Rexel to a third party.

        We understand that you may wish to deliberate on this proposal through a special committee of independent directors and that such committee may wish to retain its own advisors to assist in those deliberations. We invite your representatives to meet with our advisors to discuss this proposal at your earliest convenience and hopefully no later than ten business days from the date hereof.

        We hope you will view our proposal favorably and give it your prompt attention. We reserve the right to amend or withdraw this proposal at any time in our discretion.

        We look forward to hearing from you soon.

                                 Sincerely,

                                 /s/ Alain Redheuil

                                 Alain Redheuil
                                 Chairman of the Executive Board
                                 Rexel, S.A.

   Also at the August 29, 1997 meeting of the Company Board, Parent delivered a letter (the "Guinchard Letter") to Mr. Guinchard substantially similar to the Proposal Letter, which emphasized certain of the synergies and growth potential to be realized from the acquisition of the remaining Shares by Parent. The Guinchard Letter also referred to Parent's intent to honor existing incentives and implement, following completion of the proposed transaction, a new incentive program to motivate and reward personnel. The text of the Guinchard Letter is filed as Exhibit (a)(14) to the Schedule 14D-1 and is incorporated herein by reference.

   Also on August 29, 1997, Parent issued a press release announcing the Proposal. A copy of the press release is filed as Exhibit (a)(10) to the
Schedule 14D-1 and is incorporated herein by reference.

   The Special Committee was advised by Parent that it desired to consummate any potential acquisition by December 31, 1997.

   During the month of September 1997, various telephone conferences were held between Mr. Redheuil and Messrs. Guinchard and Jon Fullerton, Vice President, General Counsel and Secretary of the Company, and between Messrs. Redheuil and Lomas to discuss the progress of the Special Committee's consideration of the Proposal and related issues, including the status of the retention of legal and financial advisors by the Special Committee.

   During the weeks of September 2 and September 9, the Special Committee met with or spoke to representatives of various investment banking firms and law firms, including SBC Warburg Dillon Read ("Dillon Read") and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps") and received and reviewed proposals from such investment banks and law firms for their engagement as financial and legal advisor, respectively, to the Special Committee.

   On September 15, 1997, the Company Board held a telephonic board meeting to discuss two acquisitions unrelated to the Offer and the divestiture by the Company of its utility business.

   On September 16, 1997, the Special Committee held a meeting by telephone conference and invited representatives of Skadden Arps to participate in parts of the meeting. At the meeting, the Special Committee selected Skadden Arps as legal advisor of the Special Committee. The Special Committee also reviewed the selection of a financial advisor, determined preliminarily to select Dillon Read as financial advisor and authorized Mr. Morris and Skadden Arps to negotiate, on behalf of the Special Committee, the terms of a possible engagement. Skadden Arps and Dillon Read were each identified and selected by the Special Committee based upon, among other things, their advisory experience in similar transactions and the belief that they each had no relationships with Parent or any of its affiliates.

   On September 16, 1997, Dillon Read was informed of its preliminary selection by the Special Committee and asked to confirm the absence of any relationship with Parent or any of its affiliates.

   On September 17, 1997, a representative of Dillon Read informed the Special Committee and Skadden Arps that SBC Warburg, which had recently merged with Dillon Read & Co., had certain ongoing business relationships between one of its European offices and an affiliate of Parent. Dillon Read was asked to obtain further information with respect to the business relationship, and on September 18, 1997 Dillon Read provided certain additional information pertaining to the matter.

   On September 19, 1997, the Company announced by press release that the Special Committee had selected Skadden Arps as its legal counsel and Dillon Read as its financial advisor. The announcement of the engagement of Dillon Read was premature, as at the time of the issuance of the press release, the Special Committee had not entered into an engagement letter with Dillon Read or resolved the issue of the business relationship between Dillon Read and an affiliate of Parent.

   On September 22, 1997, the Special Committee held a meeting at which representatives of Skadden Arps were present. At the meeting, Mr. Morris updated the Special Committee on the status of the engagement of Dillon Read by the Special Committee as its financial advisor and, together with Skadden Arps, described Dillon Read's business relationship with an affiliate of Parent. The Special Committee noted the importance of ensuring its financial advisor's independence regarding the Proposal and, after further discussion, the members of the Special Committee unanimously agreed to defer the engagement of Dillon Read until further information was obtained about its business relationship with an affiliate of Parent.

   On September 22, 1997, following the meeting of the Special Committee, the Special Committee and representatives of Skadden Arps informed Dillon Read of the Special Committee's decision to defer its engagement as financial advisor.

   On September 24, 1997, MW&E confirmed that a business relationship existed between an affiliate of Parent and Dillon Read. After reviewing this information, the Special Committee determined, with the concurrence of Dillon Read, that Dillon Read should not be engaged as financial advisor by the Special Committee.

   On September 24 and 25, 1997, representatives of the Special Committee contacted several additional investment banking firms, including WP&Co., regarding such firms' potential engagement as financial advisor of the Special Committee.

   On September 26 and 29, 1997, Messrs. Redheuil and Guinchard met in Paris to discuss matters relating to activities of the Company unrelated to the Proposal.

   On or about September 26, 1997, Mr. Morris held a telephone call with Messrs. Lomas and Redheuil in which he confirmed that the Special Committee had determined not to retain Dillon Read as financial advisor and expected to retain another financial advisor shortly.

   On September 27 and 28, 1997, representatives of Skadden Arps spoke with representatives of WP&Co. and of Jones, Day, Reavis & Pogue, counsel to WP&Co., regarding the terms for the potential engagement of WP&Co. by the Special Committee as its financial advisor.

   On September 29, 1997, the Special Committee and representatives of Skadden Arps met with representatives of WP&Co. WP&Co. made a presentation to the Special Committee, discussing, among other things, its qualifications and its experience as financial advisor to special committees of boards of directors and answered various questions.

   On September 29, 1997, following the Special Committee's meeting with representatives of WP&Co., the Special Committee held a meeting at which representatives of Skadden Arps were present. At the meeting, the Special Committee reviewed the presentation and qualifications of WP&Co. and agreed to engage WP&Co. as its financial advisor, based upon, among other things, its advisory experience in similar transactions, its understanding that WP&Co. does not have an existing relationship with the Parent Group and WP& Co.'s agreement that it would not represent or provide services to the Parent Group during the time of its engagement by the Special Committee. Following the meeting of the Special Committee, the Special Committee and Skadden Arps again met with representatives of WP&Co. to discuss, among other things, the process for reviewing the Proposal and the timing of the work to be performed by each of them, including due diligence and strategy. Later that day, WP&Co. received certain due diligence material from the Company and WP&Co. submitted a request for additional due diligence information to the Company. On October 1, 1997, Skadden Arps submitted a request for legal due diligence information to the Company.

   On October 1, 1997, the Company issued a press release announcing that the Special Committee had retained WP&Co. as its financial advisor to assist the Special Committee in its evaluation of the Proposal.

   On October 2, 1997, representatives of WP&Co. and Skadden Arps met with the senior management of the Company at the Company's headquarters in Coral Gables, Florida to conduct additional financial and legal due diligence with respect to, among other things, the Company's history, business, operations, relationship with Parent, financial performance, prospects and the electrical parts and supply industry in general.

   On October 6, 1997, senior management of the Company met with representatives of J.P. Morgan to discuss, among other things, the Company's history, business and operations, its relationship with Parent, its financial performance, certain financial projections, future acquisition plans, prospects and the electrical parts and supply industry, in general.

   On October 6, 1997, representatives of WP&Co. met with senior management of the Company at WP&Co.'s New York office for detailed discussions of the Company's financial projections including income and cash flow statements, balance sheet and future acquisition plans.

   Also on October 6, 1997, representatives of WP&Co. met in New York City with representatives of J.P. Morgan to discuss the Proposal and to conduct financial due diligence and business due diligence with respect to the Company and Parent. The discussions at this meeting included the following: Parent's historical investment in the Company; the reasons for Parent's desire to acquire all of the outstanding Shares; the rationale underlying the Proposal at $19.50 per Share (including projections prepared by the Company as of June 19, 1997) (see "SPECIAL FACTORS-Certain Financial Projections (Unaudited)"), the degree of involvement of Parent in the management, operations and strategy of the Company; intercompany relationships between Parent and the Company; the projected cost savings and synergies to be realized from a combination of Parent and the Company, as estimated by the Company, as well as the advantages of being a privately held entity in the United States; Parent's ability to obtain additional financing, if any; the business relationships between Pinault-Printemps-Redoute S.A. and the Parent; the rationale underlying the due diligence condition contained in the Proposal Letter; and pending acquisitions of the Company and Parent in the United States.

   On October 6, 1997, Messrs. Morris and Redheuil held a brief meeting at Mr. Morris's office to discuss the timing of the Special Committee's consideration of the Proposal.

   On October 7, 1997, WP&Co. met with senior management of Parent and representatives of J.P. Morgan to discuss further certain issues relating to the Proposal, including additional financial and business due diligence items. On October 7, 1997, representatives of WP&Co. also spoke with representatives of Skadden Arps to discuss the status of due diligence. In addition, during the weeks of September 29th and October 6th, representatives of WP&Co. had numerous telephone conversations with management of the Company to discuss and review various due diligence items.

   Throughout the week of October 6, 1997, there were various telephone calls between Mr. Redheuil and Messrs. Guinchard and Fullerton regarding the timing of the Special Committee's review of the Proposal. Also during such week, MW&E sent to Skadden Arps a draft merger agreement.

   On October 7, 1997, Messrs. Morris and Redheuil met briefly at Mr. Morris's office to discuss the timing of the Special Committee's consideration of the Proposal and the progress to date. Also on October 7, 1997, Messrs. Lomas and Redheuil held a brief meeting to discuss timing of the Special Committee's consideration of the Proposal and the progress to date.

   On October 7, 1997, Skadden Arps submitted a request to MW&E for certain additional due diligence information concerning Parent.

   On October 8 and 9, 1997, representatives of Skadden Arps spoke with representatives of MW&E regarding the status of the Special Committee's review of the Proposal and related timing issues.

   On October 12, 1997, representatives of WP&Co. and Skadden Arps met with the Special Committee. Representatives of Skadden Arps reviewed, among other things, legal duties of the Special Committee in reviewing the Proposal and the process for reviewing the Proposal, and representatives of WP&Co. presented the preliminary results of its financial analysis of the Proposal. WP&Co.'s presentation included, among other things (i) a review of the background of the Proposal and a summary of its due diligence procedures, (ii) a review of the history of Parent's investment in the Company, the performance of the Company's stock and analyst expectations for the Company, (iii) an overview of the Company and Parent, (iv) a summary of past acquisitions of the Company and (v) a profile of the shareholders of the Company. Representatives of WP&Co. then provided the Special Committee with a detailed description of its preliminary valuation analysis, including the assumptions upon which its analyses were based.

   On October 13, 1997, representatives of WP&Co. and Skadden Arps again met with the members of the Special Committee. At this meeting, representatives of WP&Co. continued its presentation concerning its financial analysis of the Proposal, answered questions of the Special Committee and provided additional financial analysis pertaining to the valuation of the Proposal.

   On October 13, 1997, the Special Committee and representatives of WP&Co. met with Messrs. Redheuil and Chareyre of Parent and representatives of J.P. Morgan. A presentation was made by representatives of WP&Co. regarding elements of value of the Company, which was followed by discussions and price negotiations between the parties and their representatives. Separate discussions were held later that day between the Special Committee and Mr. Redheuil and between the representatives of WP&Co. and J.P. Morgan as financial and legal advisors to the respective parties.

   On October 14, 1997, the Special Committee, and representatives of WP&Co. and Skadden Arps again met with Messrs. Redheuil and Chareyre and representatives of J.P. Morgan and Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton"), counsel to J.P. Morgan, at the offices of Skadden Arps in New York City. Discussions of price and value continued, as well as various proposals for the settlement of various lawsuits relating to the Proposal. The parties did not reach a final agreement on modifications to the Proposal.

   During the latter part of the week of October 13, 1997, numerous discussions among representatives of MW&E, Skadden Arps and Wachtell Lipton regarding the draft merger agreement occurred.

   On October 17, 1997, Messrs. Redheuil and Chareyre, representatives of J.P. Morgan, MW&E and Wachtell Lipton met with the Special Committee, and representatives of WP&Co. and Skadden Arps at the offices of Skadden Arps to continue discussions of price and terms of a possible transaction. Mr. Redheuil conditioned any agreement concerning a transaction upon reaching a tentative agreement to settle certain lawsuits related to the Proposal. See "CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS - Litigation." During the discussions the parties reached an understanding on price, the condition that there be validly tendered and not properly withdrawn prior to the expiration of the Offer a majority of the Shares not owned by Parent or ITD (the "Minimum Condition") and the other material conditions to the Offer. Additionally, representatives of MW&E, Wachtell Lipton and Skadden Arps resolved all areas of disagreement with regard to the draft merger agreement. At a meeting held on October 17, 1997 at the offices of Skadden Arps, the Special Committee met with representatives of Skadden Arps and WP&Co. At the meeting, Skadden Arps reviewed the legal duties of the Special Committee in approving a transaction and the proposed terms of the Merger Agreement, and WP&Co. reviewed its valuation analysis and rendered its opinion concerning the fairness from a financial point of view of the proposed consideration to be received by holders of the Shares. The Special Committee unanimously recommended and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Company Board then met and received a presentation from representatives of WP&Co. and Skadden Arps and received the recommendation of the Special Committee. The Company Board then approved, by unanimous vote of all directors present and voting, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that each of the Offer and the Merger is fair to and in the best interests of the shareholders of the Company (other than ITD and Parent) and recommended that the shareholders of the Company accept the Offer and tender their Shares in the Offer.

   On October 20, 1997, Parent and the Company issued a joint press release (the "Joint Press Release") announcing the transactions, including the execution of the Merger Agreement. A copy of the Joint Press Release is filed as Exhibit
(a)(8) to the Schedule14D-1 and is incorporated  by reference.

   On October 21, 1997, WP&Co. received an unsolicited telephone inquiry from a third party expressing a possible interest in a transaction to acquire the Company, including Parent's and ITD's current interest in the Company, at an unspecified price per Share in excess of $22.50, payable in securities of such third party and conditioned on such transaction being accounted for as a pooling of interests for financial reporting purposes. Subsequently, the third party's investment banker contacted J.P. Morgan. None of the Company, Parent, ITD, WP&Co. or J.P. Morgan has received a written proposal from such party and as of the date of this information statement, there are no substantive discussions being conducted with such third party.

   On October 23, 1997, pursuant to the Merger Agreement, ITD commenced the Offer. On November _____, 1997, the Offer was terminated and ITD purchased _______ Shares pursuant to the Offer.

POSITION OF PARENT AND ITD REGARDING FAIRNESS OF THE MERGER

 Position of Parent and ITD

   Parent and ITD believe that the consideration to be received by the Company's shareholders pursuant to the Merger is fair to the Company's shareholders (other than Parent and ITD). Parent and ITD base their belief on the following facts:
(i) the fact that the Special Committee concluded that the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders; (ii) notwithstanding the fact that WP&Co.'s opinion was provided solely for the information and assistance of the Special Committee and that neither Parent nor ITD is entitled to rely on such opinion, the fact that the Special Committee received an opinion from WP&Co. that subject to the various assumptions and limitations set forth therein, as of the date thereof, the $22.50 per Share in cash to be received by the holders of Shares (other than Parent and ITD) in the Offer and the Merger pursuant to the Merger Agreement is fair to such shareholders from a financial point of view, (iii) the presence of the Minimum Condition ensures that in order for the Offer to be consummated a majority of the Shares not held by Parent or ITD will have to be tendered pursuant to the Offer, (iv) the Merger Agreement was negotiated at arm's-length, (v) the historical and projected financial performance of the Company and its financial results, (vi) the consideration to be paid in the Offer represents a premium of 26.3% and 19.2%, respectively over the average closing price for the one-week period, and the closing price of August 28, 1997, the last trading day, prior to the August 29 Announcement, (vii) the Offer will provide consideration to the shareholders entirely in cash and (viii) in the Merger, shareholders will receive the $22.50 Offer price.

   Parent and ITD did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. In light of the nature of the Company's business, Parent and ITD did not deem net book value or liquidation value to be relevant indicators of the value of the Shares.

 J.P. Morgan Report

   Pursuant to an engagement letter dated July 24, 1997, Parent retained J.P. Morgan as its exclusive financial advisor in connection with Parent's efforts to acquire the Shares it does not currently own (the "Acquisition"). In connection with its engagement, J.P. Morgan delivered a report, dated October 13, 1997 (the "Report"), to certain members of the senior management of Parent respecting the views of J.P. Morgan as to the valuation of the Company. No limitations were imposed by Parent upon J.P. Morgan with respect to the investigations made or procedures followed by J.P. Morgan in rendering the Report.

   The full text of the Report, which sets forth the assumptions made, matters considered and limits on the review undertaken, is filed as Exhibit (b)(3) to the Schedule 13E-3 and is incorporated herein by reference. The Report is directed only to the consideration proposed to be paid in the Acquisition and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote in connection with the Merger. The summary, which summarizes all of the material analyses performed by J.P. Morgan, is qualified in its entirety by reference to the full text of the Report.

   In producing the Report, J.P. Morgan reviewed, among other things, the audited financial statements of the Company for the fiscal year ended December 31, 1996, and the unaudited financial statements of the Company for the period ended August 31, 1997; current and historical market prices of the Shares; certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; publicly available terms of certain transactions involving companies comparable to the Company and the consideration paid for such companies; the terms of other business combinations deemed relevant by J.P. Morgan; certain internal financial analyses and forecasts prepared by the Company and its management; and certain agreements with respect to outstanding indebtedness or obligations of the Company. J.P. Morgan also held discussions with certain members of the senior management of the Company and Parent with respect to certain aspects of the Acquisition, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purpose of its Report.

   J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by the Company or Parent or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate.

   The projections furnished to J.P. Morgan for the Company were prepared by the management of the Company. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Acquisition, and such projections were not prepared with a view toward public disclosure. Such projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For additional information regarding such projections see "SPECIAL FACTORS-Certain Financial Projections (Unaudited)."

   The Report is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such report. Subsequent developments may affect the contents and conclusions of the Report.

   In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching the conclusions set forth in the Report. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its Report.

   Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Company's Shares. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 1997 through 2003 based upon (1) financial projections prepared by the management of Company on June 19, 1997 through the years ending December 31, 2000, including assumed acquisitions (the "Original Management Case"); (2) financial projections prepared by the management of the Company as subsequently revised on September 18, 1997 and furnished to J.P. Morgan on October 9, 1997 by the Company (the "Revised Management Case"); (3) management projections adjusted by J.P. Morgan to reflect more moderate growth in revenues and lower operating margins compared to the Original Management Case over the course of the 7-year projection period (the "Adjusted Case," referred to as the "Upside Case" in the text of the J.P. Morgan Report); and (4) management projections adjusted by J.P. Morgan to reflect more moderate growth in revenues and relatively flat operating margins over the course of the 7-year projection period (the "Base Case"). J.P. Morgan's preparation of the Base Case and the Adjusted Case were completed following discussions with the senior management of Parent and the Company and reflect only two of a broad range of possible economic outcomes for the Company. J.P. Morgan also calculated a range of terminal values of the Company at the end of the 7-year projection period ending December 31, 2003 by applying a terminal value EBITDA multiple ranging from 6.0x to 8.0x to the EBITDA of the Company during the final year of the 7-year projection period. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 9.5% to 10.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for each of the Company's August 31, 1997 period ended cash, option exercise proceeds and total debt. J.P. Morgan's analysis made no adjustment for potential continuing liabilities associated with the sale of Apparel or potential environmental liabilities. Based on the Original Management Case and the discount rate as described above, the discounted cash flow analysis produced a range of implied equity values of approximately $21.70 to $27.85 per share of the Company's Shares on a stand-alone basis. Based on the Adjusted Management Case and the discount rate as described above, the discounted cash flow analysis produced a range of implied equity values of approximately $20.20 to $24.70 per share of the Company's Shares on a stand-alone basis. Based on the Adjusted Case and the discount rate as described above, the discounted cash flow analysis produced a range of implied equity values of approximately $19.40 to $23.90 per share of the Company's Shares on a stand-alone basis. Based on the Base Case and the discount rate as described above, the discounted cash flow analysis produced a range of implied equity values of approximately $18.10 to $22.00 per share of the Company's Shares on a stand-alone basis.

   Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the business of the Company. The companies selected by J.P. Morgan were Anixter International Inc., Hughes Supply Inc., W.W. Grainger Inc. and Applied Industrial Technologies Inc. These companies were selected, among other reasons, because of the comparable nature of their business segments, size and/or customer base. For each comparable company, publicly available financial performance through the twelve months ended June 30, 1997 (or the closest financial reporting date thereto) was measured. J.P. Morgan selected a high/low range and the median value for each multiple, specifically, firm value/revenue, firm value/EBITDA, firm value/EBIT and price/earnings for the last twelve months ended June 30, 1997 (or the closest financial reporting date thereto) and for the projected full years ending December 31, 1997 and 1998. These multiples were then applied to the Company's publicly available financial performance through the twelve months ended June 30, 1997, and the Company's projected financial results (based on the Adjusted Case) for the years ending December 31, 1997 and 1998. After adjusting for each of the Company's August 31, 1997 period ended cash, option exercise proceeds and total debt, this analysis yielded implied trading values for the Company's Shares of approximately $19.80 to $25.80 per share. J.P. Morgan's analysis made no adjustment for potential continuing liabilities associated with the sale of Apparel or potential environmental liabilities.

   Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to comparability to the Company's current business; the related transactions were announced within the last three years and had a value greater than $80 million. Specifically, J.P. Morgan reviewed the following transactions: (i) Applied Industrial Technologies acquiring Invetech Company announced March 1997; (ii) Raab Karcher AG (Veba AG) acquiring Wyle Electronics announced July 1997 (pending completion); (iii) Arrow Electronics, Inc. acquiring Farnell Electronic Services announced December 1996;
(iv) Bell Industries, Inc. acquiring Milgray Electronics, Inc. announced November 1996; (v) W.W. Grainger, Inc. acquiring Acklands Ltd. announced September 1996; (vi) Windmere Corp. acquiring Salton/Maxim Housewares Inc. announced February 1996; (vii) Bell Industries, Inc. acquiring Sterling Electronics Corp. announced August 1995 (subsequently withdrawn); and (viii) Consolidated Electrical Distributors Ltd. acquiring Guillevin International Inc. announced March 1995. J.P. Morgan applied a range of multiples derived from such analysis to the Company's publicly available financial performance through the twelve months ended June 30, 1997. After adjusting for each of the Company's August 31, 1997 period ended cash, option exercise proceeds and total debt, this analysis yielded an implied range of equity values for the Company's Shares of approximately $17.60 to $23.20 per share. J.P. Morgan's analysis made no adjustment for potential continuing liabilities associated with the sale of Apparel or potential environmental liabilities.

   Analysis of the Company's Valuation Premiums. J.P. Morgan compared the premium which it calculated to holders of the Company's Shares represented by the Merger Consideration of $22.50 per share, to the closing price for the Company's Shares on August 28, 1997 (one business day prior to the announcement of the Proposal), and on the date one week prior thereto, as well as on the daily average closing price for the Company's Shares during the latest 30 days, 90 days and the last twelve months ("LTM").

   J.P. Morgan calculated that the Merger Consideration represented the following premiums to holders of the Company's Shares: (i) a premium of 19.2% over the closing price of $18.88 for the Company's Shares one day prior to the public announcement of the Proposal on August 29, 1997; (ii) a premium of 26.3% over the closing price of $17.81 for the Company's Shares one week prior thereto; (iii) a premium of 25.9% over the latest 30-day average closing price of $17.87 for the Company's Shares; (iv) a premium of 25.5% over the latest 90-day average closing price of $17.93 for the Company's Shares; and (v) a premium of 35.4% over the LTM average closing price of $16.62 for the Company's Shares.

   J.P. Morgan also reviewed selected minority transactions which it deemed relevant. Such comparable minority transactions which were consummated between July 1990 and June 1997, consisted of (acquiror/acquired company): (i) Rhone-Poulenc S.A./Rhone-Poulenc Rorer; (ii) Allmerica Financial Corp./Allmerica Property & Casualty; (iii) Berkshire Hathaway Inc./GEICO Corp.; (iv) COBE Laboratories/REN Corp.-USA; (v) McCaw Cellular Communication/LIN Broadcasting;
(vi) Rust International Inc./Brand Cos Inc.; (vii) Leucadia National Corp./PHLCORP Inc.; (viii) Tele-Communications Inc./United Artists Entertainment; (ix) BHP Holdings Inc./Hamilton Oil Corp.; (x) Murphy Oil Corp./Ocean Drilling & Exploration; (xi) Renault Vehicles Industrials/Mack Trucks Inc. Such transactions were chosen based on deal values above $100 million, ownership by acquiror between 50% and 67% of the acquired company prior to the transaction, and location of the acquired company in the United States. The median of the implied premiums paid in the selected transactions was 19.4% over the closing price of the acquired companies common shares one week prior to the announcement of such transactions.

   The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of valuation analysis of the type set forth in the Report is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and Report. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

   As part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Parent with respect to the Acquisition on the basis of such experience and its familiarity with Parent.

   For services rendered in connection with the Acquisition, Parent has agreed to pay J.P. Morgan a total fee of $1.65 million if the Acquisition is consummated or $350,000 if the Acquisition is not consummated. In addition, Parent has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

   J.P. Morgan and its affiliates maintain banking and other business relationships with Parent and its affiliates, for which it receives customary fees. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of Parent or the Company for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

RECOMMENDATION OF THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER

 Recommendation of the Special Committee and the Company Board

   On October 17, 1997, the Special Committee unanimously recommended and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

   On October 17, 1997, the Company Board, by unanimous vote of all directors present and voting, based upon, among other things, the unanimous recommendation and approval of the Special Committee, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that each of the Offer and the Merger is fair to, and in the best interests of, the shareholders of the Company and recommended that the shareholders of the Company accept the Offer and tender their Shares in the Offer.

   Special Committee. In reaching its determinations referred to above, the Special Committee considered the following factors, each of which, in the view of the Special Committee, supported such determinations:

      (i) the historical market prices and recent trading activity of the Shares, including (x) that the Offer price of $22.50 per Share represents a premium of approximately 19.2% over the $18.88 per Share closing price on August 28, 1997, the day prior to the August 29 Announcement, a premium of approximately 25.9% over the $17.88 per Share closing price on July 29, 1997, which was 30 days prior to the August 29 Announcement, and a premium of approximately 25.9% over the $17.88 per Share closing price on June 27, 1997, which was 60 days prior to the August 29 Announcement, (y) that the Shares never traded on the New York Stock Exchange (the "NYSE") above $22.00 per Share following the August 29 Announcement and (z) that the Shares have never traded on the NYSE higher than $22.50;

      (ii) the history of the negotiations between the Special Committee and its representatives and Parent and its representatives, including (a) that the negotiations resulted in an increase in the price at which Parent was prepared to acquire the Shares from $19.50 to $22.50 per Share, (b) the Special Committee's belief that Parent would not further increase the Offer price and, accordingly, $22.50 per Share was, in the opinion of the Special Committee, the highest price which could be obtained from Parent and (c) the Special Committee's belief that further negotiations with Parent could cause Parent to abandon the Offer, with the resulting possibility that the market price for the Shares could fall substantially below $22.50, and possibly below $19.50, per Share;

      (iii) the opinion of WP&Co. that, based upon and subject to the various assumptions and limitations set forth therein, as of the date thereof, the $22.50 per Share to be received by the shareholders of the Company (other than Parent or any of its wholly owned subsidiaries, including ITD) in the Offer and the Merger pursuant to the Merger Agreement is fair to such shareholders from a financial point of view, and the report and analyses presented to the Special Committee in connection therewith (See "-Opinion of WP&Co."); a copy of WP&Co.'s opinion is attached hereto as Exhibit B (shareholders are urged to read this opinion in its entirety);

      (iv) the belief that a tender offer unilaterally commenced by Parent without a recommendation of the Special Committee may have been successfully completed at a price lower than that negotiated and recommended by the Special Committee;

      (v) the possibility that, because of potentially lower than expected projected Company earnings or a decline in the trading price of the Shares or the stock market in general, the consideration the minority shareholders would obtain in a future transaction might be less advantageous than the consideration they would receive pursuant to the Offer and the Merger;

      (vi) the Special Committee recognized that Parent had obtained control of the Company prior to the Proposal;

      (vii) Parent has sufficient stock ownership to control a disposition of the Company, Parent had indicated that it was not interested in selling the Company to a third party and the Special Committee and WP&Co. were not authorized to, and did not, solicit third party indications of interest for the acquisition of the Company or its businesses;

      (viii) the terms and conditions of the Offer, the Merger and the Merger Agreement, including (a) that the Minimum Condition may not be waived; (b) that the terms and conditions of the Offer may not be changed in any manner which is adverse to the minority shareholders without the consent of the Special Committee; (c) that the recommendation of the Special Committee may be withdrawn, modified or amended to the extent the Special Committee believes it necessary to do so in the exercise of its fiduciary duties; (d) that the Offer and Merger are not subject to any financing condition; (e) that the terms of the Merger Agreement may only be amended or waived by the Company at the direction of Special Committee; and (f) the limited nature of other conditions to the Offer and the Merger;

      (ix) the Minimum Condition requirement that the Offer not be consummated unless at least a majority of the Shares not held by Parent or ITD on a fully-diluted basis be validly tendered pursuant to the Offer and not withdrawn;

      (x) the availability of dissenters' rights for the minority shareholders under the NYBCL in connection with the Merger; and

      (xi) the risk that the Company would suffer the loss of key employees and other adverse consequences if Parent were to commence a tender offer without a favorable recommendation of the Special Committee.

   Company Board. In reaching its determinations referred to above, the Company Board considered the following factors, each of which, in the view of the Company Board, supported such determinations: (i) the conclusions and recommendations of the Special Committee; (ii) the factors referred to above as having been taken into account by the Special Committee, including the receipt by the Special Committee of the opinion of WP&Co. addressed to the Special Committee that, based upon and subject to the various assumptions and limitations set forth therein, as of the date thereof, the $22.50 per Share to be received by the holders of the Shares (other than Parent or any of its wholly owned subsidiaries, including ITD) in the Offer and the Merger pursuant to the Merger Agreement is fair to such holders from a financial point of view and the analysis presented to the Company Board; and (iii) the fact that the Offer price and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations between the Special Committee and Parent.

   The Company Board recognized that consummation of the Offer and the Merger will deprive current shareholders of the Company of the opportunity to participate in the future growth prospects of the Company and, therefore, in reaching its conclusion to approve the Offer and the Merger, determined that the historical results of the operations and future prospects of the Company are adequately reflected in the $22.50 price per Share. The members of the Company Board, including the members of the Special Committee, evaluated the Offer and the Merger in light of their knowledge of the business, financial condition and prospects of the Company, and based upon the advice of financial and legal advisors. In light of the number and variety of factors that the Company Board and the Special Committee considered in connection with their evaluation of the Offer and the Merger, neither the Company Board nor the Special Committee found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither the Company Board nor the Special Committee did so.

   The Company Board, including the members of the Special Committee, believes that the Offer and the Merger are procedurally fair because, among other things:
(i) the Special Committee consisted of independent directors appointed to represent the interests of the shareholders other than Parent, ITD and their subsidiaries, (ii) the Special Committee retained and was advised by independent legal counsel; (iii) the Special Committee retained WP&Co. as its independent financial advisor to assist it in evaluating a potential transaction with ITD and received advice from WP&Co.; (iv) the existence of the Minimum Condition (which may not be waived) has the effect of requiring a majority of the Company's shareholders (other than Parent and ITD) to tender their Shares into the Offer in order for it to be consummated; (v) the deliberations pursuant to which the Special Committee evaluated the Offer and the Merger and alternatives thereto; and (vi) the fact that the $22.50 per Share price and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between representatives of the Special Committee, on the one hand, and representatives of Parent, on the other.

   Under New York law, a plan of merger requires the vote of two-thirds of all outstanding shares entitled to vote thereon in order to be adopted. The Company Board and the Special Committee recognized that the Merger is not structured to require the approval of a majority of the shareholders of the Company (other than Parent and ITD) and that Parent and ITD have sufficient voting power to approve the Merger with the affirmative vote of unaffiliated holders of approximately 16% of the outstanding Shares. A condition to the Merger, however, is that ITD shall have purchased all Shares tendered in the Offer. Consummation of the Offer was conditioned upon there being validly tendered, and not withdrawn, such number of the then issued and outstanding Shares which constituted at least a majority of the then issued and outstanding Shares not beneficially owned by Parent or ITD on a fully-diluted basis, which effectively required that over 50% of the minority shareholders tender their Shares.


 Opinion of WP&Co.

   The Special Committee retained WP&Co. to act as its financial advisor in connection with the Transactions (as defined herein). WP&Co. has delivered a written opinion to the Special Committee, dated October 17, 1997, to the effect that, subject to the various assumptions and limitations set forth therein, as of the date thereof, the $22.50 per Share cash consideration to be received by holders of Shares (other than Parent or any of its wholly owned subsidiaries, including ITD) in the Offer and the Merger pursuant to the Merger Agreement (collectively, the "Transactions") is fair to such shareholders from a financial point of view. WP&Co. was engaged and acted solely as an advisor to the Special Committee and not as an advisor to or agent of any other person, including the Company. WP&Co.'s opinion is for the benefit and use of the Special Committee in its consideration of the Transactions and may not be used for any other purpose.

   THE FULL TEXT OF THE WRITTEN OPINION OF WP&CO., DATED OCTOBER 17, 1997, WHICH SETS FORTH AMONG OTHER THINGS THE OPINIONS EXPRESSED, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS EXHIBIT B TO THIS INFORMATION STATEMENT AND HOLDERS OF THE SHARES ARE URGED TO READ IT IN ITS ENTIRETY. WP&CO.'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES AS TO HOW SUCH HOLDER SHOULD VOTE OR OTHERWISE ACT IN RESPECT OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY AND SHOULD NOT BE RELIED UPON BY ANY HOLDER IN RESPECT OF SUCH MATTERS. THE SUMMARY OF THE OPINION OF WP&CO. SET FORTH HEREIN, WHICH SETS FORTH ALL THE MATERIAL ANALYSES PERFORMED BY WP&CO., IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS EXHIBIT B.

   In connection with rendering its opinion, WP&Co., among other things, (i) reviewed and analyzed the Merger Agreement; (ii) reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, projections and analyses prepared by or on behalf of the Company and provided to WP&Co. for purposes of its analyses; (iii) met with certain representatives of the Company and Parent to review and discuss such information and, among other matters, the Company's business, financial condition, results of operations and prospects, including the financial forecasts, projections and analyses referred to below;
(iv) reviewed and considered certain financial and stock market data relating to the Company and compared those data with similar data for certain other companies, the securities of which are publicly traded and that WP&Co. believed might be relevant or comparable in certain respects to the Company or one or more of its businesses or assets; (v) reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the electrical and industrial supply industry specifically, and in other industries generally, which WP&Co. believed to be reasonably comparable in certain respects to the Transactions or otherwise relevant to its analysis; and
(vi) performed such other studies, analyses and investigations and reviewed such other information as WP&Co. considered appropriate. No limitations were imposed by the Special Committee upon WP&Co. with respect to the investigations made or the procedures followed by it in rendering its opinion. In the context of its engagement, WP&Co. was not authorized to solicit and did not solicit alternative offers for the Company or its assets, or investigate any other alternative transactions which may be available to the Company.

   In its review and analysis and in formulating its opinion, WP&Co. assumed and relied on the accuracy and completeness of all the financial and other information provided to or discussed with it or made publicly available, including the financial projections, forecasts, analyses and other information provided to WP&Co., without assuming any responsibility for independent verification of, or expressing an opinion as to, any of such information. Except for the written financial projections included in the June Plan and the September Plan (each as defined below, see "-Discounted Cash Flow Analysis"), which management of the Company advised WP&Co. do not reflect its best estimates of the Company's future operating performance, WP&Co. also relied upon the reasonableness and accuracy of the financial forecasts, projections and analyses, and other information furnished to WP&Co. and assumed, with the Special Committee's consent, that such forecasts, projections, analyses and other information were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management as of October 17, 1997 and that management of the Company is unaware of any facts that would make the projections, forecasts and other information provided to WP&Co. incomplete or misleading. WP&Co. also did not review any of the books and records of the Company or Parent or conduct, or assume any responsibility for conducting, a physical inspection of the properties or facilities of the Company or Parent, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company or Parent, and no such independent valuation or appraisal was provided to it. WP&Co.'s opinion was based on economic and market conditions and other circumstances as they existed and could be evaluated by it on October 17, 1997.

   The following is a summary of the report presented by WP&Co. to the Special Committee in connection with the delivery of its opinion on October 17, 1997.

   Stock Price and Premium Analyses. WP&Co. reviewed the weekly stock market price and volume trading history of the Company from October 10, 1996 through October 10, 1997 (including a comparison of the relative stock price performance of the Company as compared to the S&P 500 and other electrical and industrial supply companies).

   WP&Co. also reviewed the following 14 acquisition transactions by majority shareholders of publicly held minority interests with values ranging from $100 million to $550 million to derive a range of premiums paid over the public trading prices per share one day, 30 days, 60 days, 90 days and 120 days prior to the announcement of such transactions since July 1990 (listed by acquiror/seller): Investors Group Inc./BET Holdings Inc.; Anthem Electronics Inc./Acordia, Inc.; Enron Corp./Enron Global Power and Pipelines LLC; St. Joe Paper Corporation/Florida East Coast Industries Inc.; Monsanto Co./Calgene, Inc.; Zurich Versicherungs-Aktiengesellschaft/Zurich Reinsurance Centre Holdings; Novartis AG/SyStemix Inc.; COBE Laboratories Inc./ REN Corp.-USA; Foundation Health Corp./Intergroup Healthcare Corp.; Medco Containment Services, Inc./Medical Marketing Group Inc.; Rust International Inc./Brand Company; BHP Holdings Inc./Hamilton Oil Corp.; Murphy Oil Corp./Ocean Drilling & Exploration; and Renault V.I./Mack Trucks, Inc. In connection therewith, WP&Co. noted, among other things, that (i) the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse, (ii) the characteristics of the companies involved were not necessarily comparable to those of the Company and Parent and (iii) premiums fluctuate based on perceived growth, synergies, strategic value, the type of consideration utilized in the transaction, information in the securities markets and other factors.

   The foregoing analyses indicated that the medians of premiums paid in the transactions over the public per share trading prices one day, 30 days, 60 days, 90 days and 120 days prior to the announcement of such transactions were 17.1%, 22.5%, 24.2%, 22.3% and 24.8%, respectively, and that the means of premiums paid in the transactions over the public per share trading prices one day, 30 days, 60 days, 90 days and 120 days prior to the announcement of such transactions were 21.6%, 25.4%, 23.9%, 22.3% and 26.3%, respectively. The proposed premium of $3.62 over the closing price per Share on August 28, 1997, the last trading day prior to the announcement of Parent's initial proposal to acquire all Shares not owned by it or its affiliates at $19.50 per Share (the "Last Preannouncement Trading Day"), and the trading price of the Shares 30, 60, 90 and 120 days prior to such date, were 19.2%, 25.9%, 25.9%, and 24.1%, respectively.

   Comparable Company Analysis. WP&Co reviewed and compared certain financial information of the Company to corresponding financial information for four publicly traded companies: Hughes Supply, Inc.; Noland Co.; W.W. Grainger, Inc. and Waxman Industries, Inc. (collectively, the "Major Companies"), and two additional companies that are in the data communication industry, which represents less than 10% of the Company's historical business mix (collectively, the "Other Companies" and, together with the Major Companies, the "Comparable Companies"). Such financial information was used to calculate latest 12 months ("LTM"), multiples of estimated calendar year 1997 and 1998 financial results, including (i) the market equity value as of October 15, 1997 ("Market Value") as a multiple of each of net income and book value and (ii) adjusted market value as of October 15, 1997 (defined generally as the Market Value plus net debt (short-and long-term debt less cash)) ("Adjusted Market Value"), net sales, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). Market Value and Adjusted Market Value multiples of the Company were based on the closing price per Share on the Last Preannouncement Trading Day and the estimated 1997 and 1998 financial results for the Company were those used in the Base Case described below in "- Discounted Cash Flow Analysis". Such analyses, excluding certain multiples which WP&Co. determined were not meaningful, indicated that, as of October 15, 1997:
(i) as compared to the LTM financial results, (a) the Company traded at a Market Value multiple of 15.5x net income, as compared to a range of 15.5x to 20.4x for the Major Companies (and a median of 19.2x) and 22.9x for the Other Companies (relevant data were available for only one of the Other Companies); (b) the Company traded at a Market Value multiple of 2.3x book value, compared to a range of 0.7x to 3.5x for the Major Companies (and a median of 1.9x) and a range of 2.0x to 3.2x for the Other Companies (and a median of 2.6x); (c) the Company traded at an Adjusted Market Value multiple of 0.4x net sales, compared to a range of 0.3x to 1.3x for the Major Companies (and a median of 0.9x) and a range of 0.5x to 1.6x for the Other Companies (and a median of 1.0x); (d) the Company traded at an Adjusted Market Value multiple of 8.2x EBITDA, as compared to a range of 9.4x to 13.0x for the Major Companies (and a median of 10.7x) and 10.8x for the Other Companies (which included only one in the LTM analysis due to the lack of available information); and (e) the Company traded at an Adjusted Market Value multiple of 9.4x EBIT, compared to a range of 11.7x to 12.9x for the Major Companies (and a median of 12.3x) and 14.1x for the Other Companies (relevant data were available for only one of the Other Companies); (ii) as compared to the estimated calendar year 1997 financial results, (a) the Company traded at a Market Value multiple of 15.4x net income, compared to a range of 15.1x to 19.6x for the Major Companies (and a median of 17.3x) and 20.8x for the Other Companies (relevant data were available for only one of the Other Companies);
(b) the Company traded at a Market Value multiple of 2.1x book value, compared to a range of 1.8x to 3.0x for the Major Companies (and a median of 2.4x) and 1.8x to 4.5x for the Other Companies (and a median of 3.2x); (c) the Company traded at an Adjusted Market Value multiple of 0.4x net sales, compared to a range of 0.5x to 1.2x for the Major Companies (and a median of 0.8x) and 0.5x and 1.2x for the Other Companies (and a median of 0.9x); (d) the Company traded at an Adjusted Market Value multiple of 7.8x EBITDA, compared to a range of 9.8x to 10.0x for the Major Companies (and a median of 9.9x) and 11.9x to 25.4x for the Other Companies (and a median of 18.7x); and (e) the Company traded at an Adjusted Market Value multiple of 9.0x EBIT, compared to a range of 11.8x to 12.8x for the Major Companies (and a median of 12.3x) and 16.2x to 31.1x for the Other Companies (and a median of 23.7x); and (iii) as compared to the estimated calendar year 1998 financial results, (a) the Company traded at a Market Value multiple of 12.7x net income, compared to a range of 13.0x to 18.1x for the Major Companies (and a median of 15.6x) and a range of 17.9x to 32.9x for the Other Companies (and a median of 25.4x); (b) the Company traded at a Market Value multiple of 1.8x book value, compared to a range of 1.6x to 2.7x for the Major Companies (and a median of 2.1x) and 1.6x to 4.0x for the Other Companies (and a median of 2.8x); (c) the Company traded at an Adjusted Market Value multiple of 0.4x net sales, compared to a range of 0.4x to 1.1x for the Major Companies (and a median of 0.8x) and 0.4x to 0.9x for the Other Companies (and a median of 0.7x); (d) the Company traded at an Adjusted Market Value multiple of 6.9x EBITDA, compared to a range of 9.0x to 9.1x for the Major Companies (and a median of 9.0x) and 14.0x to 15.6x for the Other Companies (the median for which was 14.8x); and (e) the Company traded at an Adjusted Market Value multiple of 7.9x EBIT, compared to a range of 11.0x to 11.5x for the Major Companies (and a median of 11.3x) and 18.3x to 21.9x for the Other Companies (and a median of 20.1x). The above analysis produced an implied per Share price, based on the median of the Major Companies' multiples, of, (i) for the LTM, $39.32 based on sales, $25.23 based on EBITDA, $25.50 based on EBIT, $23.35 based on net income and $15.58 based on book value, (ii) for the estimated calendar year 1997, $39.63 based on sales, $24.76 based on EBITDA, $26.88 based on EBIT, $21.26 based on net income and $21.66 based on book value, and (iii) for the estimated calendar year 1998, $39.35 based on sales, $25.71 based on EBITDA, $28.19 based on EBIT, $23.02 based on net income and $22.57 based on book value.

   Discounted Cash Flow Analysis. WP&Co. also performed discounted cash flow analyses of the Company ("DCF") based on certain alternative financial forecasts provided to WP&Co. by the management of the Company. The base case considered by WP&Co. (the "Base Case") was predicated on the forecasts for 1997 through 2000 (assuming no acquisitions) that were developed by the Company's management in June 1997 (the "June Plan"), modified as described below based on information provided to WP&Co. by management in connection with its analyses. The Base Case assumed no additional acquisitions after 1997 and a recession in 1999 and 2000. For analytical purposes only, WP&Co. also considered three alternative cases (i) a revised Base Case (the "No-Recession Case") which was predicated on the Base Case and assumed no recession in 1999 or 2000 and sales growth at an annual rate of 4% (approximately 1.5% above estimated GDP growth), (ii) an acquisition case (the "Acquisition Case"), which was predicated on the Base Case and assumed a market recession in 1999 and 2000 and that, for each year of the projection period, the Company-acquired businesses contributed $100 million in sales and had EBITDA margins of 5.3% and acquisition prices of 6.0x EBITDA, and (iii) a downside case (the "Downside Case") which used the Base Case projected out ten years and assumed a more severe recession in 1999 and 2000 than was assumed in the Base Case and a second recession in 2003 and 2004.

   WP&Co. considered, but did not rely on, the June Plan because it was advised by the Company's management that the forecasts reflected in the June Plan did not reflect management's judgment of the most likely future financial results of the Company. Rather, WP&Co. was advised that the June Plan (i) was prepared quickly and at the direction of Parent, (ii) reflected performance targets that had been established for the year 2000 by Parent even though such targets had not historically been achieved by the Company, and (iii) assumed that each of sales, gross profit, operating margin, earnings per share and working capital would improve during the assumed recession in 1999 and 2000, assumptions that the Company and WP&Co. noted had not been achieved by two of the Company's largest subsidiaries in the 1990-1991 recessionary period. For similar reasons, and following discussions with the Company's management, WP&Co. did not consider or rely on the Company's forecasts for 1997 through 2000 that were also developed by the Company's management in June 1997 but that assumed substantial new acquisitions by the Company. See "-Certain Financial Projections (Unaudited)."

   The material elements of the Base Case differed from the June Plan as follows: (i) the Base Case contained projections for 1997 through 2002, where the June Plan projections were for 1997 through 2000; (ii) in both the Base Case and in the June Plan sales growth rates were projected for the years 1997, 1998, 1999 and 2000 to be 18.0%, 7.0%, 1.2% and (0.9%); (iii) in the Base Case EBIT
margins (EBIT as a percent of sales) were projected for the years 1997, 1998, 1999 and 2000 at 4.6%, 4.9%, 4.8% and 4.8%, compared to 4.9%, 5.4%, 5.8% and
6.1% in the June Plan; (iv) in the Base Case EBIT growth rates were projected for the years 1997, 1998, 1999 and 2000 at 13.3%, 14.4%, (2.0)% and (1.1)%,
compared to 19.9%, 18.2%, 8.1% and 5.1% in the June Plan; (v) in the Base Case, EBITDA margins (EBITDA as a percent of sales) were projected for the years 1997, 1998, 1999 and 2000 at 5.3%, 5.7%, 5.5% and 5.5%, compared to 5.6%, 6.1%, 6.4%
and 6.8% in the June Plan; (vi) in the Base Case EBITDA growth rates were projected for the years 1997, 1998, 1999 and 2000 at 13.8%, 13.3%, (1.6%) and
(0.5%), compared to 19.5%, 15.6%, 6.4% and 4.9% in the June Plan; (vii) in the Base Case gross profit margins were projected for 1997, 1998, 1999 and 2000 to be 20.7%, 21.0%, 21.0% and 21.0%, compared to 20.9%, 21.4%, 21.8% and 22.1% in the June Plan; and (viii) in the Base Case, capital expenditures (as a percent of sales) for 1997, 1998, 1999 and 2000 were 0.4%, 0.7%, 07% and 0.5%, compared to 0.4% in each such year in the June Plan. For a detailed description of the June Plan, see "-Certain Financial Projections (Unaudited)."

   WP&Co. also received forecasts from the Company's management for 1997 through 2000 that were developed and provided to WP&Co. in September 1997 (the "September Plan"). WP&Co. did not consider or rely on the September Plan because WP&Co. was advised by the Company's management that the September Plan was prepared solely for the purpose of establishing "stretch" targets for divisional management and would, in the ordinary course of the Company's business, be revised to significantly lower numbers. See "-Certain Financial Projections (Unaudited)."

   In performing the discounted cash flow analyses, WP&Co., using the forecasts as described above, discounted the unlevered free cash flows of the Company (unlevered net income, plus depreciation and amortization, less changes in working capital, capital expenditures and, in the case of the Acquisition Case, the cost of acquisitions) over the specified forecast period using a range of risk adjusted discount rates between 9.5% and 11.5%. The sum of the present values of such free cash flows for the Company was then added to the present value of the Company's terminal value computed using a forward multiple range of EBITDA (a five-year forecast was used for all cases, except the Downside Case, which used a ten-year forecast) of 7.0x to 9.0x. Based on this analysis, WP&Co. calculated the following implied price per share ranges. The Base Case resulted in a per share DCF valuation range from (i) $19.21 to $23.71 using a discount rate of 9.5%; (ii) $18.36 to $22.66 using a discount rate of 10.5%; and (iii) $17.54 to $21.65 using a discount rate of 11.5%. The Acquisition Case resulted in a per share DCF valuation range from (a) $18.71 to $24.67 using a discount rate of 9.5%; (b) $17.76 to $23.46 using a discount rate of 10.5%; and (c) $16.87 to $22.31 using a discount rate of 11.5%. The No-Recession Case resulted in a per share DCF valuation range from (x) $20.21 to $24.96 using a discount rate of 9.5%; (y) $19.32 to $23.85 using a discount rate of 10.5%; and (z) $18.46 to $22.80 using a discount rate of 11.5%. The Downside Case resulted in a per share DCF valuation range from (i) $17.19 to $20.09 using a discount rate of 9.5%; (ii) $15.89 to $18.54 using a discount rate of 10.5%; and (iii) $14.70 to
$17.13 using a discount rate of 11.5%. The June Plan resulted in a per share DCF valuation range from (a) $23.37 to $28.66 using a discount rate of 9.5%; (b) $22.36 to $27.41 using a discount rate of 10.5%; and (c) $21.40 to $26.22 using a discount rate of 11.5%.

   Comparable Acquisitions. WP&Co. reviewed five proposed or completed comparable acquisitions announced since November 1993. However, no relevant data were available for four of these acquisitions. WP&Co. also reviewed the terms of nine acquisitions made by the Company from 1992 through 1997. Due to the small number of comparable acquisitions made by parties other than the Company and the small size and regional nature of the companies acquired by the Company, WP&Co. did not consider the comparable acquisitions to be material to its analysis.

   Certain General Matters. No company or transaction used in the foregoing analysis is identical to the Company. In addition, those analyses and the discounted cash flow analyses are based and heavily dependent upon, among other factors, assumptions as to future performance and other factors, and are therefore subject to the limitations described in WP&Co.'s opinion. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition value or the public trading value of the companies to which they are being compared and the Company.

   The fairness analysis is a complex process and is not necessarily susceptible to a partial analysis or summary description. WP&Co. believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, WP&Co. considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be WP&Co.'s view of the actual value of the Company.

   In performing its analyses, WP&Co. made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by WP&Co. are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of WP&Co.'s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.

   The Special Committee retained WP&Co. based upon its experience and expertise. WP&Co. is an internationally recognized investment banking and advisory firm. WP&Co., as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market making and other trading activities, WP&Co. and its affiliates may, from time to time, have a long or short position in, and may buy and sell, securities of the Company.

 WP&Co. Engagement Agreement

   Pursuant to the terms of a letter agreement, dated September 29, 1997 between WP&Co. and the Company (the "WP&Co. Letter Agreement"), the Special Committee retained WP&Co. to serve as exclusive financial advisor to the Special Committee with respect to any transaction considered by the Special Committee pursuant to which Parent or any other affiliated entity acquires all or substantially all of the outstanding minority interest in the capital stock or assets of the Company, whether by way of merger, consolidation, reorganization or other business combination, a tender or exchange offer, a recapitalization or otherwise (an "Engagement Transaction").

   The Company agreed in the WP&Co. Letter Agreement to pay WP&Co. $100,000 upon the execution of the WP&Co. Letter Agreement and $400,000 at such time as WP&Co. renders an opinion to the Special Committee with respect to the fairness from a financial point of view of the consideration to be received by the public holders of common stock of the Company pursuant to an Engagement Transaction. In addition, the Company also agreed to pay WP&Co. upon the consummation of an Engagement Transaction 1.30% of the aggregate value paid or payable to the common shareholders of the Company, other than Parent, ITD or any of their affiliates, in excess of $19.50 per share.

   The Company has also agreed to reimburse WP&Co., subject to certain limitations, for all reasonable out-of-pocket expenses incurred by WP&Co. (including the reasonable fees and disbursements of counsel) in connection with the matters contemplated by the WP&Co. Letter Agreement. In addition, pursuant to the terms of an indemnification agreement, dated September 29, 1997, the Company agreed to indemnify WP&Co. (and its affiliates, their respective directors, officers, agents, employees and controlling persons) against certain liabilities arising out of or in connection with WP&Co.'s engagement, including liabilities under the federal securities laws.

   WP&Co. represented in the WP&Co. Letter Agreement that it does not have, and has not in the last three years had, any relationship with the Parent Group. Furthermore, WP&Co. agreed in the WP&Co. Letter Agreement not to represent or to provide services for any member of the Parent Group until the earlier of (i) the termination of WP&Co.'s services under the WP&Co. Letter Agreement by the Special Committee or (ii) the consummation or termination of the Transactions.


 CERTAIN FINANCIAL PROJECTIONS (UNAUDITED)

   The Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data. However, in connection with Parent's position as a controlling shareholder of the Company, Parent has received and examined certain analyses prepared by the Company which include projections of future financial results prepared as of June 19, 1997 and September 18, 1997 (the "Projections"). See "Recommendation of the Company Board; the Offer and the Merger-Opinion of WP&Co." In addition, as a result of the review of the Company's financial position and outlook, in the context of preparing for the Offer, Parent has received and examined the Projections for the years 1997 through 2000. Such information has been set forth below for the limited purpose of giving the Company's shareholders access to financial projections by the Company's management that were available for review by Parent and ITD in connection with the Offer.

   The projected financial information set forth below necessarily reflects numerous assumptions with respect to general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's or Parent's control, and does not take into account any changes in the Company's operations or capital structure which may result from the Offer and the Merger. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and actual results may prove to be materially higher or lower than those contained in the projections. The inclusion of this information should not be regarded as an indication that the Company, Parent, ITD or anyone else who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of Parent, ITD, the Company or any of their respective representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information, and the Company has made no representations to Parent or ITD regarding such information.

   The Company's management projections prepared as of June 19, 1997, assuming new acquisitions, and the Company's management projections prepared as of June 19, 1997, assuming no new acquisitions, were prepared as part of the planning process of Parent's corporate parent. The Company's management projections prepared as of September 19, 1997 were prepared primarily to establish performance targets for management of the Company. These projections, at the time of their preparation, represented management's aggressive estimates for actual financial performance. Such projections do not currently represent management's judgment of the most likely future financial results of the Company.

 Three Year Plans

   Incremental to the Company's core business, the June 19, 1997 projections (including new acquisitions) incorporate three unidentified acquisitions which are assumed to occur on January 1 of each of 1998, 1999 and 2000. Each acquisition is assumed to contribute approximately $200 million in total sales per year. At the time the acquisition projections were incorporated in the management plan, the Company was not referring to any existing company or any specific contemplated transaction.

                                   REXEL, INC.
                                 THREE-YEAR PLAN
                          (INCLUDING NEW ACQUISITIONS)

                                     SUMMARY


                         (PREPARED AS OF JUNE 19, 1997)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                       ACTUAL      FORECAST   PERCENTAGE             PERCENTAGE              PERCENTAGE              PERCENTAGE
                        1996        1997       INCREASE   PLAN 1998   INCREASE    PLAN 1999   INCREASE    PLAN 2000   INCREASE


Sales . . . . . . .  $1,159,446   $1,368,389       18.0%  $1,662,836       21.5% $1,879,402        13.0%  $2,065,070        9.9%
Gross profit  . . .     239,494      287,257       19.9%     356,441       24.1%    409,153        14.8%     452,924       10.7%
  % . . . . . . .  .       20.7%        21.0%                   21.4%                  21.8%                    21.9%
Labor . . . . . . .     124,667      145,248       16.5%     177,085       21.9%    201,537        13.8%     223,009       10.7%
  % . . . . . . .  .       52.1%        50.6%                   49.7%                  49.3%                    49.2%
All other . . . . .      58,703       71,255       21.4%      86,589       21.5%     98,911        14.2%     107,246        8.4%
  % . . . . . . .  .       24.5%        24.8%                   24.3%                  24.2%                    23.7%
EBITA . . . . . . .      56,124       70,754                  92,767                108,705                  122,669
  % . . . . . . .  .        4.8%         5.2%                    5.6%                   5.8%                     5.9%
LIFO Adjustment . .     (2,050)        1,020     -149.8%       1,088        6.6%      1,098         0.9%       1,087     in-0.9%
Amortization  . . .       1,943        2,793       43.8%       3,690       32.1%      4,337        17.5%       4,992       15.1%
Interest expense  .       5,109        7,382       44.5%       8,782       19.0%      7,370       -16.1%       7,245       -1.7%
Income before tax .      51,122       59,558       16.5%      79,207       33.0%     95,901        21.1%     109,344       14.0%
Tax . . . . . . . .      21,727       25,312       16.5%      33,663       33.0%     40,758        21.1%      46,471       14.0%
Net income  . . . .      29,395       34,246       16.5%      45,544       33.0%     55,143        21.1%      62,873       14.0%
  % . . . . . . .  .        2.5%         2.5%                    2.7%                   2.9%                     3.0%
Earnings per share       $ 1.13       $ 1.31       16.2%      $ 1.75       33.0%     $ 2.12        21.1%      $ 2.41       14.0%
Average shares  . .      25,987       26,055        0.3%      26,055                 26,055                   26,055
TWC turnover(1) . .         7.9          7.9        0.0          8.2                    8.1                      7.9
Return on net
 assets . . . . .  .       38.0%        36.6%      -1.4%        42.3%                  43.4%                    44.1%
Return on equity  .        16.3%        15.8%      -0.5%        17.6%                  17.8%                    17.1%
Debt to equity ratio
                           0.32         0.41       0.09         0.27                   0.21                     0.13
Operating cash
  flow  . . . . .  .     27,111       47,761       76.2%      54,128       13.3%     67,053        23.9%      77,027
Free cash flow  . .      22,477       42,495       89.1%      47,578       12.0%     60,128        26.2%      69,727
Free cash flow per
  share . . . . .  .     $ 0.86       $ 1.63       88.6%      $ 1.83       12.0%     $ 2.31        26.4%      $ 2.68

(1) Working capital turnover.


                                   REXEL, INC.
                                 THREE-YEAR PLAN
                          (EXCLUDING NEW ACQUISITIONS)

                                     SUMMARY

                         (PREPARED AS OF JUNE 19, 1997)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                       ACTUAL     FORECAST   PERCENTAGE              PERCENTAGE              PERCENTAGE             PERCENTAGE
                       1996         1997     INCREASE    PLAN 1998   INCREASE    PLAN 1999   INCREASE    PLAN 2000   INCREASE


Sales . . . . .  .  $ 1,159,446 $ 1,368,389        18.0%$ 1,463,836         7.0%$ 1,481,402        1.2% $ 1,468,070     n-0.90%
Gross profit  .  .      239,494     287,257        19.9%    313,829         9.3%    323,929        3.2%     325,036        0.3%
  % . . . . . . .  .       20.7%       21.0%                   21.4%                   21.9%                   22.1%
Labor . . . . .  .      124,667     145,248        16.5%    155,404         7.0%    158,174        1.8%     157,965       -0.1%
  % . . . . . . .  .       52.1%       50.6%                   49.5%                   48.8%                   48.6%
All other . . .  .       58,703      71,255        21.4%     75,169         5.5%     76,071        1.2%      72,986       -4.1%
  % . . . . . . .  .       24.5%       24.8%                   24.0%                   23.5%                   22.5%
EBITA . . . . .  .       56,124      70,754        26.1%     83,256        17.7%     89,683        7.7%      94,085        4.9%
  % . . . . . . .  .        4.8%        5.2%                    5.7%                    6.1%                    6.4%
LIFO adjustment  .      (2,050)       1,020      -149.8%      1,088                   1,098                   1,087
Amortization  .  .        1,943       2,793        43.7%      3,043         9.0%      3,043                   3,051        0.3%
Interest expense
                 .        5,109       7,382        44.5%      4,897       -33.7%      1,880      -61.6%     (1,546)     -182.2%
Income before tax
                 .       51,122      59,559        16.5%     74,228        24.6%     83,662       12.7%      91,493        9.4%
Tax provision .  .       21,727      25,312        16.5%     31,547        24.6%     35,557       12.7%      38,884        9.4%
Net income  . .  .       29,395      34,246        16.5%     42,681        24.6%     48,106       12.7%      52,608        9.4%
  % . . . . . . .  .        2.5%        2.5%                    2.9%                    3.2%                    3.6%
Earnings per share.      $ 1.13      $ 1.31        16.3%     $ 1.64       -16.9%     $ 1.85       12.7%      $ 2.02        9.4%
TWC turnover  .  .          8.0         8.3                     7.9                     8.0                     8.0
Return on net              33.7%       34.8%        3.3%       40.8%       17.2%       44.9%       9.9%        48.5%       8.0%
assets  . . . .  .
Return on equity
                 .         16.3%       15.9%       -2.3%       16.6%        4.2%       15.9%      -4.2%        14.9%      -6.2%
Debt to equity             0.32        0.24       -25.0%       0.18                   -0.02                   -0.18
ratio . . . . .  .
Operating cash flow      27,111      47,761        76.2%     50,244         5.2%     57,973       15.4%      63,696        9.9%
 .

Free cash flow   .       22,477      42,495        89.1%     44,069         3.7%     51,798       17.5%      57,521       11.0%



     Management's June 19, 1997 projections for 1997 to 2000 were based on the following assumptions:

     Core business sales growth is driven by three factors as shown numerically in the table below:

     (i)    Market growth was assumed to grow directly with the Commercial and Industrial Buildings market growth forecast, by region, of F.W. Dodge (an industry consultant), dated March 1997. Market growth for the Company was based on the weighted average growth of the regions in which it conducts business.

     (ii)   Sales were adjusted for expected product price inflation.

     (iii)  The Company was assumed to capture incremental market share from competitors of 1.0% per year.


Gross margins were assumed to increase over the projection period due to: (i) sales force training, (ii) improved inventory controls, and (iii) improved terms of trade with suppliers.

   Other assumptions included: (i) labor costs have been assumed to grow by 2.5% per year, and (ii) other variable costs have been assumed to grow in relation to sales. Additionally, the projections assume a 7% interest rate on short-term debt and assumed capital expenditures are equal to depreciation.

   The following are certain assumptions relating to the June 19, 1997 projections:

                                                                                              1998   1999    2000


Sales growth:
     Market growth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .      4.9%  -1.8%   -4.3%
     Inflation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .     -0.2%   1.8%    2.3%
     Market share growth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .      1.0%   1.0%    1.0%
     Margin improvement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .      0.1%   0.2%    0.1%
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .      5.8%   1.2%   -0.9%
Labor costs-inflation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .      2.5%   2.5%    2.5%



 1998 Profit Plan Estimate

                                   REXEL, INC.
                            1998 PROFIT PLAN ESTIMATE

                                     SUMMARY

                       (PREPARED AS OF SEPTEMBER 18, 1997)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                       PERCENTAGE                    PERCENTAGE      98 PROFIT    PERCENTAGE
                         95 ACTUAL      96 ACTUAL       INCREASE     97 FORECAST     INCREASE        PLAN CORE     INCREASE


Sales                   $1,120,688      $1,159,446          3.5%     $1,370,118         18.2%       $1,500,000         9.5%

Gross Profit               231,630         239,494          3.4%        284,840         18.9%          318,000        11.6%
% of Sales                   20.7%           20.7%                        20.8%                          21.2%

Labor                      121,777         124,667          2.4%        145,298          16.5%         158,000         8.7%
% of Sales                   10.9%           10.8%                        10.6%                          10.5%
% of Gross Profit            52.6%           52.1%                        51.0%                          49.7%

Other                       61,138          58,703        (4.0%)         68,524          16.7%          74,000         8.0%
% of Sales                    5.5%            5.1%                         5.0%                           4.9%
% of Gross Profit            26.4%           24.5%                        24.1%                          23.3%


EBITA                       48,715          56,124         15.2%         71,018          26.5%          86,000        21.1%
% of Sales                    4.3%            4.8%                         5.2%                           5.7%

Net Income                  19,769          29,395         48.7%         34,184          16.3%          45,000        31.6%

% of Sales                    1.8%            2.5%                         2.5%                           3.0%

Earnings per Share            0.79            1.13         42.7%           1.31          15.6%            1.72        31.3%


TWC/turnover                   7.7             7.9                          8.0                            8.0


Return on net                33.5%           38.2%                        41.5%                          45.9%
assets



   1998 Profit Plan Estimate Assumptions:

   The 1998 Profit Plan Estimate is based on the same fundamental assumptions described above for the Three Year Plans. However, it does not include acquisitions and has higher sales and margins for the underlying core business. These numbers were used as a budgeting tool in order for the various division heads to build the actual 1998 Profit Plan and represent management's aggressive estimates for actual 1998 financial performance.


CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   Certain matters discussed herein, including without limitation, the Projections, are forward-looking statements that involve risks and uncertainties. Such information has been included in this Information Statement for the limited purpose of giving the Company's shareholders access to financial projections by the Company's management that were made available to Parent. Such information was prepared by the Company's management for internal use and not with a view to publication. The foregoing Projections were based on assumptions concerning the Company's products and business prospects in 1997 through 2000, including the assumption that the Company would continue to operate under the same ownership structure as then existed. The Projections were also based on other revenue and operating assumptions. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Such uncertainties and contingencies include, but are not limited to: changes in the economic conditions in which the Company operates; greater than anticipated competition or price pressures; new product offerings; better than expected customer growth resulting in the need to expand operations and make capital investments; and the impact of investments required to enter new markets. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, the Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission (the "Commission ) or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts and are included in this Information Statement only because such information was made available to Parent by the Company. Neither Parent's nor the Company's independent accountants have examined, compiled or applied any agreed upon procedures to this information and, accordingly, assume no responsibility for this information. Neither Parent nor the Company nor any other party assumes any responsibility for the accuracy or validity of the foregoing projections.


PURPOSE AND STRUCTURE OF THE MERGER; REASONS OF PARENT AND ITD FOR THE MERGER

   The purpose of the Merger and the Merger Agreement is to enable Parent to acquire complete control of the Company Board and the entire equity interest in the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

   Parent believes that the increasingly competitive environment in the electric supplies distribution sector and the prospect of industry-wide consolidation make an acquisition by Parent of the remaining Shares appropriate at this time. As such, Parent and the Company must continue to grow, by acquisition or otherwise, to compete more effectively in this rapidly changing environment. Such simplification of Parent's corporate structure in the United States would enhance Parent's strategic flexibility and allow it to benefit from opportunities in the United States electric supplies distribution sector. See "SPECIAL FACTORS-Background of the Merger-Business of the Company and Arrangements between Parent, ITD and the Company."


PLANS FOR THE COMPANY; CERTAIN EFFECTS OF THE MERGER

   It is expected that, initially following the Merger, except as set forth below, the business and operations of the Company will be conducted in a manner substantially similar to how they are conducted currently. However, Parent will continue to evaluate the business and operations of the Company after the consummation of the Merger and will take further actions as it deems appropriate under the circumstances then existing.

   Except as otherwise described in this Information Statement, Parent has no current plans or proposals which relate to or would result in: (a) other than the Merger, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (b) a sale or transfer of a material amount of assets of the Company; (c) any change in the management of the Company or any change in any material term of the employment contract of any executive officer; or (d) any other material change in the Company's corporate structure or business.

   Nevertheless, Parent may initiate a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize and integrate the activities of the Company and Parent. In particular, Parent may study the possibility of changing the Company Board by changing the number or term of directors, and may also consider material changes in the present dividend rate and policy, indebtedness and capitalization of the Company. In particular, Parent expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.

   Following consummation of the Merger, Parent's direct and indirect interest in such items will increase to 100% and Parent and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations, and any future increase in the Company's value and the right to elect all members of the Company Board. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, shareholders will not have the opportunity to participate directly in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, shareholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

   [The Company has sent requests to the NYSE and the Pacific Stock Exchange (the "PSE") to discontinue the listing of Shares on such exchanges.] In addition, the registration of the Shares under the Exchange Act may be terminated 90 days following consummation of the Merger. Accordingly, following the Merger there will be no publicly-traded Common Stock of the Company outstanding. See "Effect of the Offer on the Market for the Shares; the New York Stock Exchange, Pacific Stock Exchange and Exchange Act Registration." It is expected that, if the Merger is not consummated, the Company's current management, under the general direction of the Company Board, will continue to manage the Company as an ongoing business.


RIGHTS OF SHAREHOLDERS IN THE MERGER; APPRAISAL RIGHTS

   In connection with the consummation of the Merger, all holders of Shares as of the Effective Time will have certain rights under the NYBCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures are complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the $22.50 per Share payable pursuant to the Merger Agreement (the "Merger Consideration") or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the $22.50 per Share.

   The rights of dissenting shareholders of the Company are governed by Section 623 and Section 910 of the NYBCL. The following summary of the applicable provisions of Section 623 of the NYBCL is not intended to be a complete statement of such provision and is qualified in its entirety by reference to the full text of Section 623 which is set forth in Exhibit C attached hereto.

   Any holder of Shares who wishes to exercise his dissenter's rights with respect to the Merger must file with the Company prior to the holding of the vote concerning the Merger, a written objection thereto. An objection by a holder must include (i) a written notice of election to dissent, (ii) his name and residence address, (iii) the number and class of shares as to which he dissents and (iv) a demand for payment of the fair value of his shares. The Company takes the position that a Shareholder's failure to vote against the approval and adoption of the Merger Agreement will not constitute a waiver of his dissenters' rights. However, a Shareholder's vote against the approval and adoption of the Merger Agreement will not suffice to provide the Company with written notice of the Shareholder's intention to exercise his dissenters' rights under New York law. A shareholder voting in favor of the Merger will be deemed to have waived his dissenter's rights.

   A shareholder may not dissent as to less than all Shares, as to which he has a right of dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all Shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary. Furthermore, if the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or two joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly state, in such demand, that the agent is acting as agent for the record owner or owners of such Shares.

   A record holder, such as a broker, who holds Shares as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the Shares held for such beneficial owners. All notices of election to dissent should be addressed to the Company at 150 Alhambra Circle, Coral Gables, Florida 33134.

   At the time of filing a notice of election to dissent or within one month thereafter, a dissenting shareholder must submit the certificate or certificates representing his Shares to the Company, for notation thereon of the election to dissent, after which such certificate will be returned to the shareholder. Failure to submit the certificates may result in the loss of dissenters' rights.

   Within ten days after the holding of the shareholders vote regarding the Merger, the Company will give written notice of such vote to all shareholders that have filed written objection to the Merger (except shareholders voting in favor of the Merger). Within 15 days after the expiration of the period within which shareholders file their notices of election to dissent, or within 15 days after the Effective Time, whichever is later (but in no case later than 90 days after the shareholders' authorization of the Merger), the Company is required to make a written offer by registered mail (which, if the Merger has not been consummated, may be conditioned upon such consummation) to each shareholder who has filed a notice of election to dissent to pay for such holder's Shares at a specified price which the Company considers to be their fair value. The Company intends to make such written offer to each shareholder who has filed such notice of election to dissent at a price it determines to be the fair value of such holder's Shares. It is anticipated that the price for such offer will be $22.50 per Share. Such offer will be accompanied by a statement setting forth the aggregate number of Shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the Merger has been consummated at the time such offer is made, such offer will also be accompanied by (a) advance payment to each dissenting shareholder who has submitted his certificates for notation thereon as described in the preceding paragraph, of an amount equal to 80 percent of the amount of such offer, or (b) as to each dissenting shareholder who has not yet submitted his certificates for notation thereon, a statement that advance payment to him of an amount equal to 80 percent of the amount of such offer will be made by the Company promptly upon submission of his certificates. Acceptance of such advance payment by a dissenting shareholder will not constitute a waiver of his dissenter's rights. If within 30 days after the making of such written offer by the Company, the Company and any dissenting shareholder agree upon the price to be paid for his Shares, payment therefor will be made within 60 days after the making of such offer or the Effective Time, whichever is later, upon the surrender of the certificates for any such Shares represented by certificates.

   If the Company fails to make such an offer within the 15-day period described above, or if it makes an offer but the Company and a dissenting shareholder do not agree within 30 days of the making of the offer upon the price to be paid for such shareholder's Shares, the Company must, within 20 days of such 15- or 30-day period, as the case may be, institute a special proceeding in New York Supreme Court (the "Court"), to determine the rights of dissenting shareholders and fix the fair value of their Shares. If the Company does not institute such a proceeding within such 20-day period, any dissenting shareholder may, within 30 days after such 20-day period, institute a proceeding for the same purpose. If such proceeding is not instituted within such 30-day period, dissenting shareholders who have not agreed with the Company as to the price to be paid for their Shares will lose their dissenter's rights, unless the Court, for good cause shown, shall otherwise direct.

   All dissenting shareholders, other than those who agreed with the Company as to the price to be paid for their Shares, will be made parties to such appraisal proceeding. The Court will determine whether each dissenting shareholder is entitled to receive payment for his Shares and will then determine the fair value of his Shares as of the close of business on the day prior to the date the Merger was authorized by shareholders. In fixing the fair value of the Shares, the Court will consider the nature of the transaction giving rise to the shareholder's right to receive payment for his Shares under the NYBCL, the effects of such transaction on the Company and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. Within 60 days after the completion of any such Court proceeding, the Company will be required to pay to each dissenting shareholder the amount found to be due him, with interest thereon at such rate as the Court finds to be equitable, upon surrender to the Company by such shareholder of the certificates representing his Shares. If the Court finds that the refusal of any dissenting shareholder to accept the offer of the Company was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to such shareholder.

   The parties to such appraisal proceeding will bear their own costs and expenses, including the fees and expenses of their counsel and any experts employed by them, except that the Court, in its discretion and under certain conditions, may apportion and assess all or any part of the costs, expenses and fees incurred by the Company against any dissenting shareholders, including any dissenting shareholders who have withdrawn their notices of election to dissent from the Merger, who the Court finds were arbitrary, vexatious or otherwise not acting in good faith in refusing any offer of payment the Company may have made.

   The Court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the Company if the Court finds any of the following: (i) that the fair value of the Shares as determined materially exceeds the amount which the Company offered to pay; (ii) that no offer or required advance payment was made by the Company; (iii) that the Company failed to institute the special proceeding within the period specified therefor; or
(iv) that the action of the Company in complying with its obligations as provided in Section 623 of the NYBCL was arbitrary, vexatious or otherwise not in good faith. In making any determination as described in this paragraph, the Court may consider the dollar amount or the percentage, or both, by which the fair value of the Shares as determined exceeds the Company offer.

   Any shareholder who has filed a notice of election will not, after the Effective Time, have any of the rights of a shareholder with respect to his Shares other than the right to be paid the fair value of his Shares under the NYBCL. Any notice of election to dissent may be withdrawn by a dissenting shareholder at any time prior to his acceptance in writing of any offer by the Company but in no case later than 60 days after the Effective Time (or if the Company fails to make a timely offer to pay such shareholder the fair value of his Shares as provided above, at any time within 60 days after any date such an offer is made), or thereafter with the written consent of the Company. Any dissenting shareholder who withdraws his notice of election to dissent or otherwise loses his dissenter's rights shall thereupon have only the right to receive the consideration of each of his Shares provided in the Merger.

   The enforcement by a shareholder of his right to receive payment for his Shares in the manner provided in the NYBCL may exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except the right to bring or maintain appropriate action to obtain relief upon a showing of fraud, misrepresentation or self-dealing as to such shareholder.

   Any holder of Shares contemplating the exercise of dissenters' rights is urged to review carefully the provisions of Section 623 of the NYBCL, attached hereto as Exhibit C. Failure by any holder of Shares to follow precisely all of the steps required by the NYBCL to perfect dissenters' rights will result in the loss of those rights.

   In view of the complexities of the foregoing provisions of the NYBCL, Company shareholders who are considering pursuing their dissenters' rights may wish to consult with legal counsel.

THE MERGER AGREEMENT

   The following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Exhibit D to this Information Statement. Such summary is qualified in its entirety by reference to the Merger Agreement.

   The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with the NYBCL, at the Effective Time, ITD (or a wholly owned subsidiary of ITD formed for the purpose of effecting the Merger) shall be merged with and into the Company. The Company shall continue as the Surviving Corporation of the Merger and will become a direct (or in the case that the Merger shall be consummated with a subsidiary of ITD, an indirect) wholly-owned subsidiary of Parent. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time held by shareholders (other than any Shares owned directly or indirectly by Parent or ITD), shall be canceled and, subject to dissenters rights under the NYBCL, shall be converted automatically into the right to receive from the Company $22.50 per Share. The Merger Agreement provides that the directors of the Company immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will remain officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, the Restated Certificate of Incorporation and By-laws of the Company will remain unmodified.

   The Merger Agreement provides that at the Effective Time, by virtue of the Merger and without any action on the part of ITD, the Company or the holders of any of the following securities and/or options:

      (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned directly or indirectly by Parent, Shares held in the treasury of the Company and Shares as to which the shareholder has perfected its rights of appraisal) will be canceled and will be converted automatically into the right to receive, in cash, from the Company an amount equal to $22.50 per Share payable, without interest, to the holder of each such Share, upon surrender of the certificate that formerly evidenced such Share;

      (b) Each Share issued and outstanding immediately prior to the Effective Time owned directly or indirectly by Parent, will remain issued and outstanding and no payment or distribution will be made with respect thereto;

      (c) Each share of common stock, par value $.01 per share, of ITD issued and outstanding immediately prior to the Effective Time will be canceled and no payment or distribution will be made with respect thereto;

      (d) Each share of common stock held in the Company's treasury will be canceled and no payment or distribution will be made with respect thereto; and

      (e) Each outstanding option to purchase Shares outstanding immediately prior to the Effective Time, whether or not then exercisable, will be canceled and each holder of a canceled Stock Option will be entitled to receive a payment (the "Exercise Amount") in cash from the Company, in consideration for the cancellation of each such option, at the same time as the consideration in the Merger is received by the holders of Shares, equal to the product of (i) the number of Shares to be issued upon the exercise of such option and (ii) the excess, if any, of $22.50 per Share over the exercise price per Share previously subject to such Stock Option.


 Agreements of Parent, ITD and the Company

     Pursuant to the Merger Agreement, the Company agreed, if necessary in order to consummate the Merger, to (i) duly call, give notice of, convene and hold the special meeting of its shareholders to which this Information Statement relates as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transaction contemplated thereby (the "Shareholders' Meeting"), (ii) include in the proxy statement for the Shareholders' Meeting the recommendation of the Company Board and the Special Committee that the shareholders of the Company approve and adopt the Merger Agreement and the transaction contemplated thereby, subject to their respective fiduciary duties as advised by independent counsel and (iii) use its reasonable best efforts to obtain such approval and adoption. At the Shareholders' Meeting, each of Parent and ITD is obligated to cause all Shares then owned by it and its subsidiaries to be voted in favor of the approval and adoption of the Merger Agreement and the transaction contemplated thereby. Parent and ITD currently have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger.

   The Merger Agreement provides that in the event ITD has acquired ownership of such number of Shares which, when taken together with Shares contributed to ITD by Parent, if any, constitutes at least 90% of the then issued and outstanding Shares, then ITD, Parent and the Company may take all necessary and appropriate action to cause the Merger to become effective after such acquisition, without the approval of the Company's shareholders in accordance with Section 905 of the NYBCL.

   Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless ITD otherwise agrees in writing, the businesses of the Company and its subsidiaries will be conducted only in, and the Company and its subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company will use its reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations.

   The Company on the one hand, and Parent and ITD on the other hand, are each obligated under the Merger Agreement to give each other prompt notice of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, Parent or ITD, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder.

   Pursuant to the Merger Agreement, the Company will, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each of its subsidiaries (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, until the expiration of the statute of limitations relating thereto (and will pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under the NYBCL, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances required under the NYBCL). In the event of any such claim, action, suit, proceeding or investigation, (i) the Company will pay the fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to the Company, promptly after statements therefor are received and (ii) the Company will cooperate in the defense of any such matter; provided, however, that the Company will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided further that the Company will not be obligated to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action except (x) that the persons who served as directors of the Company who were not designees of Parent or ITD shall be entitled to retain one additional counsel (plus appropriate local counsel) to represent them at the expense of the Company and (y) to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Company, and provided further that, in the event that any claim for indemnification is asserted or made within the period prior to the expiration of the applicable statute of limitations, all rights to indemnification in respect of such claim will continue until the disposition of such claim. All rights pursuant to the foregoing indemnification provisions of the Merger Agreement are deemed to be a contract between the Company and each of the Indemnified Parties.

   The Merger Agreement provides that the Company will maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company covering those persons who are currently covered by such policies (provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time.

   Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, each of the parties thereto will (i) use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the Merger Agreement and the other transactions contemplated thereby and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement will use their best efforts to take all such action.


 Representations and Warranties

   The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company, Parent and ITD as to the enforceability of the Merger Agreement and by the Company as to compliance with law, corporate status and capitalization and the accuracy of financial statements and filings with the Commission (as defined below).


 Conditions to the Merger

   Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) to the extent required by the NYBCL and the Company's Restated Certificate of Incorporation and By-laws, the Merger Agreement and the transactions contemplated thereby will have been approved and adopted by the affirmative vote of the shareholders of the Company; (b) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of preventing or prohibiting consummation of the Merger or the effective operation of the business of the Company and its subsidiaries after the Effective Time; and (c) ITD or its permitted assignee will have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition will not be applicable to the obligations of Parent or ITD if, in breach of the Merger Agreement, ITD fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.


 Termination

   The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company: (a) by mutual written consent duly authorized by the governing bodies of Parent and ITD and the Company at the direction of the Special Committee; or (b) by either ITD or the Company at the direction of the Special Committee if (i) the Effective Time has not occurred on or before March 31, 1998; provided, however, that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction or other governmental authority has issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (c) by the Company, upon direction of the Special Committee, (i) if any representation or warranty of Parent or ITD in the Merger Agreement which is qualified as to materiality will not be true and correct or any such representation or warranty that is not so qualified will not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement, or (ii) Parent or ITD has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or ITD to be performed or complied with by it under the Merger Agreement; or (d) by the Company upon direction of the Special Committee if the Special Committee has withdrawn or modified its approval or recommendation of the Merger or the Merger Agreement. In the event of the termination of the Merger Agreement, the Merger Agreement will forthwith become void.


 Amendment and Waiver

   The Merger Agreement may be amended in writing by the parties thereto by or on behalf of their respective governing bodies (and, in the case of the Company if directed by the Special Committee) at any time prior to the Effective Time. Except as otherwise provided by the Merger Agreement, any party thereto may (i) extend the time for the performance of any obligation or other act of any other party thereto, (ii) waive any inaccuracy in the representations and warranties contained therein and (iii) waive compliance with any agreement or condition contained therein, other than the Minimum Condition.

ACCOUNTING TREATMENT

   The Merger will be accounted for under the "purchase" method of accounting whereby the amount paid to the Public Shareholders will be allocated among the Company's assets and liabilities based on their respective fair market values.

PAYMENT FOR SHARES OF COMMON STOCK

   As a result of the Merger, holders of certificates formerly representing Shares will cease to have any equity interest in the Company. After consummation of the Merger, each Share issued and outstanding immediately prior to the consummation of the Merger held by shareholders other than Parent or any direct or indirect subsidiary of Parent will be required to be surrendered to IBJ Schroder Bank & Trust Company (the "Paying Agent") in order that such Share be cancelled and converted automatically into the right to receive the cash price of $22.50 per Share. No interest will be paid or accrued on the cash payable upon the surrender of such certificates.

   DETAILED INSTRUCTIONS WITH REGARD TO THE SURRENDER OF CERTIFICATES, TOGETHER WITH A LETTER OF TRANSMITTAL, WILL BE FORWARDED TO FORMER HOLDERS OF SHARES BY THE PAYING AGENT PROMPTLY FOLLOWING THE EFFECTIVE TIME. HOLDERS OF SHARES SHOULD NOT SUBMIT THEIR CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED SUCH MATERIALS. PAYMENT FOR SHARES WILL BE MADE TO FORMER HOLDERS OF SHARES AS PROMPTLY AS PRACTICABLE FOLLOWING RECEIPT BY THE PAYING AGENT OF THEIR CERTIFICATES AND OTHER REQUIRED DOCUMENTS.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER.

 Related Party Transactions

   In considering the recommendation of the Company Board and the Special Committee with respect to the Merger, shareholders should be aware that certain officers and directors of Parent and the Company have interests in the Merger which are described below and which may present them with certain potential conflicts of interest. Currently, of the ten (10) directors of the Company, two
(2) are also directors of Parent and two (2) are executive officers of Parent. Messrs. Alain Redheuil and Serge Weinberg serve as directors of both the Company and Parent, and Mr. Pierre Chareyre, a director of the Company, serves as the Chief Financial Officer, and Mr. Redheuil serves as Chairman and Chief Executive Officer, of Parent. See "-Beneficial Ownership of Shares" for information regarding Shares and options to acquire Shares beneficially owned by Parent and certain of ITD's executive officers or directors. See also "Exhibit A-List of Directors and Executive Officers of Parent, ITD and S.C.A. Financiere Pinault."

   Mr. Eric Lomas, the Chairman of the Company and an appointee to the Company Board by Parent, is the president of The Hill Thompson Group Ltd., an investment banking firm ("Hill Thompson"). Mr. Lomas is paid $75,000 per year for his services as Chairman of the Company Board. Hill Thompson has performed certain investment banking services for the Company in the past. In May 1997, the Company engaged Hill Thompson to act as its financial advisor in connection with the Company's efforts to dispose of its Utility Products Division, for which it was paid a fee of $325,000 upon the consummation of such disposition.

   Mr. Gerald Morris, the chairman of the Special Committee, leases office space, through December 31, 1997, from Hill Thompson, at what Mr. Lomas and Mr. Morris each believes is a market rate. Mr. Morris and Mr. Lomas have made several business investments together in the past and Hill Thompson has provided investment banking services to a company with which Mr. Morris is currently affiliated. According to Mr. Morris and Mr. Lomas, such investments and such company are not affiliated with Parent, ITD, the Company or their affiliates.

   Shareholders also should be aware that Parent has certain interests that present actual or potential conflicts of interest in connection with the Merger. As a result of Parent's current ownership of approximately [__%] of the issued and outstanding Shares, and its designees constituting a majority of the Company's directors, Parent may be deemed to control the Company.

   Nicolas Sokolow, a director of the Company is a partner in Sokolow, Dunaud, Mercadier & Carreras ("SDMC"). During the years 1994, 1995 and 1996, SDMC received from Parent fees for legal services in the French Franc approximate dollar equivalent amounts of $50,000, $70,000 and $130,000 (FrF 5.1139=$1.00).

   The Company and Parent have entered into a Services Agreement, dated as of November 1, 1995 (the "Services Agreement"). The Services Agreement was negotiated and approved by a special committee of the Company Board consisting of persons who are neither officers nor directors of Parent or its affiliates nor have a material financial relationship with Parent or its affiliates. Under the Services Agreement, in consideration for the benefits to the Company arising from its association with the worldwide business of Parent, including without limitation, in matters relating to customers, suppliers, employees, business methods and know-how and financial expertise, the Company has agreed to pay to Parent $600,000 per year (commencing with 1995). In addition, Parent has agreed to provide consulting services to the Company relating to specific projects at the request of the Company at a rate 10% higher than the costs to Parent of providing such services (including, in the case of employees of Parent, costs based on the wages, social insurance payments and allocated overhead and general corporate expenses attributable to such employees). Any payment for consulting services must be approved by the Audit Committee of the Company Board (excluding any member thereof who is an officer or director of Parent or any of its affiliates or a person that has a material financial relationship with Parent or any of its affiliates). During 1996, the Company requested from Parent services valued at $200,000 relating to the development of training programs, logistics consulting, enhancement of cash management and treasury systems and a global agreement on implementation of an inventory management system. In addition, pursuant to the Services Agreement, Parent consented to the use by the Company of the name "Rexel". The Services Agreement is effective through December 31, 1997, subject to automatic renewal for successive one year terms unless terminated on 30 days notice given by either party prior to the commencement of a renewal term.

   The other business contacts between the Company and Parent relate to the purchase of Shares by Parent and its affiliates and certain arrangements regarding representation on the Company Board and related matters. Such relationships are set forth in the Purchase Agreement, the Investment Agreement (as amended) and the Additional Purchase Agreement. See "SPECIAL FACTORS-Background of the Offer-Business of the Company and Arrangements Between Parent, ITD and the Company."

   The Special Committee and the Company Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "SPECIAL FACTORS-Background of the Merger."

 Beneficial Ownership of Shares

   The following table sets forth certain information, as of November 5, 1997, regarding the ownership of Shares by each person known by ITD or the Company to be the beneficial owner of more than 5% of the issued and outstanding Shares, and any director or executive officer of the Company, Parent or ITD who is the beneficial owner of Shares or Stock Options issued by the Company as well as ownership by all such directors and officers as a group: [to be updated after the Offer]

                                                                                              NUMBER OF
                                                                                               SHARES
                                                                               NUMBER OF     SUBJECT TO    PERCENTAGE OF
                                                                                 SHARES       UNVESTED     COMMON STOCK
                                                                              BENEFICIALLY     OPTIONS     BENEFICIALLY
         NAME OF BENEFICIAL OWNER                                                OWNED      ISSUED BY THE      OWNED
                                                                                               COMPANY


S.C.A. FINANCIERE PINAULT . . . . . . . . . . . . . . . . . . . . . . . . .     13,161,4811      -             50.5
ARTEMIS S.A.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13,161,4811      -             50.5
SOCIETE ANONYME PROFESSIONELLE DE
  DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13,161,4811       -            50.5
PINAULT-PRINTEMPS-REDOUTE S.A.  . . . . . . . . . . . . . . . . . . . . . .     13,161,4811       -            50.5
Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13,161,4811       -            50.5
ITD . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,646,9941       -            17.8
Francois Pinault  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13,161,4811       -            50.5
Alain Redheuil  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,000      8,000            *
Serge Weinberg  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9,000      2,000            *
Steve Barke . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,000     10,000            *
Bernard Clerc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,500        -              *
Pierre Chareyre . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              -     10,000            *
Michel Rivaillon  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              -        -              *
John B. Fraser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13,500      4,500            *
Frederic de Castr . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,000      4,000            *
Jon O. Fullerton  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13,600      9,600            *
R. Gary Gentles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10,500      4,500            *
Allan M. Gonopolsky . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5,894      2,000            *
Gilles Guinchard  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              -        -              *
William J. Jett . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4,500     23,000            *
Austin List . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5,896      4,500            *
Eric Lomas  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8,000      7,000            *
Robert M. Merson  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        120,734     56,000            *
Gerald E. Morris  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         11,500      6,500            *
Nicolas Sokolow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8,500      6,500            *
All directors and officers as a group . . . . . . . . . . . . . . . . . . .         221,124    158,100           *


1        Each of S.C.A. Financiere Pinault, Artemis S.A., Societe Anonyme Professionelle de Distribution, Pinault-Printemps-
Redoute S.A., Parent and ITD is owned, directly or indirectly, by Francois Pinault.  Mr. Pinault and such entities share voting and investment power with respect to Shares reported as beneficially owned.  The addresses of Mr. Pinault and each such entity are set forth in Exhibit A to this Information Statement or under the caption "CERTAIN INFORMATION CONCERNING PARENT AND ITD."

*        Less than 1%.


   The individuals included in the table (other than Mr. Pinault) had sole voting and investment power with respect to Shares reported as beneficially owned, except as otherwise indicated in this paragraph. Shares owned by certain individuals include vested options exercisable within 60 days of November 5, 1997, as follows: Mr. Redheuil (2,000); Mr. Weinberg (8,000); Mr. Barker (3,000); Mr. Fraser (10,500); Mr. Castro (2,000); Mr. Fullerton (13,100); Mr.
Gentles (10,500); Mr. Jett (4,500); Mr. Gonopolsky (2,000); Mr. List (3,500);
Mr. Lomas (7,000); Mr. Merson (74,000); Mr. Morris (8,500); and Mr. Sokolow (8,500). Shares owned by Messrs. Gonopolsky and Merson include, respectively, 3,894 and 1,034 Shares held under the Company's Section 401(k) Savings Plan as of December 31, 1996, the most recent date for which such information is available. Voting power with respect to such Shares is directed by the participants, or, in the absence of such direction, voted in the best interests of the trust, as determined by the Trustee. Holders of options, whether or not vested, will receive pursuant to the Merger the difference between $22.50 and the exercise price for each option owned by the holder.

   Neither the Company, Parent nor ITD has effected any transactions in Shares during the past 60 days, except for ____ Shares acquired by ITD pursuant to the Offer.

   Other than automatic purchases effected for the benefit of certain officers, employees or affiliates thereof pursuant to the Company's 401(k) plan, and Shares tendered pursuant to the Offer, to the best of Parent's knowledge, no officer or director of the Company, Parent or ITD has effected any transaction in Shares during the past 60 days. [All of the individual beneficial owners whose names appear in the table set forth above (other than Mr. Pinault) tendered all of their Shares for $22.50 per Share.] To the best of the Company's knowledge, each such owner tendered his Shares because, in his capacity as a shareholder of the Company, he believes accepting the Offer maximizes the value of his investment in Shares of the Company.

   According to Parent's records, since January 1, 1995, ITD and Parent have purchased the following number of Shares at the following average price per
Share:
[to be updated]

                                                                                              AVERAGE
                                                                                   NUMBER OF PURCHASE
                                                                                     SHARES    PRICE    HIGH     LOW


1995:
     First Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .      372,300 $ 6. 12   $ 7.25   $ 5.86
     Second Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .      442,000  $ 7.61   $ 9.50   $ 6.88
     Third Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .      201,400  $ 9.88   $10.63   $ 9.50
     Fourth Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .      150,700  $11.54   $14.63   $10.00

1996:
     First Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .      230,100  $12.32   $13.88   $11.63
     Second Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .      321,600  $11.91   $14.63   $11.38
     Third Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .      416,700  $13.87   $15.75   $13.75
     Fourth Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .      218,500  $14.67   $15.88   $13.38

1997:
     First Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .      227,000  $18.81   $20.13   $15.63
     Second Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .       86,700  $17.72   $19.00   $16.38
     Third Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .           -       -        -        -
     Fourth Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .     [      ]  $22.50   $22.50   $22.50


   According to the Company's records, since January 1, 1995, the Company purchased 1,600 Shares at $11.50 per Share on March 8, 1996.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

   The following summary addresses the material U.S. federal income tax consequences to holders of Shares who receive cash for their Shares in the Merger. The summary does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Shares in light of their personal circumstances or to holders subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code") (including financial institutions, broker-dealers, insurance companies, tax-exempt organizations, holders who received their Shares through the exercise of employee stock options or otherwise as compensation, holders who are not citizens or residents of the United States and holders who hold their Shares as part of a hedge, straddle or conversion transaction) nor does this summary address the effect of any foreign, state, local or other tax laws. The discussion assumes that each holder of Shares holds such Shares as a capital asset within the meaning of Section 1221 of the Code.

   The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder who receives cash for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares and such shareholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year. The maximum regular federal income tax rate applicable to capital gains recognized by an individual is 20% if the individual has held the Shares for more than 18 months, 28% if the individual has held the Shares for more than 12 months but not more than 18 months and 39.6% if the individual has held the Shares for 12 months or less. The maximum federal income tax rate applicable to all capital gains recognized by a corporation is 35%. Certain limitations exist on the deductibility of capital losses by corporate and individual taxpayers.

   THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS INCLUDING THE FEDERAL ALTERNATIVE MINIMUM TAX.

                        PRICE RANGE OF SHARES; DIVIDENDS

   The Shares [are] listed and principally traded on the NYSE under the symbol "RXL." The Shares also [trade] on the PSE. The following table sets forth, for the quarters indicated, the high and low prices per Share on NYSE as reported by the Dow Jones News Service:

                                                         HIGH     LOW


   1995:
   First Quarter.                                         $7.25    $5.86
   Second Quarter.                                         9.50     6.88
   Third Quarter.                                         10.63     9.50
   Fourth Quarter.                                        14.63    10.00
   1996:
   First Quarter.                                         13.88    11.63
   Second Quarter.                                        14.63    11.38
   Third Quarter.                                         15.75    13.75
   Fourth Quarter.                                        15.88    13.38
   1997:
   First Quarter.                                         20.13    15.63
   Second Quarter.                                        19.00    16.38
   Third Quarter.                                         21.50    17.13
   Fourth Quarter (through November [___], 1997).       [22.50]  [21.31]


   On August 28, 1997, the last full trading day prior the public announcement of Parent's consideration of a possible acquisition of all remaining outstanding Shares of the Company not owned by Parent Group, the closing price per Share as reported on the NYSE was $18.87. On October 17, 1997, the last full trading day prior to announcement of the Offer, the closing price per Share as reported on the NYSE was $21.31. On October 22, 1997, the last full trading day prior to commencement of the Offer, the closing price per Share as reported on the NYSE was $22.25. On November [___], 1997, the last full trading day prior to the date of this Information Statement, the closing price per Share as reported on the NYSE was $[___].

   No cash dividends have been paid on the Shares since the last quarter of 1991.

   SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

   Except as otherwise set forth herein, the information concerning the Company contained in this Information Statement, including financial information, has been furnished by the Company. Parent and ITD assume no responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to ITD or Parent.

   General. The Company is a New York corporation with its principal executive offices located at 150 Alhambra Circle, Coral Gables, Florida 33134. The telephone number of the Company at such offices is (305) 446-8000. The Company is engaged in the wholesale distribution of electrical parts and supplies, operating approximately 200 electrical distribution locations in 22 states and the Bahamas. The Company manages its business through two principal regional organizations: the Eastern Region and the Western Region. In 1996, the Company served over 82,000 customers, with no single customer accounting for more than 2% of total annual sales. The products sold by the Company are purchased from over 4,300 manufacturers and other suppliers, the two largest of which accounted in the aggregate for approximately 15% of the Company's total purchases during 1996, with none of the remainder accounting for more than 4%.

   Financial Information. Set forth below is certain selected financial information relating to the Company which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Form 10-K") and the unaudited financial statements contained in the Company's September 30, 1997 Quarterly Report on Form 10-Q (the "Form 10-Q"), each of which is incorporated herein by reference. More comprehensive financial information is included in the Form 10-K and the Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.



               SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

                              INCOME STATEMENT DATA

                                                 NINE MONTHS   NINE MONTHS    FISCAL YEAR       FISCAL YEAR
                                                    ENDED         ENDED          ENDED             ENDED
                                                SEPTEMBER 30, SEPTEMBER 30,   DECEMBER 31,     DECEMBER 31,
                                                     1997         1996            1996             1995
                                                             (UNAUDITED)
                                                       (DOLLARS, IN THOUSANDS, EXCEPT PER SHARE DATA)


SUMMARY OF OPERATIONS
Net sales . . . . . . . . . . . . . . . . .   .   $ 1,028,577    $854,023      $ 1,159,446      $ 1,120,688
Income from continuing operations before
  income tax  . . . . . . . . . . . . . . . .  .       43,369      36,523           51,124           37,679
Income taxes provision  . . . . . . . . . .   .        18,432      15,824           21,728           16,579
Extraordinary charge, net of income tax
  benefit of $837   . . . . . . . . . . . . .  .           -           -                -            (1,325)
Net income from continuing operations . . .   .        24,937      20,699           29,396           19,775
Income per Share from continuing
  operations  . . . . . . . . . . . . . . . .  .         0.95        0.80             1.13             0.85
Dividends paid on Common Shares . . . . . .   .            -           -                -                 -
Average of number of common and common
  equivalent Shares   . . . . . . . . . . . .  .       26,194      25,986       25,986,000       24,949,000
Ratio of earnings to fixed charges  . . . .   .           9.7        10.0             10.8              5.7



                           SELECTED BALANCE SHEET DATA

                                                                                        FISCAL YEAR       FISCAL YEAR
                                                                                           ENDED             ENDED
                                                   SEPTEMBER 30,     SEPTEMBER 30,      DECEMBER 31,     DECEMBER 31,
                                                       1997              1996              1996              1995
                                                             (UNAUDITED)
                                                                             (IN THOUSANDS)


ASSETS
Current assets:
  Cash and cash equivalents . . . . . . . . . .           $  24,190         $  11,854          $ 14,396        $ 10,013
  Accounts and notes receivable-net                         197,650           158,037           156,450         138,604
  Inventories . . . . . . . . . . . . . . . . .             126,888            98,524           117,657         102,239
  Prepaid expenses and other current assets . .               9,657             9,637            10,423           8,344
  Income taxes receivable . . . . . . . . . . .                                   527                 -               -
  Deferred income taxes . . . . . . . . . . . .               3,870             3,878             3,747           3,849
      Total current assets  . . . . . . . . . .             363,802           282,457           302,673         263,049
Investments and noncurrent receivables  . . . .                 173               872               814           1,069
Fixed assets-net  . . . . . . . . . . . . . . .              46,564            48,462            48,218          49,453
Other assets  . . . . . . . . . . . . . . . . .               3,938             2,789             3,286           2,135
Deferred income taxes . . . . . . . . . . . . .                  -              1,289                 -               -
Goodwill, net of accumulated amortization . . .              91,023            60,812            73,947          58,953
                                                          $ 505,500         $ 396,681         $ 428,938       $ 374,659
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt . . . . . . . . . . . . . . .            $ 43,500            10,950          $ 25,500         $ 8,050
  Current portion of long-term debt . . . . . .               7,770             7,719             7,737           7,757
  Accounts and notes payable-trade, and other               200,904           154,849           161,377         147,031
  liabilities . . . . . . . . . . . . . . . . .
  Income taxes payable  . . . . . . . . . . . .                   0                 0             2,186           3,725
  Deferred income taxes . . . . . . . . . . . .                  -                 6                  -               -
      Total current liabilities   . . . . . . .             252,174           173,524           196,800         166,563
Long-term debt  . . . . . . . . . . . . . . . .              21,986            29,716            29,582          37,219
Other long-term liabilities . . . . . . . . . .               3,458             3,660             3,476           3,363
Deferred income taxes . . . . . . . . . . . . .               2,774             2,594             2,973           1,195
Commitments and contingencies
Shareholders' equity:
Preferred stock (authorized 2,000 shares, none
issued) . . . . . . . . . . . . . . . . . . . .                   0                 0                 0               0
Common stock  . . . . . . . . . . . . . . . . .              26,675            26,286            26,314          26,258
Capital surplus . . . . . . . . . . . . . . . .              98,408            94,365            94,706          94,206
Retained earnings . . . . . . . . . . . . . . .             104,914            71,279            79,976          50,580
Treasury stock, at cost . . . . . . . . . . . .             (4,889)           (4,743)           (4,889)          (4,725)
        . . . . . . . . . . . . . . . . . . .               225,108           187,187           196,107         166,319
Total shareholders' equity  . . . . . . . . . .
                                                         $  505,500         $ 396,681         $ 428,938       $ 374,659
Book value per Common Share . . . . . . . . . .              $ 7.63            $ 6.48            $ 7.63          $ 6.48


                                 CASH FLOW DATA
                                                   NINE MONTHS   NINE MONTHS    FISCAL YEAR       FISCAL YEAR
                                                      ENDED         ENDED          ENDED             ENDED
                                                    SEPTEMBER   SEPTEMBER 30,   DECEMBER 31,     DECEMBER 31,
                                                    30, 1997        1996           1996              1995
                                                                         (IN THOUSANDS,)


NET CASH PROVIDED BY OPERATING ACTIVITIES . .   .         28,953       15,926          27,011            41,763

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures  . . . . . . . . . . .   .        (3,653)      (3,418)          (4,634)           (5,052)

  Acquisitions of businesses, net of cash acquired      (25,146)      (5,218)         (24,490)           (1,720)
  Proceeds from sale of net assets  . . . . .   .             -            -                -             4,050
  Other investing activities  . . . . . . . .   .          1,169          123            (199)              761
NET CASH (USED IN) PROVIDED BY INVESTING                (27,630)      (8,513)         (29,323)           (1,961)
ACTIVITIES  . . . . . . . . . . . . . . . . .   .
CASH FLOWS FROM FINANCING ACTIVITIES                                       -                -                 -
  Net borrowings (payments) under line of credit
      . . . . . . . . . . . . . . .  arrangements
                                                 .        18,000        2,900          15,150             8,050
  Proceeds from exercise of stock options . .   .          2,650          187             225                51
  Redemption of 7% Convertible Subordinated
                                       Debentures.            -            -                -           (36,780)
  Acquisition of Treasury Shares  . . . . . .   .              0         (18)               -                 -
  Other debt payments and financing activities, net      (8,471)      (8,641)          (8,680)          (24,953)

NET CASH PROVIDED BY (USED IN) FINANCING                  12,179      (5,572)           6,695           (53,632)
ACTIVITIES  . . . . . . . . . . . . . . . . .   .

Net increase (decrease) in cash and cash                   9,794        1,841           4,383           (13,830)
equivalents . . . . . . . . . . . . . . . . .   .
Cash and cash equivalents at beginning of period.         14,396       10,013          10,013            23,843

Cash and cash equivalents at end of period  .   .       $ 24,190     $ 11,584        $ 14,396          $ 10,013


                            SHAREHOLDERS' EQUITY DATA
                                                                                 UNREALIZED
                                                                                 LOSSES ON
                                                                                 MARKETABLE TREASURY
                                                    COMMON   CAPITAL   RETAINED     EQUITY   STOCK, AT
                                                    STOCK    SURPLUS   EARNINGS  SECURITIES    COST       TOTAL
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


BALANCE AT DECEMBER 31, 1994  . . . . . . . . .      24,705   81,354     30,805      (875)   (4,537)    131,452
Net Income  . . . . . . . . . . . . . . . . . .          -         -     19,775         -         -      19,775
Issuance of 1,517,000 shares upon conversion
  of 7% Convertible Subordinated
  Debentures  . . . . . . . . . . . . . . . .   .     1,517   13,001         -          -         -      14,518
Expenses incurred in connection with
  redemption of 7% Convertible
  Subordinated Debentures   . . . . . . . . .   .        -      (352)        -          -         -        (352)
Issuance of 35,900 shares pursuant to Stock
  Incentive Plan and 18,048 treasury shares
  acquired as payment   . . . . . . . . . . .   .        36      203         -          -      (188)         51
Marketable equity security adjustment . . . . .          -         -         -        875         -         875
BALANCE AT DECEMBER 31, 1995  . . . . . . . . .      26,258   94,206     50,580         -    (4,725)    166,319
Net Income  . . . . . . . . . . . . . . . . . .          -         -     29,396         -         -      29,396
Issuance of 55,500 shares pursuant Stock
  Incentive Plan and 10,500 treasury shares
  acquired as payment   . . . . . . . . . . .   .        56      315         -          -      (146)        225
Acquisition of 1,600 treasury shares  . . . . .          -         -         -          -       (18)        (18)
Tax benefit on exercise of non-qualified stock
  options   . . . . . . . . . . . . . . . . .   .        -       185         -          -         -         185
BALANCE AT DECEMBER 31, 1996  . . . . . . . . .     $26,314  $94,706    $79,976         -   $(4,889)   $196,107

                        FIVE YEAR SELECTED FINANCIAL DATA


     The following tables set forth certain consolidated financial data of the Company and its subsidiaries for the five fiscal years ended December 31, 1996, which have been derived from the Company's audited financial statements, and should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated herein by reference.

     The selected financial data of the Company for the years set forth below are not directly comparable due to acquisitions and dispositions during such periods, including the distribution of Worldtex on November 12, 1992, the sale of the Apparel Division on July 13, 1994, and the acquisitions of SES on November 12, 1992, Sacks on April 12, 1993, Summers on December 17, 1993, Utility Products Supply on August 7, 1996 and Cable & Connector Warehouse, Inc. on November 12, 1996.

                                                           1996            1995              1994             1993      1992
                                         (Dollars in thousands, except per share amounts)


 Net sales                                             $ 1,159,446     $ 1,120,688        $ 1,065,543    $  521,519   $ 359,080

 Income (loss) from continuing operations
 before income taxes . . . . . .                     $      51,124    $     37,679       $     16,528    $   11,928  $ (17,588)
 Income tax provision (benefit)                             21,728          16,579              7,270
                                                                                                              5,038     (5,186)
 Income (loss) from continuing operations                   29,396          21,100              9,258         6,890    (12,402)
 Income (loss) from discontinued operations         _                       __  __              (327)         1,517       7,527

 Income (loss) before extraordinary charge and

 Extraordinary charge(a) . . . .                                 0         (1,325)                  0             0           0
 Cumulative effect of accounting change(b)                                                                      660

 Net income (loss) . . . . . . .                        $   29,396      $   19,775        $     8,931     $   9,067         $


 Earnings per common share(c)
    Income (loss) from discontinued

    Income (loss) before extraordinary charge and

    Extraordinary charge(a)  . .                                 0           (.05)                  0             0           0
    Cumulative effect of accounting change(b)          _________ 0      _________0        _____0_____      _____.03   _____0___

    Net income (loss)                                $        1.13   $         .80      $         .38   $       .43      $
 Fully Diluted(c):

    Extraordinary charge(a)                                                  (.05)

    Net Income                                                         $
    Total assets . . . . . . . .                       $   428,938     $   374,659      $     414,487    $  428,519  $  285,309

    Long-term obligations  . . .                     $     33,058     $     40,582     $       99,201    $  129,503  $  114,251
 Cash dividends per common share                     $           -   $           -    $                $            $
                                                                0-              0-                -0-           -0-         -0-
____________________________
(a)      Loss on early extinguishment of debt.
(b)      Cumulative effect of accounting change for income taxes in connection with SFAS No. 109, "Accounting for Income Taxes."
(c)      Fully diluted amounts are equivalent to primary in 1996 and anti-dilutive in all years prior to 1995.

                  CERTAIN INFORMATION CONCERNING PARENT AND ITD

   Parent (formerly known as Compagnie de Distribution de Materiel Electrique) is a societe anonyme organized under the laws of the Republic of France. Parent is engaged principally in the distribution of electrical components and industrial supplies. Parent is a subsidiary of Pinault-Printemps-Redoute S.A., a societe anonyme organized under the laws of the Republic of France. Parent's registered office is 25, rue de Clichy, 75009 Paris, France, and its telephone number is 011 33 1 42 85 85 00.

   ITD is a New York corporation established on December 5, 1986, and has not carried on any activities since 1992 other than the acquisition and ownership of Shares, the execution of the Merger Agreement and the consummation of the Offer. ITD is a direct, wholly owned subsidiary of Parent. The mailing address of ITD is c/o McDermott, Will & Emery, 50 Rockefeller Plaza, New York, New York 10020-1605, Attention: Joel A. Adler, Esq.; telephone (212) 547-5579.

   The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and ITD and certain other information are set forth in Exhibit A hereto.

   Set forth below is a summary of certain information with respect to Parent for and as at the end of its fiscal years ended December 31, 1996 and December 31, 1995 and the six months ended June 30, 1997.


                                   REXEL S.A.

                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                                                      SIX MONTHS      YEAR ENDED DECEMBER
                                                                                         ENDED                31,
                                                                                     JUNE 30, 1997      1996        1995
                                                                                      (UNAUDITED)
                                                                                        (IN MILLIONS OF FRENCH FRANCS)


   INCOME STATEMENT DATA:
   Total revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .             13,684        24,395    22,084
   Income (loss) before extraordinary item  . . . . . . . . . . . . . . . .  .                603         1,208     1,011
   Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .                281           611       520
   BALANCE SHEET DATA (AT END OF PERIOD):
   Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .             16,191        14,821    12,052
   Working Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .              4,493         4,340     3,820
   Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .               N.A.           871       998
   Shareholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . .  .              5,292         5,000     4,328


   The foregoing data were prepared in accordance with accounting principles accepted in France which may not in all respects be in accordance with accounting principles generally accepted in the United States.

   The consolidated financial statements of Parent are published in French francs ("FRF"). The following table sets forth, for the periods and dates indicated, certain information concerning the exchange rate of French francs into U.S. dollars based upon the noon buying rate in New York City for cable transfers in foreign currencies as determined from publicly available sources:

                              (FRF PER U.S. DOLLAR)
      PERIOD                                         AT    AVERAGE
                                                  DECEMBER  RATE
                                                     31


      1996  . . . . . . . . . . . . . . . . .  .    5.244   5.114
      1995  . . . . . . . . . . . . . . . . .  .    4.909   4.986


   The noon buying rate on November [___], 1997 was FRF [5.7805]=$1.00

   ITD and Parent own [_________] Shares, representing approximately [___%] of the 26,055,290 Shares issued and outstanding at November ___, 1997.

   Except as described in this Information Statement, (i) none of Parent, ITD, nor, to the best knowledge of the Company, Parent and ITD, any of the persons listed in Exhibit A to this Information Statement or any associate or majority-owned subsidiary of the Company, Parent or ITD or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of the Company, Parent, ITD, nor, to the best knowledge of the Company, Parent and ITD, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

   Except as provided in the Merger Agreement or as otherwise described in this Information Statement, none of the Company, Parent, ITD nor, to the best knowledge of the Company, Parent and ITD, any of the persons listed in Exhibit A to this Information Statement, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guaranties against loss, guaranties of profits, division of profits or losses or the giving or withholding of proxies. Except as set forth in this Information Statement, since January 1, 1995, none of the Company, Parent, ITD nor, to the best knowledge of the Company, Parent and ITD, any of the persons listed on Exhibit A hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Merger. Except as set forth in this Information Statement, since January 1, 1995, there have been no contacts, negotiations or transactions between Parent or ITD or any of their subsidiaries or, to the best knowledge of Parent and ITD, any of the persons listed in Exhibit A to this Information Statement, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

   Parent and ITD, with respect to their ownership of Shares, are subject to the informational reporting requirements of the Exchange Act and in accordance therewith file reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and may be inspected at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning Parent and ITD may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

                             FINANCING OF THE MERGER

   The total amount of funds required by Parent and ITD to consummate the Merger and to pay related fees and expenses is estimated to be approximately $[___] million. Parent shall use funds from its or its affiliate's existing undrawn credit facilities granted to Parent, ITD or Parent's controlling shareholder, Pinault-Printemps-Redoute S.A. The decision as to the allocation of funding among existing or anticipated credit facilities will be made based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Parent may deem appropriate. The terms of any such financing will be fixed prior to consummation of the Merger.

   Parent intends to refinance a portion of the indebtedness related to the Offer and Merger from proceeds of a public offering of shares through the French capital markets to be commenced, market conditions permitting, prior to the meeting at which shareholders will vote on the Merger. The source and allocation of various methods of repayment will be determined and may be modified by Parent based on market conditions and such other factors as Parent may deem appropriate.

 EFFECT OF THE MERGER ON THE MARKET FOR THE SHARES; THE NEW YORK STOCK EXCHANGE,
            THE PACIFIC STOCK EXCHANGE AND EXCHANGE ACT REGISTRATION

   [The Company has requested both the NYSE and the PSE to discontinue the listing of the Shares on those exchanges.]

   In the event the Shares are no longer listed on the NYSE or the PSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below, and other factors.

   The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, prior to the vote on the Merger, the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act is terminated, the Shares will no longer be "margin securities" or be eligible for NYSE reporting. Parent currently intends to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as practicable once the requirements for termination of registration are met. Such requirements will be met no later than the Effective Time of the Merger.

                 CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

   General. Neither the Company, ITD nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company, which might be adversely affected by the consummation of the Merger or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the consummation of the Merger. Should any such approval or other action be required, it is ITD's present intention to seek such approval or action. ITD does not currently intend, however, to delay vote on the Merger pending the outcome of any such action or the receipt of any such approval. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or Parent or that certain parts of the businesses of the Company or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken.

   Charter Provisions. Article EIGHTH of the Company's Restated Certificate of Incorporation requires the affirmative vote of the holders of not less than 75 percent of the outstanding shares of voting stock of the Company for the approval or authorization of any business combination, including mergers, involving a "Related Person," which is defined as a holder of at least 10% of such outstanding shares. However, such vote is not required by Article EIGHTH if the "Continuing Directors" (as defined in Article EIGHTH) approved in advance the acquisition of voting stock of the Company that caused the Related Person to become a Related Person. Because Parent's acquisition of common stock of the Company that caused it to become a "Related Person" was approved by the Continuing Directors at the time, Article EIGHTH is not applicable to the Merger.

   State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden of interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws governing corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

   The Company is incorporated under the laws of the State of New York. Section 912 of the NYBCL prohibits certain "business combinations" (defined to include mergers and consolidations) involving a New York corporation that qualifies as a "resident domestic corporation" (which includes the Company) and an interested shareholder (defined generally as a person who is the beneficial owner of 20% or more of the outstanding voting stock of such New York corporation) following the date of which such shareholder became such (such date, a "Stock Acquisition Date") unless such business combination or the purchase made by such interested shareholder is approved by the board of directors of such New York corporation prior to such interested shareholder's Stock Acquisition Date or certain other statutory conditions have been met. As the Board of Directors of the Company approved the acquisition of Shares by Parent on its Stock Acquisition Date, the provisions of Section 912 have been satisfied.

   The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Company, ITD and Parent do not know whether any of these laws will, by their terms, apply to the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Company, ITD and Parent will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger, the Company, ITD or Parent might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, there might be a delay in consummating the Merger.

   Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The consummation of the Merger, however, is not subject to such requirements because ITD and Parent prior to acquiring their current ownership of in excess of 50% of the issued and outstanding Shares furnished the requisite information to the Antitrust Division of the Department of Justice and the FTC and the applicable waiting period requirements were satisfied.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of Shares purchased by ITD or the divestiture of substantial assets of ITD, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to the Company, ITD and Parent relating to the businesses in which Parent and the Company and their respective affiliates are engaged, the Company, ITD and Parent believe that the Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

   Litigation. Following the August 29, 1997 Announcement by Parent that it was studying a possible business combination with the Company, eight putative class actions were filed by certain of the Company's shareholders.

   In Appleby v. Rexel, Inc. et al. (Supreme Court of the State of New York, County of New York, filed August 29, 1997), the plaintiff is Richard Appleby. Plaintiff brought the action on behalf of himself and allegedly on behalf of all others similarly situated. The defendants are Parent, ITD, the Company and the following officers and/or directors of the Company and/or Parent: Gilles Guinchard, Eric Lomas, Serge Weinberg, Pierre Chareyre, Alain Redheuil, John B. Fraser, R. Gary Gentles, Austin List, Gerald E. Morris and Nicolas Sokolow. Plaintiff alleges that defendants have breached their fiduciary and other common law duties owed to the Public Shareholders, that they are not exercising independent business judgment and have acted and are acting to the detriment of the Public Shareholders and have failed to announce any active auction or open bidding procedures best calculated to maximize shareholder value in selling the Company. The relief sought by plaintiff includes a declaration that defendants have breached their fiduciary and other duties, an injunction requiring the defendants to undertake an appropriate evaluation of the Company's worth, an injunction requiring the defendants to act independently, an injunction against the alleged buyout transaction or if the proposed buyout transaction is consummated, rescinding it and setting it aside and damages in an unspecified amount.

   In 7547 Partners v. Chareyre et al. (Supreme Court of the State of New York, County of New York, filed August 29, 1997), plaintiff is 7547 Partners. Plaintiff brought the action individually and allegedly on behalf of all persons similarly situated. The defendants are Parent and the following officers and/or directors of the Company: Pierre Chareyre, John B. Fraser, Gilles Guinchard, Eric Lomas, Alain Redheuil, R. Gary Gentles, Austin List, Gerald E. Morris, Nicolas Sokolow and Serge Weinberg. Plaintiff claims that the directors of the Company have breached their fiduciary and other common law duties owed to the plaintiff, that the consideration proposed to be paid to the Public Shareholders in the "proposed transaction" is grossly unfair, inadequate, and substantially below the fair or inherent value of the Company, that the "proposed transaction" is not the result of arm's-length negotiations and has been fixed arbitrarily by the directors, that the directors have not seriously considered other potential purchasers of the Company or its stock in a manner to obtain the highest possible price for the Public Shareholders. The relief sought includes a declaration that the directors of the Company and the Company have committed or aided and abetted a gross abuse of trust and have breached their fiduciary duties to the plaintiff, an injunction against the "proposed transaction" or in the event the transaction is consummated, a rescission of the "proposed transaction", the establishment of a shareholders' committee to ensure a fair procedure in connection with any transaction for the Shares and damages in an unspecified amount.

   In Parnes v. Rexel S.A. et al. (Supreme Court of the State of New York, County of New York, filed September 2, 1997), plaintiff is L.J. Parnes. Plaintiff alleges that by virtue of a power of attorney, she is attorney-in-fact for Alan R. Kahn, an owner of Shares. Plaintiff brought the action individually and allegedly on behalf of all shareholders of the Company other than defendants. The defendants are Parent, ITD and the following officers and/or directors of the Company and/or Parent: Pierre Chareyre, John B. Fraser, R. Gary Gentles, Gilles R. Guinchard, Austin List, Eric J. Lomas, Gerald E. Morris, Alain Redheuil, Nicolas Sokolow and Serge Weinberg. Plaintiff claims that the alleged "bid" made by Parent on August 29, 1997 to acquire the 49.4% of the Company not owned by Parent/ITD is grossly unfair to the minority shareholders of the Company, is unlawful and fraudulent and constitutes a breach of Parent's fiduciary duty of fair dealing. The relief sought by plaintiff includes a declaration that defendants have committed or aided and abetted a gross abuse of trust and have breached their fiduciary duties, an injunction against the continuation of the alleged proposed "freeze-out", or in the event the alleged "freeze-out" is consummated, an order that it be rescinded and set aside and damages in an unspecified amount.

   In Deital v. Chareyre et al. (Supreme Court of the State of New York, County of New York, filed September 2, 1997), the plaintiff is Barbara Deital. Plaintiff brought the action individually and allegedly on behalf of all others similarly situated. The defendants are Parent, the Company and the following officers and directors of the Company: Pierre Chareyre, John B. Fraser, Gilles Guinchard, Eric Lomas, Alain Redheuil, R. Gary Gentles, Austin List, Gerald E. Morris, Nicolas Sokolow and Serge Weinberg. Plaintiff claims that the alleged transaction is in furtherance of a fraudulent plan to take the Company private, that the directors of the Company have breached their fiduciary duties of good faith and loyalty, that defendants have not announced whether the alleged "transaction" will be conditioned on approval by a "majority of the minority" of the shareholders of the Company and by failing to afford this protection, defendants have breached their fiduciary obligations to structure the "transaction" in a procedurally fair manner, that the majority of the directors of the Company are beholden to Parent and thus, suffer from an inherent conflict of interest because Parent has a desire to pay the lowest price possible for the Shares. The relief sought by plaintiff includes an order directing defendants to carry out their fiduciary duties to plaintiff, preliminary and permanent injunctive relief against the consummation of the transaction, and in the event the transaction is consummated, rescission of the transaction and damages in an unspecified amount.

   In Shave v. Chareyre et al. (Supreme Court of the State of New York, County of New York, filed September 2, 1997), the plaintiff is Victoria Shave. Plaintiff brought the action individually and allegedly on behalf of all others similarly situated. The defendants are Parent, the Company and the following officers and/or directors of the Company: Pierre Chareyre, John B. Fraser, Gilles Guinchard, Eric Lomas, Alain Redheuil, R. Gary Gentles, Austin List, Gerald E. Morris, Nicolas Sokolow and Serge Weinberg. The facts alleged, the cause of action and the relief sought are identical to the complaint filed by Barbara Deital on September 2, 1997. See Deital v. Chareyre et al. discussed above.

   In Maurer and Rand v. Chareyre (Supreme Court of the State of New York, County of New York, filed September 3, 1997), the plaintiffs are Leslie Maurer and Harriet Rand. Plaintiffs brought the action on behalf of themselves and allegedly on behalf of all others similarly situated. The defendants are Parent and the following officers and/or directors of the Company and/or Parent: Pierre Chareyre, Gilles Guinchard, Alain Redheuil and Serge Weinberg. Plaintiffs allege that the proposed purchase price of $19.50 is unconscionable, unfair and grossly inadequate, that such price is not the result of arm's-length negotiations and was not based upon any independent evaluation of the Company, that Parent and the individual defendants have engaged in a plan involving acts which are grossly unfair to plaintiffs, that Parent has breached and continues to breach its duty as a controlling shareholder of the Company, that the individual defendants have breached and continue to breach their duties as directors of the Company. The relief sought by plaintiffs includes preliminary and permanent injunctive relief to enjoin the alleged "offer" of Parent, or in the event the transaction is consummated, rescission of the transaction and damages in an unspecified amount.

   In Black v. Rexel, Inc. et al. (Supreme Court of the State of New York, County of New York, filed September 4, 1997), the plaintiff is Asher Black. Plaintiff brought the action individually and allegedly on behalf of all others similarly situated. The defendants are the Company, Parent and the following officers and/or directors of the Company and/or Parent: Pierre Chareyre, Gilles Guinchard, Alain Redheuil, Eric Lomas, Gerald E. Morris and Serge Weinberg. Plaintiff alleges that the defendants have breached their fiduciary duties to the minority shareholders by not having Parent offer a fair price, as majority controlling shareholder of the Company, that defendants have conflicts of interest and that they are putting their own self-interest in paying the lowest possible price, that the proposed consideration is not an arm's-length negotiation and is not based upon an independent evaluation of the current value of the Company's assets or business, but was fixed arbitrarily, and that defendants are not acting in good faith toward plaintiff. The relief sought by plaintiff includes a declaration that defendants have committed a gross abuse of trust and have breached their fiduciary and other duties, an injunction against the continuation of the alleged "buy out" or, in the event the alleged "buy out" is consummated, an order that it be rescinded and damages in an unspecified amount.

   In Tepper v. Chareyre et al. (Supreme Court of the State of New York, County of New York, filed September 12, 1997), the plaintiff is Miles M. Tepper. Plaintiff brought the action individually and allegedly on behalf of all others similarly situated. The defendants are the Company, Parent and the following officers and/or directors of the Company and/or Parent: Pierre Chareyre, John B. Fraser, Eric Lomas, Alain Redheuil, R. Gary Gentles, Austin List, Gerald E. Morris, Nicolas Sokolow and Serge Weinberg. The facts alleged, the cause of action and the relief sought are identical to the complaint filed by Barbara Deital on September 2, 1997 and also to the complaint filed by Victoria Shave on September 2, 1997. See Deital v. Chareyre et al. and Shave v. Chareyre et al. discussed above.

   Settlement. As a result of the increase in the offer price to $22.50, an agreement in principle to settle all eight putative class actions has been reached among counsel representing the various plaintiffs in the putative class actions and counsel representing the defendants. The agreement which, among other things, calls for certification of a class of common shareholders of the Company, denial of any wrongdoing by the defendants and the payment of legal fees to class counsel of no more than $1,250,000, is subject to, among other things, execution of definitive documentation and the approval of the Supreme Court of the State of New York following appropriate proceedings.

                                FEES AND EXPENSES

    Except as set forth below, neither the Company, ITD nor Parent will pay any fees or commissions to any broker, dealer or other person in connection with the Merger.

   J.P. Morgan is acting as exclusive financial advisor to ITD in connection with the Merger. As compensation for its services, J.P. Morgan has received a fee of $1,650,000. Parent has agreed to reimburse J.P. Morgan for all reasonable out-of-pocket expenses incurred by it, including the reasonable fees and expenses of legal counsel, and to indemnify J.P. Morgan against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

   Parent has retained IBJ Schroder Bank & Trust Company as the Paying Agent in connection with the Merger.

   Parent will pay the Paying Agent reasonable and customary compensation for its services in connection with the Merger, plus reimbursement for out-of-pocket expenses, and will indemnify the Paying Agent against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Parent for customary handling and mailing expenses incurred by them in forwarding material to their customers.

   The following is an estimate of expenses, to be incurred in connection with the Offer and the Merger:



         EXPENSES TO BE PAID BY THE COMPANY, ITD AND PARENT:
         Fees and Expenses of Financial Advisors  . . . . . . . . . . . . . . . . . . . . . .   .      $2,900,000
         Legal Fees and expenses of Plaintiffs' Attorneys   . . . . . . . . . . . . . . . . . .          1,250,000
         Other Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .   .       1,050,000
         Printing and Mailing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   .         450,000
         Advertising  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             35,000
         Filing Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             60,850
         Information Agent Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              7,500
         Depositary Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   .          13,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   .            3,650

              Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   .        5,770,000


                         INDEPENDENT PUBLIC ACCOUNTANTS
     The consolidated financial statements and schedules included in the Company's annual report on Form 10-K, incorporated by reference in this Information Statement, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as stated in their reports with respect thereto. In May 1997, the Company terminated Coopers & Lybrand L.L.P. as its independent public accountants and engaged Deloitte & Touche LLP. as its independent public accountants to audit the Company's financial statements for the year ended December 31, 1997. It is not expected that representatives of Coopers & Lybrand L.L.P. will be present at the Special Meeting, and, therefore, they will not have the opportunity to make a statement or to be available to answer questions.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed with the SEC by the Company (File no. 1-5731) or Parent and ITD are incorporated by reference in this Information Statement:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996:

     2. The Company's Report on Form 8-K dated May 20, 1997 and the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1997, except that the information set forth under "Part II - Other Information" shall not be deemed filed as part of this Information Statement.

     All documents and reports filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Information Statement and to be a part hereof from the respective dates of filing of such documents or reports.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

     THIS INFORMATION STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS INFORMATION STATEMENT IS DELIVERED, ON WRITTEN ON ORAL REQUESTS TO REXEL, INC., 150 ALHAMBRA CIRCLE, CORAL GABLES, FLORIDA 33134, ATTENTION: JON FULLERTON, ESQ., TELEPHONE: (305) 446-8000. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS MUST BE RECEIVED NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, information statements and other information with the SEC. Such reports, information statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and may be inspected at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, information statements and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and are available from the EDGAR filings obtained through the SEC internet website (http://www.sec.gov.).

     This Information Statement includes information required by the SEC to be disclosed pursuant to Rule 13E-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers or their affiliates. In accordance with that rule, the Company, Parent and ITD have filed with the SEC, under the Exchange Act, a Schedule 13E-3 with respect to the Merger. This Information Statement does not contain all of the information set forth in the
Schedule 13E-3, parts of which are omitted in accordance with the regulations of the SEC. The Schedule 13E-3, and any amendments thereto, including exhibits filed as a part thereof, will be available for inspection and copying at the offices of the SEC as set forth above.



                                  MISCELLANEOUS

     Where information contained in this Information Statement is particularly within the knowledge of a person other than the Company, the Company has relied upon information furnished by such person or contained in filings made by such person with the SEC.


November 28, 1997



                                                                       EXHIBIT A

      LIST OF DIRECTORS AND EXECUTIVE OFFICERS OF  THE COMPANY, PARENT, ITD
                          AND S.C.A. FINANCIERE PINAULT

   1. The Parent,ITD and S.C.A. Financiere Pinault. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of the Parent, ITD and S.C.A. Financiere Pinault and certain other information is set forth below. Unless otherwise indicated below, the address of each director and executive officer is 25, rue de Clichy, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite such director's or executive officer's name refers to employment with the Parent. Except as noted, none of the persons listed below owns any Shares or has engaged in any transactions with respect to Shares during the past 60 days. During the last five years, neither the Parent nor any director or executive officer of the Parent indicated has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor was such person a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, all directors and executive officers listed below are citizens of France.



             NAME (AGE)                                      EMPLOYMENT HISTORY


PARENT
Bernard Clerc (75)  . . . . . .  . Honorary Chairman of Parent since 1990. Director since 1971.
                                   Chairman and Chief Executive Officer of Parent since 1973 until
                                   1990. [Sold [xx] Shares pursuant to the Offer.]
Serge Weinberg (46) . . . . . .  . Chairman and Chief Executive Officer of Parent until October 1,
                                   1996. Director for more than last 5 years. Vice Chairman of Board.
                                   Also Chairman and Chief Executive Officer of Pinault-Printemps-
                                   Redoute S.A. since July 25, 1995. Chairman of the Board and Chief
                                   Executive Officer of Parent (1990 to 1995). [Sold [xx] Shares
                                   pursuant to the Offer.]
Pierre Chareyre (40)  . . . . .  . Chief Financial Officer of Parent since June 1997. Chief Executive
                                   Officer of Sogem S.A., a subsidiary of Societe Generale de Belgique
                                   (trader of non-ferrous metals) from October 1993 to April 1997.
Alain Redheuil (49) . . . . . .  . Director, Chairman and Chief Executive Officer of Parent since
                                   October 1996. General Manager of Lhoist S.A. (extraction and transformation of lime) from June 1993 to September 1996. Director of European Operations of Michelin, S.A. (tire production) from
                                   January 1981 until May 1993.
Patrice Marteau (49)  . . . . .  . Director of Parent since 1996. Chief Financial Officer of Pinault-
                                   Printemps-Redoute S.A. from 1994 to the present. Also Chief
                                   Financial Officer of Danone (food products) from 1983 to 1994.
Jacques Vincent (55)  . . . . .  . Secretary General of Parent for more than 5 years.
Marc Valentiny (33) . . . . . .  . Director of Parent since 1997. Director du Plan et de la Strategie of
                                   Pinault-Printemps-Redoute from October 1996 to the Present;
                                   previously Senior Engagement Manager of McKinsey & Co. Paris from February 1994 to October 1996. Associate of McKinsey & Co.
                                   Brussels from August 1992 to January 1994.
Jean Louis de Roux (68) . . . .  . Director of Parent since April 23, 1991.
Patricia Barbizet (42)  . . . .  . Director of Parent since September 17, 1990.
Claude Schoesetters (61)  . . .  . Director of Parent since 1992. Mr. Schoesetters is currently retired.
                                   Chief Operating Officer of Parent until 1996.
Michel Rivaillon (62) . . . . .  . Censor of Parent since June 1993. Chairman and Chief Executive
                                   Officer of Groupelec-Distribution S.A. for more than the past five years. Chairman and Chief Executive Officer of L.M.E.I. S.A. since
                                   1993.
Francois Jean-Henri Pinault (35)
                                 . Director of Parent since June 8, 1993. See address below.
Francois Pinault (61) . . . . .  . Director of Parent since March 28, 1990. Managing General Partner of S.C.A. Financi re Pinault for more than five years. See address below.


ITD

Alain Redheuil  . . . . .  .   Director and President


Pierre Chareyre . . . . .  .   Secretary


S.C.A. FINANCIERE PINAULT
5, Boulevard de Latour Maubourg
75007 Paris

Francois Pinault (61) . .   . Managing General Partner of Financiere Pinault for more than five
4, rue de Tournon             years.
75006 Paris

Pinault Trustee (S.A.R.L.)  . General Partner of Financiere Pinault for more than five years.
5, boulevard de la Tour
Maubourg
75007 Paris


         2. The Company. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of the Company is set forth below. Unless otherwise indicated, each occupation set forth oppposite such director's or executive officer's name refers to employment with the Company. Except as noted, none of the persons listed below owns any Shares or has engaged in any transactions with respect to Shares during the past 60 days. During the last five years, neither the Company nor any director or executive officer of the Company indicated has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor was such person a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, and as a result of such proceeeding, was or is subject to a judgment, decree or final order enjoining furture violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, all directors and executive officers listed below are citizens of France.



THE COMPANY
Pierre Chareyre . . . . . .   Director.  See above.
*John B. Fraser (62)  . . .   Director.  Pesident, Geneva Financial Corp. (investment banking)
                              (July 1994 to present); Managing Director, Citibank N.A.
                              (investment banking) (June 1987 to June 1994); director of
                              Worldtex, Inc. (covered yarn manufacturing).
Gilles Guinchard (49) . . .   Director. President and Chief Executive Officer of the Company
(address c/o Rexel, Inc.)     (April 1997 to present); President of the North Eastern division of CDME France and General Manager of Facen (electrical parts and supply distribution) (1995 to April 1997); Director and General
                              Manager of British Plasterboard in France (gypsum industry)
                              (1992-1996).
*Eric Lomas (50)  . . . . .   Chairman of the Board of the Company. Director. President of The
                              Hill Thompson Group Ltd. (investment banking) (1989 to present);
                              co-head of investment banking, Gruntal & Co. (investment banking)
                              (1985 to 1989).
Alain Redheuil  . . . . . .   Director.  See above
*R. Gary Gentles (48) . . .   Director.  President, Blue Circle America (cement production)
                              (January 1995 to present); Executive Vice President and
                              President, Cement Group of Lafarge Corporation (cement
                              production) (November 1992 to 1994).



----------
* United States citizen; address c/o Rexel, Inc.

*Austin List (74) . . . . .   Director.  Vice Chairman and director of Strahl & Pitsch, Inc.
                              (refiner of natural waxes) (prior to 1989 to present), Chief
                              Executive Officer and director of  Golding Industries (textile printing) (October 1993 to December 1994); Senior Vice President
                              and director of Johnston Industries, Inc. (manufacturers of industrial textile fabrics) (before 1988 to October 1993).
*Gerald E. Morris (69)  . .   Director. President, Intalite International N.V. (manufacturing and marketing of commercial ceilings) (1968 to present); Chairman of the Board of Alumet Building Products Inc. (manufacturers of building products) (1995 to present); President, Morris Asset
                              Management (investment banking) (1988 to December 1995).
Nicolas Sokolow (47)  . . .   Director.  Partner, Sokolow, Dunaud, Mercadier & Carreras (law
                              firm) (1994 to present); Partner, Coudert Brothers (law firm)
                              (1981 to 1994).
Serge Weinberg  . . . . . .   Director. Vice Chairman of the Board; see above.
*Jon O. Fullerton     .       Vice President, General Counsel and Secretary.
*Allan M. Gonopolsky          Vice President and Comptroller.
*Robert M. Merson    .        Chief Operating Officer since 1997; Senior Vice President since
                              1994; President and CEO of Southern Electric Supply Company, Inc.
*William J. Jett              Vice President, Corporate Development. Vice President, Eastern
                              Region since 1997.
*Steve Barker                 Vice President, Marketing and Corporate Communications.

----------
* United States citizen; address c/o Rexel, Inc.


         3.  Other information.

ARTEMIS S.A.
5, Boulevard de Latour Maubourg
75007 France


SOCIETE ANONYME PROFESSIONELLE DE DISTRIBUTION
102, rue de Provence
75009 Paris

PINAULT-PRINTEMPS-REDOUTE S.A.
18, place Henri Bergson
Paris 8e






LOGO
                                                                       EXHIBIT B

         OPINION OF WASSERSTEIN PERELLA & CO. INC., FINANCIAL ADVISOR OF
                       THE SPECIAL COMMITTEE OF THE COMPANY


                                                                October 17, 1997
Special Committee of the Board of Directors
Rexel, Inc.
150 Alhambra Circle, Suite 900
Coral Gables, FL 33134

Gentlemen:

   You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders (other than Rexel S.A. and its wholly owned subsidiaries, including International Technical Distributors, Inc. (collectively the "Rexel S.A. Group")) of shares of Common Stock, par value $1 per share (the "Shares"), of Rexel, Inc., a New York corporation (the "Company"), of the consideration to be received by such holders in the Transactions (as defined below) pursuant to the Agreement and Plan of Merger, dated as of October 17, 1997, by and among Rexel S.A., International Technical Distributors, Inc. and the Company (the "Merger Agreement"). The Merger Agreement provides for, among other things, a cash tender offer (the "Tender Offer") by a wholly owned subsidiary of Rexel S.A. ("Sub") to acquire all of the outstanding Shares, other than Shares held by members of the Rexel S.A. Group, at a price of $22.50 per Share, net to the seller in cash (the "Cash Price"), and for a subsequent merger of Sub with and into the Company pursuant to which each outstanding Share (other than as provided in the Merger Agreement) will be converted into the right to receive the Cash Price (the "Merger" and, together with the Tender Offer, the "Transactions"). The terms and conditions of the Transactions are set forth in more detail in the Merger Agreement.

   In connection with rendering our opinion, we have reviewed the Merger Agreement. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, projections and analyses prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with certain representatives of the Company and Rexel S.A. to review and discuss such information and, among other matters, the Company's business, financial condition, results of operations and prospects.

   We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the electrical and industrial supply industries specifically, and in other industries generally, which we believe to be reasonably comparable to the Transactions or otherwise relevant to our inquiry. We have also performed such other studies, analyses and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

   In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us or publicly available, including the financial projections, forecasts, analyses and other information provided to us, and we have not assumed any responsibility for independent verification of, and express no opinion as to, any of such information. Except for the written financial projections developed in June 1997 and September 1997, which management of the Company has advised us do not reflect its best estimates of the Company's future operating performance, we have also relied upon the reasonableness and accuracy of the projections, forecasts, analyses and other information furnished to us, and have assumed, with the Special Committee's consent, that such projections, forecasts and analyses and other information were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management as of the date hereof and that management of the Company is unaware of any facts that would make the projections, forecasts and other information provided to us incomplete or misleading. We also have not reviewed any of the books and records of the Company or Rexel S.A. or conducted, or assumed any responsibility for conducting, a physical inspection of the properties or facilities of the Company or Rexel S.A., or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company or Rexel S.A., and no such independent valuation or appraisal was provided to us. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. Within the context of our engagement, we have not been authorized to and have not solicited alternative offers for the Company or its assets, or investigated any other alternative transactions which may be available to the Company. Finally, we have assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein, without material waiver or modification.

   We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the "Special Committee") in connection with the Transactions and will receive a fee for our services, including this opinion. In the ordinary course of our business, we may actively trade the securities of the Company or Rexel S.A. for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   Our opinion addresses only the fairness from a financial point of view to the holders of the Shares (other than the members of the Rexel S.A. Group) of the consideration to be paid to them pursuant to the Merger Agreement and does not address the Company's underlying business decision to effect the Transactions.

   This letter is for the benefit and use of the Special Committee of the Board of Directors of the Company (the "Special Committee") in its consideration of the Transactions and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent (except as otherwise provided in the engagement letter, dated as of September 29, 1997, between the Company and us). We have been engaged and are acting solely as an advisor to the Special Committee and not as an advisor to or agent of any other person. This opinion does not constitute a recommendation to any stockholder with respect to whether such holder should tender Shares pursuant to the Tender Offer or as to how such holder should vote or otherwise act with respect to the Merger, and should not be relied upon by any stockholder as to any such matter.

   Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Cash Price to be received by the holders of Shares (other than members of the Rexel S.A. Group) in the Transactions pursuant to the Merger Agreement is fair to such holders from a financial point of view.


                                 Very truly yours,



                         LOGO



                                                                       EXHIBIT C

           NEW YORK BUSINESS  SECTION 623 REGARDING DISSENTERS' RIGHTS

SECTION 623. Procedure to Enforce Shareholder's Right to Receive Payment for Shares

   (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

   (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

   (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or an outline of the material features thereof under section 905.

   (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

   (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

   (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

   (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

   (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

      (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

      (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

      (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

      (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

      (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

      (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

      (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

      (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

   (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

   (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

      (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

      (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the nondissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

      (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

   (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

   (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

   (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).




                                                                       EXHIBIT D







                          AGREEMENT AND PLAN OF MERGER



                                      AMONG



                                   REXEL S.A.



                   INTERNATIONAL TECHNICAL DISTRIBUTORS, INC.



                                       AND



                                   REXEL, INC.



                                OCTOBER 17, 1997











                                TABLE OF CONTENTS

                                                                         PAGE
ARTICLE ITHE OFFER.                                                       VI-1
   SECTION 1.01.  The Offer . . . . . . . . . . . . . . . . . . . . . . . VI-1
   SECTION 1.02.  Company Action  . . . . . . . . . . . . . . . . . . . . VI-2

ARTICLE II       THE MERGER  . . . . . . . . . . . . . . . . . . . . . .. VI-3
   SECTION 2.01.  The Merger  . . . . . . . . . . . . . . . . . . . . . . VI-3
   SECTION 2.02.  Effective Time; Closing . . . . . . . . . . . . . . . . VI-3
   SECTION 2.03.  Effect of the Merger  . . . . . . . . . . . . . . . . . VI-3
   SECTION 2.04.  Restated Certificate of Incorporation; By-laws   . . . .VI-3
   SECTION 2.05.  Directors and Officers  . . . . . . . . . . . . . . . . VI-3
   SECTION 2.06.  Conversion of Securities  . . . . . . . . . . . . . . . VI-3
   SECTION 2.07.  Options and Warrants  . . . . . . . . . . . . . . . . . VI-4
   SECTION 2.08.  Dissenting Shares . . . . . . . . . . . . . . . . . . . VI-4
   SECTION 2.09.  Surrender of Shares; Stock Transfer Books . . . . . . . VI-4
   SECTION 2.10.  Short-form Merger . . . . . . . . . . . . . . . . . . . VI-5
   SECTION 2.11.  Special Purpose Subsidiary  . . . . . . . . . . . . . . VI-5

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . .  VI-6
   SECTION 3.01.  Organization and Qualification; Subsidiaries   . . . . .VI-6
   SECTION 3.02.  Certificate of Incorporation and By-laws  . . . . . . . VI-6
   SECTION 3.03.  Capitalization  . . . . . . . . . . . . . . . . . . . . VI-6
   SECTION 3.04.  Authority Relative to this Agreement  . . . . . . . . . VI-6
   SECTION 3.05.  No Conflict; Required Filings and Consents   . . . . . .VI-6
   SECTION 3.06.  Compliance  . . . . . . . . . . . . . . . . . . . . . . VI-7
   SECTION 3.07.  SEC Filings; Financial Statements . . . . . . . . . . . VI-7
   SECTION 3.08.  Offer Documents; Schedule 14D-9; Schedule 13E-3; Proxy
                  Statement . . . . . . . . . . . . . . . . . . . . . . . VI-8
   SECTION 3.09.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . VI-8

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
            SUBSIDIARY  . . . . . . . . . . . . . . . . . . . . . . . . . VI-8
   SECTION 4.01.  Corporate Organization  . . . . . . . . . . . . . . . . VI-8
   SECTION 4.02.  Authority Relative to this Agreement  . . . . . . . . . VI-8
   SECTION 4.03.  No Conflict; Required Filings and Consents   . . . . . .VI-8
   SECTION 4.04.  Offer Documents; Proxy Statement  . . . . . . . . . . . VI-9
   SECTION 4.05.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . VI-9
   SECTION 4.06.  Ownership of Merger Subsidiary  . . . . . . . . . . . . VI-9
   SECTION 4.07.  Financing . . . . . . . . . . . . . . . . . . . . . . . VI-9
   SECTION 4.08.  Information Known by Parent or Certain Subsidiaries  . .VI-9

ARTICLE V        COVENANTS . . . . . . . . . . . . . . . . . . . . . . . .VI-10
   SECTION 5.01.  Conduct of the Business Pending the Merger   . . . . . .VI-10
   SECTION 5.02.  Shareholders' Meeting; Voting of Shares . . . . . . . . VI-10
   SECTION 5.03.  Proxy Statement . . . . . . . . . . . . . . . . . . . . VI-10
   SECTION 5.04.  Access to Information; Confidentiality  . . . . . . . . VI-10
   SECTION 5.05.  Directors' and Officers' Indemnification and Insurance  VI-10
   SECTION 5.06.  Notification of Certain Matters . . . . . . . . . . . . VI-11
   SECTION 5.07.  Further Action; Best Efforts  . . . . . . . . . . . . . VI-11
   SECTION 5.08.  Public Announcements  . . . . . . . . . . . . . . . . . VI-11
   SECTION 5.09.  Financing . . . . . . . . . . . . . . . . . . . . . . . VI-12

ARTICLE VI  CONDITIONS TO THE MERGER  . . . . . . . . . . . . . . . . . . VI-12
   SECTION 6.01.  Conditions to the Merger  . . . . . . . . . . . . . . . VI-12

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . .VI-12
   SECTION 7.01.  Termination . . . . . . . . . . . . . . . . . . . . . . VI-12
   SECTION 7.02.  Effect of Termination . . . . . . . . . . . . . . . . . VI-13
   SECTION 7.03.  Amendment . . . . . . . . . . . . . . . . . . . . . . . VI-13
   SECTION 7.04.  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . VI-13

ARTICLE VIII  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . VI-13
   SECTION 8.01.  Non-Survival of Representations, Warranties and
                  Agreements. . . . . . . . . . . . . . . . . . . . . . . VI-13
   SECTION 8.02.  Notices . . . . . . . . . . . . . . . . . . . . . . . . VI-13
   SECTION 8.03.  Certain Definitions . . . . . . . . . . . . . . . . . . VI-14
   SECTION 8.04.  Severability  . . . . . . . . . . . . . . . . . . . . . VI-15
   SECTION 8.05.  Entire Agreement; Assignment  . . . . . . . . . . . . . VI-15
   SECTION 8.06.  Parties in Interest . . . . . . . . . . . . . . . . . . VI-15
   SECTION 8.07.  Specific Performance  . . . . . . . . . . . . . . . . . VI-15
   SECTION 8.08.  Fees and Expenses . . . . . . . . . . . . . . . . . . . VI-15
   SECTION 8.09.  Governing Law . . . . . . . . . . . . . . . . . . . . . VI-15
   SECTION 8.10.  Headings  . . . . . . . . . . . . . . . . . . . . . . . VI-15
   SECTION 8.11.  Counterparts  . . . . . . . . . . . . . . . . . . . . . VI-15
   SECTION 8.12.  Consent to Jurisdiction; Appointment of Agent for
                  Service of Process . . . . . . . . . . . . . . . . . . .VI-15
ANNEX A:   Conditions to Offer . . . . . . . . . . . . . . . . . . . . . .VI-19



   AGREEMENT AND PLAN OF MERGER, dated as of October 17, 1997 (this "Agreement"), among REXEL S.A., a French societe anonyme (hereinafter "Parent"), INTERNATIONAL TECHNICAL DISTRIBUTORS, INC., a New York corporation and a direct, wholly owned subsidiary of Parent ("Merger Subsidiary"), and REXEL, INC., a New York corporation (the "Company").

   WHEREAS, Parent beneficially owns approximately 50.5% (the "Parent Shares") of the Common Stock, par value $1.00 per share, of the Company (the "Shares");

   WHEREAS, Parent has proposed that the Merger Subsidiary or, at the option of the Parent, a direct, wholly owned subsidiary of the Merger Subsidiary incorporated in New York for such purpose (the "Special Purpose Subsidiary"), acquire all of the issued and outstanding Shares not beneficially owned by Parent or the Merger Subsidiary (references to the Parent shall, where the context so requires, be deemed to refer to the Merger Subsidiary and/or the Special Purpose Subsidiary as well, and references to the Merger Subsidiary shall, where the context so requires, be deemed to refer to the Special Purpose Subsidiary as well);

   WHEREAS, the Board of Directors of the Company (the "Board") and a special committee comprised of three independent directors of the Board (the "Special Committee") have determined that it is in the best interests of the Shareholders of the Company to approve Parent's proposed acquisition and have voted (i) to recommend that the shareholders of the Company accept the Offer (as defined below) and tender their Shares pursuant to the Offer and (ii) to approve the merger (the "Merger") of Merger Subsidiary with and into the Company, with the Company being the surviving corporation, in accordance with the New York Business Corporation Law (the "NYBCL") following consummation of the Offer;

   WHEREAS, it is proposed that Parent will make a cash tender offer (the "Offer") in compliance with Section 14(d)(1) of the Exchange Act (as defined below) and the rules and regulations promulgated thereunder to acquire all the issued and outstanding Shares for $22.50 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, upon the terms and subject to the conditions of this Agreement; and that the Offer will be followed by the Merger, pursuant to which each issued and outstanding Share not beneficially owned by Parent will be converted into the right to receive the Per Share Amount, upon the terms and subject to the conditions provided herein; and

   WHEREAS, the Special Committee has received the opinion of Wasserstein Perella & Co., Inc. ("Wasserstein") that, based on, and subject to, the various assumptions and qualifications set forth in such opinion, as of the date thereof, the consideration to be received by the holders of Shares (other than Parent and the Merger Subsidiary) pursuant to the Offer and the Merger is fair to such holders from a financial point of view;

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Subsidiary and the Company hereby agree as follows:


                                    ARTICLE I

                                    THE OFFER

   SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.01, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, commence within the meaning of Rule 14d-2 under the Exchange Act (as hereinafter defined) the Offer as promptly as practicable after the date hereof, but in no event later than five business days after the initial public announcement of Parent's intention to commence the Offer. The Offer shall have a scheduled Expiration date 20 business days following commencement of the Offer (the "Initial Expiration Date"). Notwithstanding any contrary provision of this Agreement, Merger Subsidiary (i) if so requested by the Company at the direction of the Special Committee, will extend the Offer for up to ten business days in the event upon the Initial Expiration Date, Merger Subsidiary shall not have accepted for payment Shares pursuant to the Offer as a result of one or more of the conditions set forth in Annex A hereto not having been satisfied or waived by Merger Subsidiary, (ii) at its discretion may determine from time to time to extend the Offer for no more than an aggregate of ten business days following the later of the Initial Expiration Date and the first expiration date thereafter on which all of the conditions set forth in Annex A shall have been satisfied or waived, if applicable, provided, however, that in the event that Parent extends the Offer pursuant to this clause (ii) all of the conditions to the Offer shall be deemed to have been irrevocably satisfied for all purposes of the Offer and shall not be asserted by Parent as a basis for not consummating the Offer and (iii) may, from time to time at its discretion, extend the Offer in increments of up to ten business days each, if one or more of the conditions set forth in Annex A shall not have been satisfied or waived. Parent shall not accept for payment any Shares tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which, constitutes at least a majority of the Shares not beneficially owned by Parent or Merger Subsidiary on a fully diluted basis (the "Minimum Condition"). In addition to the Minimum Condition, the obligation of Parent to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the satisfaction of the conditions set forth in Annex A hereto. Parent expressly reserves the right to increase the Per Share Amount. Without the prior consent of the Special Committee, Parent will not (i) decrease the Per Share Amount (ii) change the number of Shares to be purchased in the Offer (iii) change the form of the consideration payable in the Offer (iv) amend or add to the conditions to the Offer set forth in Annex A hereto; or (v) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares. Under no circumstances shall Parent waive the Minimum Condition. The Per Share Amount shall, subject to any applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Following the satisfaction or waiver of the conditions to the Offer, Parent shall cause Merger Subsidiary to accept for payment and pay for, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer and not withdrawn, as soon as it is permitted to do so pursuant to applicable law.

   (b) As soon as reasonably practicable on the date of commencement of the Offer, Parent shall file with the Securities and Exchange Commission (the "SEC")
(i) a Tender Offer Statement on Schedule 14D-1, including the exhibits thereto (together with all amendments and supplements thereto, the "Schedule 14D-1"), including the exhibits thereto with respect to the Offer and (ii) a Rule 13e-3 Transaction Statement on Schedule 13E-3, including the exhibits thereto (together with all amendments and supplements thereto, the "Schedule 13E-3") with respect to the Offer and the other transactions contemplated hereby (the "Transactions"). The Schedule 14D-1 and the Schedule 13E-3 shall contain or shall incorporate by reference an Information Statement (the "Information Statement") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Schedule 13E-3, the Information Statement and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Merger Subsidiary and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become materially incorrect or misleading, and Parent and Merger Subsidiary further agree to take all steps necessary to cause the Schedule 14D-1 and the
Schedule 13E-3 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law (as defined hereinafter). The Company, the Special Committee and their respective counsel shall be given the opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Parent and Merger Subsidiary shall provide the Company, the Special Committee and their respective counsel with a copy of any written comments or telephonic notification of any oral comments Parent or Merger Subsidiary may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. Parent and its counsel shall provide the Company and the Special Committee and their respective counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Transactions or this Agreement.

   SECTION 1.02. Company Action. (a) The Company hereby consents to the Offer and represents that (i) the Special Committee and the Board at meetings duly called and held on October 17, 1997, have each, by unanimous vote of all directors present and voting, (A) determined that each of the Offer and the Merger, is fair to and in the best interests of the shareholders of the Company (other than Parent and Merger Subsidiary), (B) approved this Agreement and the Transactions and (C) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger; provided that such recommendation may be withdrawn, modified or amended to the extent the Board or the Special Committee deems it necessary to do so in the exercise of its fiduciary duties, as advised by independent counsel, and (ii) Wasserstein has delivered to the Special Committee a written opinion that, based on, and subject to, the various assumptions and qualifications set forth in such opinion, as of the date thereof the consideration to be received by the holders of Shares (other than Parent and the Merger Subsidiary) pursuant to the Offer and the Merger is fair to such holders from a financial point of view to the holders of Shares. A copy of such opinion has been provided to Parent. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Special Committee and the Board described in the immediately preceding sentence.

   (b) On the same day as the Parent first files the Schedule 14D-1 with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, including all exhibits thereto (together with all amendments and supplements thereto, the "Schedule 14D-9"), containing the recommendations of the Special Committee and the Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws or regulations. The Company, Parent and Merger Subsidiary agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become materially incorrect or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company shall provide Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof. The Company and its counsel shall provide Parent and its counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Transactions or this Agreement.

   (c) In connection with the Transactions, the Company (i) shall promptly furnish Parent with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares and (ii) shall furnish Parent with such additional information, including, without limitation, updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as Parent, Merger Subsidiary or their agents may reasonably request in connection with the Offer and the Merger.


                                   ARTICLE II

                                   THE MERGER

   SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NYBCL, at the Effective Time, as hereinafter defined, Merger Subsidiary shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by delivering to the Secretary of State of the State of New York the Certificate of Merger in such form as may be required by, and executed and acknowledged in accordance with, the relevant provisions of the NYBCL (such documents being referred to collectively as the "Merger Documents"), and shall make all other filings and recordings required by applicable law in connection with the Merger. The Merger shall become effective at the time of filing of the appropriate Merger Documents with the Secretary of State of the State of New York, or at such later time, which shall be as soon as reasonably practicable, specified as the effective time in the Merger Documents (the "Effective Time"). Prior to such filing, a closing shall be held at the offices of McDermott, Will & Emery, 50 Rockefeller Plaza, New York, New York USA 10020, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

   SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

   SECTION 2.04. Restated Certificate of Incorporation; By-laws. (a) The Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation following the Effective Time until thereafter amended as provided by the NYBCL.

   (b) The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation following the Effective Time until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

   SECTION 2.05. Directors and Officers. (a) The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

   (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

   SECTION 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company or the holders of any of the following securities:

      (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned directly or indirectly by Parent, Shares held in the treasury of the Company and Dissenting Shares (as hereinafter defined)) shall be canceled and, subject to Section 2.08, shall be converted automatically into the right to receive from the Company an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without interest, to the holder of each such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share;

      (b) Each Share issued and outstanding immediately prior to the Effective Time owned directly or indirectly by Parent shall remain issued and outstanding and no payment or distribution shall be made with respect thereto;

      (c) Each share that is owned by the Company as treasury stock shall be canceled and no payment or distribution shall be made with respect thereto; and

      (d) Each share of Common Stock, par value $.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be canceled and no payment or distribution shall be made with respect thereto.

   SECTION 2.07. Options and Warrants. Immediately prior to the Effective Time, each outstanding option to purchase Shares (in each case, an "Option"), whether or not then exercisable, shall be canceled and each holder of a canceled Option shall be entitled to receive a payment (the "Exercise Amount") in cash from the Company, in consideration for the cancellation of each such Option, at the same time as the Merger Consideration is received by the holders of Shares, equal to the product of (i) the number of Shares to be issued upon the exercise of such Option and (ii) the excess, if any, of the amount paid per Share pursuant to the Offer over the exercise price per Share previously subject to such Option.

   SECTION 2.08. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have filed with the Company, prior to the vote on the Merger by the Company's shareholders, a written notice of intention to demand that such shareholder be paid the fair value for his Shares if the proposed action is effected and thereafter demanded properly in writing payment of fair value for such Shares in accordance with, and otherwise complied in all respects with, Section 623 of the NYBCL (collectively, the "Dissenting Shares") shall be canceled but not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled instead to receive payment of the court determined fair value of such Shares (which may be more than, equal to, or less than the Merger Consideration) in accordance with the provisions of such Section 623, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to fair value for such Shares under such Section 623 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

   (b) The Company shall give Parent (i) prompt notice of any demands for payment of fair value received by the Company, withdrawals of such demands, and any other instruments served pursuant to the NYBCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair value under the NYBCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair value or offer to settle or settle any such demands.

   SECTION 2.09. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to
Section 2.06(a). Such funds shall be deposited with the Paying Agent by the Surviving Corporation promptly following the Effective Time and shall be invested by the Paying Agent as directed by the Surviving Corporation.

   (b) As soon as practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

   (c) At any time commencing 180 days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Parent, the Company nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

   (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, except for Parent, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

   SECTION 2.10. Short-form Merger. If, following the termination of the Offer, the Merger Subsidiary, together with all Shares held by Parent if the same shall have been transferred to the Merger Subsidiary, shall have acquired ownership of at least 90% of the Shares, then in lieu of effecting the Merger, the Board of Directors and shareholder of the Merger Subsidiary may cause the Merger Subsidiary to be merged with and into the Company in accordance with NYBCL
Section 905. In such event, the foregoing provisions of this Article II shall apply, mutatis mutandis.

   SECTION 2.11. Special Purpose Subsidiary. At the option of the Parent, the Merger may be effected through the Special Purpose Subsidiary in lieu of the Merger Subsidiary. Should the Parent so elect all references to the Merger Subsidiary in this Article II and elsewhere in this Agreement, shall, if required to effect such election, be deemed to refer to the Special Purpose Subsidiary.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Parent and Merger Subsidiary that:

   SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each material subsidiary of the Company (a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. The term "Material Adverse Effect" means any change or effect that is or is reasonably likely to have a material adverse effect on the business, results of operations or financial condition of the Company and the Subsidiaries taken as a whole.

   SECTION 3.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company. Such Certificate of Incorporation, By-laws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

   SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 45,000,000 Shares and 2,000,000 shares of preferred stock, par value $1.00 per share. As of September 30, 1997, 26,055,290 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and as of October 16, 1997, 628,000 options were outstanding pursuant to the Company's employee stock option plans, each such option entitling the holder thereof to purchase one Share. Except as set forth above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

   SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by the NYBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subsidiary, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles. The restrictions on business combinations contained in Section 912 of the NYBCL have been satisfied with respect to the Transactions.

   SECTION 3.05. No Conflict; Required Filings and Consents. (a) Except as disclosed on Schedule 3.05 of the disclosure letter from the Company to Merger Subsidiary dated as of the date hereof (the "Disclosure Letter"), the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary (ii) to the best knowledge of the Company, and subject to compliance with the Laws (as defined below) and filings referred to in clause (i) of Section 3.05(b) hereof, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, or any other requirement or rule of law (a "Law"), applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) to the best knowledge of the Company result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of either of them is bound or affected, except in the case of each of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the performance by the Company of its obligations under this Agreement or the consummation of the Offer, the Merger and the short-form merger referred to in Section 2.10 ("Short-Form Merger").

   (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Exchange Act, French securities laws, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws and the filing of the applicable Merger Documents with the Secretary of State of the State of New York and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate have a Material Adverse Effect or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of any of the Transactions.

   SECTION 3.06. Compliance. Except as previously disclosed to Parent, neither the Company nor any Subsidiary is in conflict with, or in default or violation of (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Offer, the Merger and the Short-Form Merger.

   SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1995 (collectively, the "SEC Reports"). To the best knowledge of the Company, the SEC Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

   (b) To the best knowledge of the Company, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q under the Exchange Act) and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, in all material respects except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which are not expected to be material in amounts.

   (c) To the best knowledge of the Company, except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries at December 31, 1996, including the notes thereto, included in the Company's Annual Report on Form 10-K for the fiscal year then ended, or on the unaudited consolidated balance sheet of the Company and the consolidated Subsidiaries at June 30, 1997, including the notes thereto, included in the Company's Quarterly Report on Form 10-Q for the period then ended or in any other SEC Report filed prior to the date hereof, the Company and the consolidated Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a consolidated balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 1997 or liabilities and obligations which would not have a Material Adverse Effect.

   SECTION 3.08. Offer Documents; Schedule 14D-9; Schedule 13E-3; Proxy Statement. None of the information supplied by the Company specifically for inclusion in the Schedule 14D-9, the Offer Documents or the Schedule 13E-3 shall, at the respective times the Schedule 14D-9, the Offer Documents, the
Schedule 13E-3 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Neither the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders' Meeting (as hereinafter defined) nor the information statement to be sent to such shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders' Meeting contain any untrue statement with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which shall have become materially incorrect or misleading. Notwithstanding the foregoing, the Company makes no representation and warranty with respect to information supplied by Parent, Merger Subsidiary or any of their representatives which is contained in any of the foregoing documents or the Offer Documents. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act.

   SECTION 3.09. Brokers. No broker, finder or investment banker (other than Wasserstein) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Wasserstein pursuant to which such firm would be entitled to any payment relating to the Transactions.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                         OF PARENT AND MERGER SUBSIDIARY

   Parent and Merger Subsidiary hereby, jointly and severally, represent and warrant to the Company that:

   SECTION 4.01. Corporate Organization. Parent is a societe anonyme duly organized and validly existing under the laws of the Republic of France and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

   SECTION 4.02. Authority Relative to this Agreement. Each of Parent and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Subsidiary, the performance by Parent and Merger Subsidiary of their respective obligations hereunder and the consummation by Parent and Merger Subsidiary of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate Merger Documents as required by the NYBCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

   SECTION 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Subsidiary do not, and the performance of this Agreement by Parent and Merger Subsidiary will not (i) conflict with or violate the status (By-laws) of Parent or the Certificate of Incorporation or By-laws of Merger Subsidiary (ii) conflict with or violate any Law applicable to Parent or Merger Subsidiary or by which any property or asset of either of them is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent, individually or in the aggregate have a Parent Material Adverse Effect or materially delay the performance by Parent or Merger Subsidiary of any of its obligations under this Agreement or the consummation of any of the Transactions. The term "Parent Material Adverse Effect" means any change of effect that is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole.

   (b) The execution and delivery of this Agreement by Parent and Merger Subsidiary do not, and the performance of this Agreement by Parent and Merger Subsidiary will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, French securities laws, Blue Sky Laws and state takeover laws, and the filing of the applicable Merger Documents with the Secretary of State of the State of New York and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the performance by Parent or Merger Subsidiary of any of its obligations under this Agreement or the consummation of any of the Transactions.

   SECTION 4.04. Offer Documents; Proxy Statement. None of the Offer Documents nor any of the information supplied by Parent or Merger Subsidiary specifically for inclusion in the Schedule 14D-9 shall, at the time the respective documents or the Schedule 14D-9 are filed with the SEC or published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, or at the time of the Shareholders' Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is incorrect or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not materially incorrect or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which shall have become materially incorrect or misleading. Notwithstanding the foregoing, Parent and Merger Subsidiary make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

   SECTION 4.05. Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

   SECTION 4.06. Ownership of Merger Subsidiary. As of the date hereof and through and including the Effective Time, all of the outstanding capital stock of the Merger Subsidiary will be owned directly or indirectly by Parent. As of the date hereof and through and including the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Subsidiary is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Subsidiary or obligating Merger Subsidiary to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Subsidiary, by sale, lease, license or otherwise, except as related to the financing of the Offer. There are no obligations, contingent or otherwise, of Merger Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Subsidiary.

   SECTION 4.07. Financing. Parent has or will have available, prior to the expiration of the Offer, and will, as necessary, provide to Merger Subsidiary on a timely basis, sufficient funds to enable Parent and Merger Subsidiary to consummate the Offer, the Merger and the other transactions contemplated hereby and to pay all related fees and expenses.

   SECTION 4.08. Information Known by Parent or Certain Subsidiaries. As of the date hereof, neither Parent nor any of its subsidiaries (other than the Company and its subsidiaries) has actual knowledge of any breach by the Company of any of its representations and warranties set forth in Article III hereof.


                                    ARTICLE V

                                    COVENANTS

   SECTION 5.01. Conduct of the Business Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations.

   SECTION 5.02. Shareholders' Meeting; Voting of Shares. If necessary in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws (a) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "Shareholders' Meeting") and (b) (i) include in the Proxy Statement the recommendation of the Board and the Special Committee that the shareholders of the Company approve and adopt this Agreement and the Merger, subject to their respective fiduciary duties as advised by independent counsel and (ii) use its reasonable best efforts to obtain such approval and adoption. At the Shareholders' Meeting, or any other meeting of Shareholders called for the purpose, each of Parent and Merger Subsidiary shall cause all Shares beneficially owned and hereafter acquired, including without limitation pursuant to the Offer, by it and its subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

   SECTION 5.03. Proxy Statement. If required by applicable law, as soon as practicable following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Shareholders' Meeting at the earliest practicable time.

   SECTION 5.04. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents, including financing sources, of Parent and Merger Subsidiary reasonable access during normal business hours and without disrupting the orderly conduct of business by the Company and its Subsidiaries to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Merger Subsidiary with all financial, operating and other data and information as Parent or Merger Subsidiary, through its officers, employees or agents, may reasonably request.

   (b) No investigation pursuant to this Section 5.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

   SECTION 5.05. Directors' and Officers' Indemnification and Insurance. (a) The By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article IX of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

   (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary, including but not limited to the members of the Special Committee (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, until the expiration of the statute of limitations relating thereto (and shall pay any expenses as they are incurred in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under the NYBCL, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under the NYBCL). In the event of any such claim, action, suit, proceeding or investigation (i) the Company or the Surviving Corporation, as the case may be, shall pay the fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 5.05(b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action except (x) that the persons who served as directors of the Company who were not designees of Parent shall be entitled to retain one additional counsel (plus appropriate local counsel) to represent them at the expense of the Company or the Surviving Corporation, and (y) to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Company or the Surviving Corporation; and provided further that, in the event that any claim for indemnification is asserted or made within the period prior to the expiration of the applicable statute of limitations, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. All rights under this Section 5.05(b) shall be deemed to be a contract between the Company and each of the Indemnified Parties.

   (c) The Company and, after the Effective Time, the Surviving Corporation shall maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company covering those persons who are currently covered by such policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions less favorable) with respect to matters occurring prior to the Effective Time.

   (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or, at Parent's option, Parent, shall assume the obligations set forth (a) in this Section 5.05, (b) in the indemnification agreement dated October 8, 1997, between the Company and the members of the Special Committee and (c) in the indemnification agreements dated as of March 1, 1994, between the Company and certain directors and/or officers of the Company.

   SECTION 5.06. Notification of Certain Matters. The Company shall give prompt notice to Merger Subsidiary and Parent, and Merger Subsidiary and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, Parent or Merger Subsidiary, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   SECTION 5.07. Further Action; Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and the Surviving Corporation shall use their best efforts to take all such action.

   SECTION 5.08. Public Announcements. Parent, Merger Subsidiary and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a securities exchange to which Parent or the Company is a party.

   SECTION 5.09. Financing. Parent shall ensure that it or Merger Subsidiary, as the case may be, has sufficient funds to acquire all the outstanding Shares in the Offer and the Merger and pay all related fees and expenses.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

   SECTION 6.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

      (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the shareholders of the Company to the extent required by the NYBCL and the Certificate of Incorporation and By-laws of the Company;

      (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of preventing or prohibiting consummation of the Merger or the effective operation of the business of the Company and the Subsidiaries after the Effective Time;

      (c) Offer. Merger Subsidiary or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Merger Subsidiary if, in breach of this Agreement or the terms of the Offer, Parent fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

   SECTION 7.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company:

      (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Merger Subsidiary and the Company at the direction of the Special Committee; or

      (b) by either Parent or the Company at the direction of the Special Committee if (i) the Effective Time shall not have occurred on or before March 31, 1998; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

      (c) by Parent, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Parent shall have terminated the Offer or permitted the Offer to expire in accordance with the terms of this Agreement without having accepted any Shares for payment thereunder, unless such termination or such expiration shall have been caused by or resulted from the failure of Parent or Merger Subsidiary to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Merger Subsidiary of any material representation or warranty of either of them contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Special Committee shall have withdrawn or modified in a manner adverse to Parent or Merger Subsidiary its approval or recommendation of the Offer, this Agreement or the Merger or shall have resolved to do any of the foregoing; or

      (d) by the Company, upon direction of the Special Committee, if due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent shall have (i) failed to commence the Offer within 30 days following the date of this Agreement or
   (ii) terminated the Offer or permitted the Offer to expire without having accepted any Shares for payment thereunder unless such termination or such expiration shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach by the Company of any material representation or warranty of it contained in this Agreement; or

      (e) by the Company, upon direction of the Special Committee, if any representation or warranty of Parent and Merger Subsidiary in this Agreement which is qualified as to materiality shall not be true and correct in all respects or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement; or Parent or Merger Subsidiary shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or Merger Subsidiary to be performed or complied with by it under this Agreement; or

      (f) by the Company, upon direction of the Special Committee, if the Special Committee shall have withdrawn or modified its approval or recommendation of the Offer, the Merger or this Agreement.

   SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in Section 8.01 and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

   SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective governing bodies (and, in the case of the Company, as approved by Special Committee) at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger, impose conditions to the Merger other than set forth in Section 6.01 or would otherwise amend or change the terms and conditions of the Merger in a manner adverse to the holders of the Shares (other than Parent and its affiliates) or would adversely affect the rights of the Indemnified Parties under Section 5.05. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   SECTION 7.04. Waiver. At any time prior to the Effective Time except as otherwise provided in this Agreement, any party hereto may by action taken by or on behalf of its governing body (i) extend the time for the performance of any obligation or other act of any other party hereto (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein, other than the Minimum Condition. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and, in the case of any extension or waiver by which the Company is to be bound, only if approved by the Special Committee.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

   SECTION 8.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that (i) the agreements set forth in Articles II and VIII and Section 5.05 shall survive the Effective Time indefinitely and
(ii) the agreements set forth in Article VIII shall survive the termination of this Agreement indefinitely.

   SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 8.02):

      if to Parent or Merger Subsidiary:

        Rexel S.A.
        25, rue de Clichy
        75009 Paris
        France
        Telecopier No: (33-1) 42.85.09.98
        Attention: General Counsel

      with a copy to:

        McDermott, Will & Emery
        50 Rockefeller Plaza
        New York, New York 10020
        Telecopier No: (212) 547-5444
        Attention: Joel A. Adler, Esq.

      if to the Company:

        Rexel, Inc.
        150 Alhambra Circle
        Coral Gables, Florida 33134
        Telecopier No: (305) 446-8128
        Attention: General Counsel

      with copies to:

        Hughes, Hubbard & Reed LLP
        One Battery Park Plaza
        New York, New York 10004
        Telecopier No: (212) 422-4726
        Attention: John Hoyns, Esq.

              and

        Skadden, Arps, Slate, Meagher & Flom LLP
        919 Third Avenue
        New York, New York 10022
        Telecopier No: (212) 735-2000
        Attention: Paul T. Schnell, Esq.

   SECTION 8.03. Certain Definitions. For purposes of this Agreement, the term:

      (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

      (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly
   (ii) which such person or any of its affiliates or associates has, directly or indirectly (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

      (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in the City of New York;

      (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

      (e) "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

      (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate congtrolled by the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

   SECTION 8.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

   SECTION 8.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Subsidiary may assign all or any of their rights and obligations hereunder to any wholly-owned subsidiary Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

   SECTION 8.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Section 2.07, Section 5.05 and Section
8.08 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

   SECTION 8.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   SECTION 8.08. Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not such transactions are consummated; provided, however, that the parties hereto agree that any fees and expenses incurred by the Special Committee shall be paid by the Company.

   SECTION 8.09. Governing Law. This Agreement and any disputes between the parties related thereto shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts of laws principle thereof). All actions and proceedings arising out of or relating to this Agreement shall be heard and exclusively determined in any New York state or federal court sitting in the County of New York and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding.

   SECTION 8.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 8.11. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   SECTION 8.12. Consent to Jurisdiction; Appointment of Agent for Service of Process. Parent hereby (a) irrevocably submits to the exclusive (except to the extent of an action to enforce a judgment relating hereto) jurisdiction of any New York State and Federal courts sitting in New York City with respect to such matters arising out of or relating hereto, (b) irrevocably agrees that all claims with respect to such action or proceeding may be heard and determined in such New York State or Federal court, (c) irrevocably waives the defense of an inconvenient forum, lack of personal jurisdiction and improper venue, (d) irrevocably consents to service of process upon it by mailing or delivering such service to its registered office at 25, rue de Clichy, 75009 Paris, France, (e) irrevocably agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (f) to the extent that it or its properties have or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise), waives such immunity in respect of its obligations under this Agreement. All parties hereto hereby irrevocably waive a trial by jury in any proceedings referred to in the preceding sentence.


   IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.